UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant
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VERA BRADLEY, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14(a)-6(i)(1) and 0-11.

Welcome to the Vera Bradley, Inc.

Annual Meeting of Shareholders

Dear Shareholder of Vera Bradley, Inc.:

You are cordially invited to attend the 2023 Annual Meeting of Shareholders of Vera Bradley, Inc., to be held at 8:00 a.m., Eastern Time, on May 25, 2023 at our Design Center at 12420 Stonebridge Road, Roanoke, IN 46783.

The attached Notice of 2023 Annual Meeting of Shareholders and Proxy Statement provide information concerning the matters to be considered and voted on at the Annual Meeting. Please take the time to carefully read each of the proposals.

Regardless of the number of shares you hold or whether you plan to attend the meeting in person, your vote is important. Accordingly, please vote your shares as soon as possible by following the instructions you received on your proxy card. Voting your shares prior to the Annual Meeting will not prevent you from voting your shares in person if you subsequently choose to attend the meeting.

To make it easier for you to vote, Internet and telephone voting are available. The instructions for voting via the Internet and telephone can be found on your proxy card.

Thank you for your continued support of Vera Bradley, Inc.

Sincerely,

Jacqueline M. Ardrey

President and Chief Executive Officer

April 21, 2023

NOTICE OF 2023 ANNUAL MEETING OF SHAREHOLDERS

Date:

May 25, 2023

Time:

8:00 a.m., Eastern Time

Place:

Vera Bradley Design Center

12420 Stonebridge Road Roanoke, IN 46783

Record Date:

March 31, 2023. You are entitled to vote at the Annual Meeting only if you were a shareholder at the close of business on the record date.

Items of Business:

To elect seven Directors for a one-year term to expire at the 2024 Annual Meeting of Shareholders; To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2024; To approve, on an advisory basis, the compensation of the Company’s named executive officers; To approve, on an advisory basis, the frequency of future advisory votes on the compensation of the Company’s named executive officers; To approve an amendment to the Company’s 2020 Equity Incentive Plan for an additional authorization of shares to be available for future issuance; and To transact any other business as may properly come before the meeting or at any adjournments or postponements thereof.

Proxy Voting: Shareholders of record may vote in person at the Annual Meeting in Roanoke, but may also appoint proxies to vote their shares in one of the following ways
Via Internet Cast your vote at www.proxyvote.com 24/7 until 11:59 p.m., Eastern Time on May 24, 2023
Via Phone Cast your vote by phone at 1-800-690-6903 24/7 until 11:59 p.m., Eastern Time on May 24, 2023
Via Mail Mark, sign, and date your proxy card and return it in the postage-paid envelope provided

Shareholders whose shares are held by a bank, broker, or other nominee (in “street name”) may instruct such record holders how to vote their shares. Any proxy may be revoked at any time prior to its exercise at the meeting by following the procedures described in the proxy solicitation materials. If you hold your shares in “street name” and wish to vote your shares in person at the Annual Meeting, you must obtain a legal proxy from your bank, broker, or other holder of record, giving you the right to vote the shares.

By Order of the Board of Directors,

Mark C. Dely

Corporate Secretary

April 21, 2023

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on May 25, 2023: This 2023 Proxy Statement and Notice of Annual Meeting of Shareholders and our Fiscal 2023 Annual Report are available in the “Investor Relations” section of our website at www.verabradley.com.

PROXY SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider, and we encourage you to read the entire Proxy Statement before voting.

FISCAL 2023 BUSINESS HIGHLIGHTS

Strategic Progress

We ended the fiscal year with consolidated revenues of $500 million. During the year, we began to see stabilization in our supply chain, diligently controlled our expenses, and carefully managed our cash.

Although fiscal 2023 had its challenges, we took actions that laid the groundwork to position the Company for the future.

On a corporate basis:

•

In the middle of the fiscal year, we collaboratively identified $25 million in annualized cost-reduction initiatives and efficiency processes. The expense savings were derived across various areas of the Company, including payroll reductions, retail store efficiencies, marketing expenses, information technology contracts and projects, professional services, and logistics and operational costs. Many of the savings were realized in fiscal 2023.

•

In January 2023, we further streamlined our corporate structure by eliminating the positions of Vera Bradley Brand President, Chief Creative Officer, and Chief Revenue Officer, and added the position of Chief Marketing Officer, designed to drive additional annual cost savings of approximately $2 million, add more focus on marketing and merchandising, and position the Company to deliver steady top- and bottom-line growth. These decisions were made in order to right-size our leadership team and cost structure for the size of our business, to address the continuing challenging macro environment, and to best position us to achieve our long-term strategic plans.

•	Subsequent to the end of fiscal 2023, in January 2023, we acquired the remaining 25% interest in Pura Vida from founders Griffin Thall and Paul Goodman for $10 million.

•

We continued to make investments in customer data science, business analytics, and pricing optimization, allowing us to collect and analyze data and make fact-based decisions to more efficiently run our business.

At the Vera Bradley brand:

•

We expanded our robust product innovation pipeline, including launching our Featherweight Collection; continued another year of iconic product collaborations, including with Disney, Harry Potter, and Crocs; and expanded our cozy, sleep, and outerwear collections.

•

We continued to strengthen and rationalize our store base. We opened five new factory stores and closed 19 underperforming full line stores and one factory store, ending the fiscal year with 51 full line and 79 factory locations. We also continued to expand options for customers to shop, such as enhancing our presence in third-party marketplaces and adding boutiques in select high-traffic airports.

At the Pura Vida brand:

•

We entered into several high-profile product collaborations, with brands such as Hello Kitty, Disney, and Harry Potter, and expanded our product offerings by launching our demi-fine collection and expanding our assortment of engravable jewelry, all designed to bring new customers to our brand.

•

We focused on building a more diverse, innovative, effective, and performance-based marketing program to drive Pura Vida e-commerce sales. We began the process of implementing a comprehensive customer data platform to build a single, coherent, complete view of each Pura Vida customer so that we can better target and personalize marketing and become less reliant on third-party marketing. This project is scheduled for

VERA BRADLEY, INC.	2023 Proxy Statement ● 1

Proxy Summary

completion this spring. We continued to engage our micro influencers, significantly expanded our TikTok presence, launched impactful ads on connected TV, optimized SMS, and aggressively explored other methods to effectively reach our customers.

•	We opened three new Pura Vida full line stores during the year, bringing our full line store count to four, which collectively are exceeding our expectations. These four stores are playing a role in driving new customer acquisition as we continue to diversify our marketing platforms, and they demonstrate the power a retail presence can have in driving digital sales, omni-channel loyalty, and spending.

FINANCIAL RESULTS

In the Company’s second quarter of fiscal 2020, Vera Bradley acquired a 75% interest in Creative Genius, Inc., which also operates under the name Pura Vida Bracelets (“Pura Vida”). Financial results for Pura Vida have been consolidated beginning July 17, 2019, the first full day following the acquisition. Figures prior to fiscal 2020 have not been restated to reflect the purchase transaction.

The graphs below provide a ‘‘snapshot’’ of our performance in accordance with accounting principles generally accepted in the United States (“GAAP”) in fiscal 2023 and the previous four fiscal years.

Fiscal 2023 items impacting comparability. During fiscal 2023, Vera Bradley, Inc. net loss was impacted by $67.4 million of after-tax charges including $40.6 million of goodwill and intangible asset impairment charges; $12.2 million of inventory adjustments associated with Pura Vida excess inventory and mask products, the exit of certain technology products, and discounted inventory, as well as PO cancellation fees; $7.4 million of severance, retention, and former CEO stock-based compensation charges associated with retirement; $3.3 million of consulting and professional fees primarily associated with cost savings initiatives, the CEO search, and strategic initiatives; $1.8 million for the amortization of definite-lived intangible assets; $1.0 million of store and right-of-use asset impairment charges; $0.8 million related to the new CEO sign-on bonus and relocation expenses; and $0.3 million of goodMRKT brand exit costs. Collectively, these charges negatively impacted EPS by approximately $2.14 in fiscal 2023. Refer to Notes 15 and 16 of the Notes to the Consolidated Financial Statements set forth in Part II, Item 8 of the Company’s Annual Report on Form 10-K for the fiscal year ended January 28, 2023 for additional information.

Fiscal 2022 items impacting comparability. During fiscal 2022, Vera Bradley, Inc. net income was impacted by $1.8 million of charges primarily related to the amortization of definite-lived intangible assets.

Fiscal 2021 items impacting comparability. During fiscal 2021, Vera Bradley, Inc. net income was impacted by $12.7 million of charges including after-tax charges of $4.8 million for amortization of definite-lived intangible assets; $4.5 million of store impairment charges; $2.1 million of technology-related re-platforming charges (“Project Novus”); $1.1 million of COVID-19-related charges including the cancellation of certain purchase orders and certain department store exit costs; and $0.2 million for an adjustment upon payment of the earn-out liability associated with the Pura Vida transaction. These charges negatively impacted diluted EPS by approximately $0.38 in fiscal 2021. The COVID-19 pandemic significantly impacted our operating results for the year.

Fiscal 2020 items impacting comparability. During fiscal 2020, Vera Bradley, Inc. net income was impacted by $12.1 million of charges including after-tax Pura Vida purchase-related net charges of $9.7 million and after-tax charges of $2.4 million related to Project Novus, while net revenues were positively impacted by $65.9 million of incremental revenue attributable to Pura Vida. The Pura Vida purchase-related net charges and the Project Novus charges negatively impacted diluted EPS by approximately $0.35 in fiscal 2020. Refer to Note 16 of the Notes to the Consolidated Financial Statements set forth in Part II, Item 8 of the Company’s Annual Report on Form 10-K for the fiscal year ended February 1, 2020 for additional information.

2 ● 2023 Proxy Statement	VERA BRADLEY, INC.

Proxy Summary

Corporate Responsibility and our Environmental, Social, and Governance Efforts

Every day, we have the opportunity to inspire and connect with our devoted customers through our two iconic lifestyle brands, dedicated associates, innovative products, diverse communities, and global efforts. We strive to create a Company that is a great place to work, shop, and invest. ENSURING GOOD GOVERNANCE, CARING FOR PEOPLE, AND CARING FOR OUR PLANET are just some of the ways we do this.

Our Corporate Responsibility and Sustainability Report outlines details about the progress we have made related to our many environmental, social, and governance (“ESG”) initiatives and our plans going forward. This report can be found on verabradley.com/ESG, and as we continue on our ESG journey, we will update you on our progress.

Last year, among other things, we continued to foster sound corporate governance policies; further developed and engaged our nearly 2,200 associates; and elevated our efforts on responsible sourcing, product safety, and climate change. We are proud to once again be recognized by Forbes as one of America’s Best Mid-Size Employers.

At both brands, we are embarking on Project Restoration and will focus on four key pillars – Consumer, Brand, Product, and Channel – to drive this long-term profitable growth. As we restore our brands to health and drive transformation of our Company, we remain committed to being a positive force in the ESG movement. We will take the opportunity this year to diligently reexamine all areas of our ESG efforts, assuring we are devoting the appropriate resources and making the right strategic investments in the ESG areas that are most impactful to our stakeholders — our customers, our associates, our shareholders, and our communities.

EXECUTIVE COMPENSATION

Sound program design. We have designed our executive officer compensation programs to attract, motivate, and retain the key executives who drive our success. Pay that reflects performance and alignment with the interests of long-term shareholders are key principles. We achieve our objectives through compensation that:

•	Provides a competitive total pay opportunity;

•	Links a significant portion of total compensation to performance that we believe will create long-term shareholder value;

•	Enhances retention by subjecting a meaningful portion of total compensation to multi-year vesting; and

•	Does not encourage unnecessary and excessive risk taking.

Pay practices. We believe that appropriate corporate governance of our executive compensation program is enhanced by a number of practices, including use by the Compensation Committee of its own independent consultant and compensation tools, the absence of tax gross-ups in any of our compensation programs (including no excise tax gross-ups), and stock ownership guidelines applicable to directors and officers that align shareholder interests by requiring executives to own stock in the Company.

Pay for performance. Our compensation program allows our Compensation Committee to determine pay based on a comprehensive view of quantitative and qualitative factors designed to produce long-term

VERA BRADLEY, INC.	2023 Proxy Statement ● 3

Proxy Summary

business success. The correlation between our financial results and executive officer compensation awarded, as described in the “Executive Compensation Discussion and Analysis” or “CD&A” which follows in this proxy statement, aligns the interests of our executive officers with those of the Company. Specifically in fiscal 2023:

•	The Company’s earnings per share, revenue, and operating income were down compared to the prior year, resulting in reduced payouts under the Company’s long-term and short-term incentive plans.

•

The Company achieved below-threshold levels for Vera Bradley Brand, Pura Vida Brand, and Enterprise net revenue metrics. Vera Bradley Brand, Pura Vida Brand, and Enterprise net operating income threshold levels similarly were not achieved. Therefore, there were no payouts for any of these elements of the Company’s short-term incentive plans.

•

The Company achieved below-threshold levels of its adjusted EPS metric for the fiscal 2023 performance year and of the prior-year performance-based restricted stock unit grants. No long-term incentive was earned for these performance grants.

•

In addition to financial goals, the annual incentive opportunity included key strategic objectives tied to our Vera Bradley, Inc. long-term strategic plan and intended to focus the team on making progress towards the Company’s strategic objectives. These strategic objectives paid out at 75% for the Vera Bradley Brand program, 75% for the Pura Vida Brand program and 100% for the Enterprise program, as described herein.

•	Grants under the Company’s fiscal 2023 Plans vest over a three-year period to promote retention and long-term thinking.

CORPORATE GOVERNANCE HIGHLIGHTS

Our governance principles and practices include a number of policies and structures that we believe are “best practices” in corporate governance, including:

•	Election of Directors for one-year terms;

•	Appointment of a Lead Independent Director who participates in the process of preparing meeting agendas and schedules and presides over executive sessions of each Board meeting;

•	Separation of Chair of the Board and Chief Executive Officer (“CEO”) roles;

•	Holding executive sessions with only independent directors present at each meeting of the Board;

•	Minimum stock ownership guidelines applicable to directors and executive officers;
•	Holding requirements for equity grants made to directors and executive officers until minimum stock ownership guidelines are met;

•	Policies prohibiting hedging, pledging, and other problematic transactions involving Company securities by executive officers, directors, and key employees;

•	Practice of no excise tax gross-ups for directors and executive officers;

•	Allowing shareholders to unilaterally amend our bylaws; and

•	Inclusion of double triggers for Severance Plan benefits upon a change in control.

4 ● 2023 Proxy Statement	VERA BRADLEY, INC.

Proxy Summary

SHAREHOLDER ENGAGEMENT

The Board maintains a process for shareholders and interested parties to communicate with the Board. Shareholders and interested parties may write or email our Board as provided below:

Write: Corporate Secretary Vera Bradley, Inc. 12420 Stonebridge Road Roanoke, Indiana 46783

Internet: http://investors.verabradley.com/corporate-governance/contact-the-board or http://investors.verabradley.com/contact-us

Email: investorrelations@verabradley.com

We understand the importance of a robust shareholder engagement program. To that end, our Chief Executive Officer and appropriate members of management routinely attend meetings with shareholders and investor conferences, as well as regular meetings with institutional shareholders. Our meetings and interactions with shareholders are designed to help us better understand how our shareholders perceive Vera Bradley and to provide our shareholders an opportunity to discuss matters that they believe deserve attention. We believe our engagement has been productive and provides an open exchange of ideas and perspectives for both our shareholders and us.

QUESTIONS AND ANSWERS

See “Questions and Answers” on page 50 for additional information.

Please see the Questions and Answers section beginning on page 50 for important information about the proxy materials, voting, the Annual Meeting, Vera Bradley documents, communications, and the deadlines to submit shareholder proposals for the 2024 Annual Meeting of Shareholders.

Note about forward-looking statements

Certain statements in this proxy statement, other than purely historical information, which may include estimates, projections, statements relating to our business plans, objectives, and expected operating results and the assumptions upon which those statements are based, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may appear throughout this Proxy Statement, including without limitation, this Proxy Summary and “Executive Compensation Discussion and Analysis.” These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. A detailed discussion of risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in the section titled “Risk Factors” of our Forms 10-K and 10-Q. Additional risks and uncertainties not currently known to us, or that we currently deem to be immaterial, also may materially impact such forward-looking statements. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

VERA BRADLEY, INC.	2023 Proxy Statement ● 5

PROPOSAL NO. 1

ELECTION OF DIRECTORS

VOTE REQUIRED AND BOARD RECOMMENDATION

The Company’s directors are elected for one-year terms, and below are the Directors nominated for election by shareholders at this year’s annual shareholders’ meeting. The Board recommends a vote “FOR” each of the Directors. Each Director nominee will be elected by a plurality of votes cast, which means that the nominees receiving the highest number of votes will be elected as directors. Abstentions and broker non-votes will have no effect on the vote.

NAME AND OCCUPATION	AGE	DIRECTOR SINCE	INDEPENDENT (Y/N)	OTHER PUBLIC BOARDS

Jacqueline Ardrey President and Chief Executive Officer, Vera Bradley, Inc.	54	2022	N	—

Barbara Bradley Baekgaard Co-Founder, Vera Bradley, Inc.	84	1982	N	—

Kristina Cashman Former Chief Financial Officer, several restaurant companies	56	2020	Y	1

Robert J. Hall President, Green Gable Partners	64	2007	N	—

Mary Lou Kelley Retired President, E-Commerce for Best Buy	62	2015	Y	2

Frances P. Philip Retired Chief Merchandising Officer, L.L. Bean, Inc.	65	2011	Y	2

Carrie M. Tharp VP, Retail and Consumer, Google Cloud	42	2020	Y	—

Additional information regarding each director nominee follows below.

The Board of Directors has no reason to believe that any of the nominees will be unable to serve as a director. If, however, any nominee becomes unable to serve as a director prior to the Annual Meeting, the proxies will have discretionary authority to vote for a substitute nominee. Unless authority to do so is withheld, the persons named as proxies will vote “FOR” the election of the nominees.

VERA BRADLEY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF THE ABOVE-LISTED NOMINEES TO THE BOARD OF DIRECTORS.

VERA BRADLEY, INC.	2023 Proxy Statement ● 1

PROPOSAL NO. 1 Election of Directors

THE BOARD OF DIRECTORS

DIRECTOR QUALIFICATIONS AND SELECTION PROCESS

Each year at the Company’s annual meeting of shareholders, the Board recommends a slate of director nominees for election by shareholders. In addition, the Board fills vacancies on the Board when necessary or appropriate. The Board’s recommendations or determinations are based on the recommendations of, and information supplied by, the Nominating, Corporate Governance and Sustainability Committee as to the suitability of each individual and, where applicable, the slate as a whole to serve as directors, taking into account the criteria described below and other factors, including the requirements for Board committee membership.

The Nominating, Corporate Governance and Sustainability Committee is responsible for, among other things, reviewing on an annual basis the appropriate skills and characteristics required of directors in the context of prevailing business conditions and for making recommendations regarding the size and composition of the Board. The objective is a Board that brings to the Company a variety of perspectives and skills that are derived from high-quality business and professional experience and that are aligned with the Company’s strategic objectives. The Board has determined the most effective size of the Board currently to be seven to nine members and, effective at the Annual Meeting, has set the number of directors at seven.

Nominees for the Board must be committed to enhancing long-term shareholder value and possess a high level of personal and professional ethics, sound business judgment, appropriate experience and achievements, personal character, and integrity. Board members are expected to understand our business and the industry in which we operate, regularly attend Board and relevant committee meetings, participate in meetings and decision-making processes in an objective and constructive manner and be available to advise our officers and management. Evaluations of candidates generally involve a review of background materials, internal discussions, and interviews with selected candidates, as appropriate. Upon selection of a qualified candidate, the Nominating, Corporate Governance and Sustainability Committee recommends the candidate to the Board.

The Board also seeks members from diverse backgrounds so that the Board consists of members with a broad spectrum of experience and expertise and with a reputation for integrity. As a company founded by women, for women, the Company is thrilled to have six strong, accomplished women serve on our Board of Directors. With 78% current female board membership, Vera Bradley is one of only a few public companies with such high female representation Below is a chart depicting the Board’s diversity statistics as of April 21, 2023:

BOARD DIVERSITY MATRIX

TOTAL NUMBER OF DIRECTORS: 9(1)

	FEMALE	MALE	NON- BINARY	DID NOT DISCLOSE GENDER

Part I: Gender Identity

Directors	7	2

Part II: Demographic Background

African American or Black	1

Alaskan Native or Native American

Asian

Hispanic or Latinx

Native Hawaiian or Pacific Islander

White	6	2

Two or More Races or Ethnicities

LGBTQ+

Did Not Disclose Demographic Background
(1)	One female, Ms. Twine, and one male, Mr. Schmults, are not standing for re-election.

The Nominating, Corporate Governance and Sustainability Committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees. In recommending nominees, the Nominating, Corporate Governance and Sustainability Committee considers nominees recommended by the Company’s shareholders in the same manner as described above provided any such shareholder follows the procedures set forth in the Company’s bylaws.

2 ● 2023 Proxy Statement	VERA BRADLEY, INC.

PROPOSAL NO. 1 Election of Directors

DIRECTOR NOMINEES FOR ELECTION AT THE 2023 ANNUAL MEETING

Jacqueline Ardrey	Age(1) 54
President and CEO	Director Since 2022

Ms. Ardrey joined Vera Bradley as its President and Chief Executive Officer in November 2022. At that same time she also joined the Company’s Board of Directors. Between 2018 and October 2022, she held the post of President at home furnishings and seasonal décor catalog retailer Grandin Road, part of the Qurate Retail Group. In 2017 and 2018, Ms. Ardrey was CEO of home furnishings and seasonal décor retailer, Trading Company Holdings. Prior to that, she was Founder and CEO of Oregon Home Gourmet and Senior Vice President of Merchandising and Supply Chain for iconic omnichannel gourmet food and gifting brand Harry and David. Previously, she spent 14 years at multi-channel high-end children’s retailer Hanna Andersson in various roles of increasing responsibility, including Senior Vice President of Merchandising, Design, and Wholesale. Ms. Ardrey began her retail career with the May Company.

Qualifications: Ms. Ardrey is an accomplished, results-oriented leader with over 25 years of experience in multi-channel retail enterprises. She has demonstrated success in motivating and coaching teams through strategic change while consistently delivering results. She has a deep background in strategic planning and execution; brand positioning; product development; buying and merchandising; inventory management; planning and allocation; and financial planning and analysis.

Barbara Bradley Baekgaard	Age(1) 84
Co-Founder	Director Since 1982

Ms. Baekgaard co-founded Vera Bradley in 1982. From 1982 through June 2010, she served as Co-President, and in May 2010, she was appointed Chief Creative Officer. In 2017, Ms. Baekgaard became emeritus from the Chief Creative Officer but still serves as an active brand ambassador for the Vera Bradley brand. She currently serves as a board member of the Indiana University Melvin and Bren Simon Cancer Center Development Board and the Vera Bradley Foundation for Breast Cancer.

Qualifications: As Co-Founder of Vera Bradley, Ms. Baekgaard serves a key leadership role on our Board of Directors and provides the Board with a broad array of institutional knowledge and historical perspective. Since our founding, Ms. Baekgaard has provided leadership and strategic direction in our brand’s development by providing creative vision to areas such as marketing, product design, assortment planning, and the design and visual merchandising of our stores.

Kristina Cashman	Age(1) 56
Director Since 2020

Since 2019, Ms. Cashman has served as President and Chief Executive Officer of Cashman Restaurant & Retail Consulting. Ms. Cashman’s prior experience includes Chief Financial Officer, Upward Projects, LLC from 2018 to 2019; Chief Financial Officer, Hopdoddy Burger Bar, Inc. from 2014 to 2018; President of Guy and Larry Restaurants, Inc. from 2011 to 2014; Chief Financial Officer of Eddie V’s Restaurants, Inc. from 2006 through 2011; and Chief Financial Officer and Secretary of P.F. Chang’s China Bistro, Inc. from 2001 to 2006.

Ms. Cashman serves as a director of and Chair of the Audit Committee for publicly-held Basset Furniture Industries, Inc. and privately-held Munchkin, Inc., an infant and toddler lifestyle brand.

Qualifications: Ms. Cashman brings to the Board of Directors particular knowledge and experience in finance, accounting, tax, and capital structure, as well as strategic planning, real estate strategy and selection, operations, and incentive compensation plan development.

VERA BRADLEY, INC.	2023 Proxy Statement ● 3

PROPOSAL NO. 1 Election of Directors

Robert J. Hall	Age(1) 64
Chair	Director Since 2007

Mr. Hall has served as Chair of the Board since September 2010. Mr. Hall is the President of Green Gables Partners, a private investment firm that he founded in 2010. Prior to founding Green Gables, Mr. Hall started Andesite Holdings, a private equity firm, where he served as principal from 2007 to 2014. Mr. Hall served as an Executive Director for UBS Financial Services from 2000 to 2007.

Mr. Hall serves as a director of FlyLow Gear Co., a privately-held manufacturer of outerwear; a director of Glade Optics, a privately-held retailer of ski goggles and casual apparel and accessories; and Co-Chair of the U.S. Biathlon Association.

Qualifications: Mr. Hall provides our Board of Directors with insight and perspective on general strategic and financial matters stemming from his extensive experience in investment banking, investment management, financial planning, and private placements.

Mary Lou Kelley	Age(1) 62
Director Since 2015

Ms. Kelley served as President, E-Commerce for electronics retailer Best Buy from April 2014 through March 2017. Prior to joining Best Buy, Ms. Kelley served as Senior Vice President, E-Commerce for Chico’s FAS Inc. from June 2010 to March 2014. Ms. Kelley formerly held the posts of Vice President of Retail Real Estate and Marketing and Vice President of E-Commerce for L.L. Bean.

Ms. Kelley serves on the public company boards of YETI Holdings, Inc. a premium cooler and drinkware company, and Finning International, the world’s largest Caterpillar equipment dealer with operations in Canada, South America, the United Kingdom, and Ireland. She also is an advisor to the Board of Directors and senior leadership of Falabella Retail, the largest department store retailer in South America.

Qualifications: Ms. Kelley has deep capabilities in developing retail omni-channel experience, as well as e-commerce, marketing, and strategic planning. She provides insight and counsel on a variety of issues as the Company continues to pursue our long-term strategic plan, which includes elevating our digital-first strategy and our marketing efforts.

Frances P. Philip	Age(1) 65
Director Since 2011

Ms. Philip assumed the role of Lead Independent Director in May 2022.

From 1994 to 2011, Ms. Philip held positions of increasing responsibility at L.L. Bean, Inc., a privately-held outdoor apparel and equipment retailer based in Freeport, Maine, including Chief Merchandising Officer from 2002 to 2011. Prior to working at L.L. Bean, Ms. Philip was one of three principals who launched the innovative fresh flower catalog, Calyx & Corolla, and she served in a variety of roles with other specialty retailers, including The Nature Company, Williams-Sonoma, and The Gap.

Ms. Philip also serves on the boards of Coats Group plc., a UK-based company traded on the London Stock Exchange that is the world’s leading industrial thread company; publicly-held Vista Outdoor, Inc., a leading global designer, manufacturer and marketer of consumer products in the outdoor sports and recreation markets; Sea Bags, a privately-held manufacturer and retailer of handcrafted tote bags and accessories made from recycled sails; and Totes-Isotoner Corporation, a privately-held international umbrella, footwear, and cold-weather accessory supplier.

Qualifications: Ms. Philip brings to our Board of Directors extensive experience in product design and development, multi-channel merchandising, branding, marketing, creative, and the retail and consumer products industry.

4 ● 2023 Proxy Statement	VERA BRADLEY, INC.

PROPOSAL NO. 1 Election of Directors

Carrie M. Tharp	Age(1) 42
Director Since 2020

Ms. Tharp has served as Vice President, Retail and Consumer, for Google Cloud, a global cloud provider since August 2019. Between October 2016 and July 2019, she was Executive Vice President, Chief Digital Officer of luxury retailer Neiman Marcus Group and served as Interim Neiman Marcus Brand President from January 2019 until July 2019. Neiman Marcus filed for Chapter 11 bankruptcy in May 2020. From June 2013 until September 2016, Ms. Tharp served as Senior Vice President, Chief Marketing Officer and Head of eCommerce for Fossil Group, a multi-brand watch and accessories business. Prior to that, she held various management positions with Travelocity and Dean Foods.

Ms. Tharp is a member of the board of privately-held premier off-price, ecommerce company, Rue Gilt Groupe, Inc.

Qualifications: Ms. Tharp has extensive omni-channel retail experience, including in the handbag and accessories categories; a track record of growth and profit performance improvement; and expertise in e-commerce, marketing with vertically integrated consumer brands, brand management, digital fluency, social media, customer insights, analytics, customer strategy, and omni-channel retailing.

(1)	Represents age as of the Annual Meeting date.

VERA BRADLEY, INC.	2023 Proxy Statement ● 5

Corporate Governance

CORPORATE GOVERNANCE

We believe corporate governance should promote the long-term interests of our shareholders, as well as maintain internal checks and balances, strengthen management accountability, engender public trust, and foster responsible decision making and accountability. We continue to strengthen existing governance practices and develop new policies that make us a better company. To that end, the following policies and practices are used to guide and regulate various actions, in addition to the Company’s Articles of Incorporation and Bylaws.

CORPORATE GOVERNANCE GUIDELINES

Our Corporate Governance Guidelines set out various rules and principles for self-governance and address such matters as Board composition and structure, duties and responsibilities of directors and the Board and the duties of the Lead Independent Director, among other matters.

CONFLICT OF INTEREST AND BUSINESS ETHICS POLICY

We believe that credibility, integrity, trustworthiness, and our core values are critical components of the current and future success of our business. Our Conflict of Interest and Business Ethics Policy is intended to help uphold high ethical standards in all of our operations by promoting ethical conduct and compliance with applicable laws, rules, regulations, and standards. Our Board recognizes that no code of ethics can replace the thoughtful behavior of an ethical director or employee, but such a Code can provide guidance to help recognize and deal with ethical issues and to foster a culture of accountability.

CODE OF ETHICS FOR SENIOR FINANCIAL OFFICERS

In addition to being subject to the Conflict of Interest and Business Ethics Policy, our CEO, Chief Financial Officer (“CFO”), and Corporate Controller and Treasurer are also subject to our Code of Ethics for Senior Financial Officers. We will disclose on our website (www.verbradley.com) any amendment to, or waiver from, a provision of the Conflict of Interest and Business Ethics Policy or the Code of Ethics for Senior Financial Officers that applies to our CEO, CFO, Corporate Controller and Treasurer, or persons performing similar functions and that relates to:

•	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships.

•	Full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with the SEC and in other public communications we make.
•	Compliance with applicable governmental laws, rules, and regulations.

•	The prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code.

•	Accountability for adherence to the Code.

RISK OVERSIGHT

Our Board has and exercises ultimate oversight responsibility with respect to enterprise risk assessment and to the management of the strategic, operational, financial, and legal risks facing our Company and its operations and financial condition. The Board is involved in setting our business and financial strategies and establishing what constitutes the appropriate level of risk for us and our business segments. Various committees of the Board provide assistance to the Board in its oversight of, among other things, risk assessment and risk management. The Board also monitors the process by which risk assessment and management is developed and implemented by management and reported to the full Board.

Our Audit Committee assists the Board in its oversight of our policies relating to risk assessment and risk management generally, with particular focus on our management of major financial risk exposures.

Our Compensation Committee assists the Board in assessing the nature and degree of risk that may be created by our compensation policies and practices to ensure both their appropriateness in terms of the level of risk-taking and consistency with our business strategies. In conjunction with its assessment, the Committee, with the assistance of independent consultants and independent compensation resources, reviews our compensation policies and practices. That review encompasses each of our incentive plans, eligible participants, performance measurements, parties responsible for certifying performance achievement and sums that could be earned, including caps on the amount of bonus and performance share units that can be earned.

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Corporate Governance

STOCK OWNERSHIP GUIDELINES

Our Board of Directors has adopted stock ownership guidelines for directors, executive officers, and other senior executives. These guidelines are a means to motivate directors and executives to perpetuate enduring shareholder value and to ensure that the interests of directors and executives are aligned with those of shareholders.

The stock ownership guidelines require that all non-employee directors own share units (as defined below) of the Company’s common stock with a value equal to four times the annual cash retainer, or $198,000 in fiscal 2023. Until such time as a director has attained the applicable share ownership guideline, he or she is expected to retain share units awarded to him or her by the Company, with certain allowances to sell in order to meet tax obligations. The guideline is automatically revised in the event that the annual retainer is changed.

The CEO is required to hold share units with a value equal to four times her annual base salary rate, or $3,400,000 in fiscal 2023. The guideline is automatically revised in the event the CEO’s annual base salary rate changes. Certain executive officers, as determined by the Compensation Committee, are required to hold share units with a value equal to two times their annual base salary rate. Until such time as the CEO or another officer covered by the guidelines has attained the applicable share ownership guideline, they are expected to retain the share units awarded to him or her by the Company, with certain allowances to sell in order to meet tax obligations.

The guidelines define a “share unit” as each share of Vera Bradley common stock beneficially owned, including shares of restricted stock and restricted stock units (but excluding any stock options). Both vested and unvested shares of restricted stock and restricted stock units are included in calculating share units. Unvested equity awards subject to performance criteria are included at achieved performance levels for completed performance years and at estimated performance levels for incomplete performance years. All directors and officers subject to the stock ownership guidelines were in compliance with the guidelines as of March 31, 2023.

HEDGING, DERIVATIVES AND PLEDGING

The Company has adopted an Insider Trading Policy, which, among other things, prohibits directors and employees from:

•

Entering into hedging (making an investment to reduce the risk of adverse price movements or to offset potential losses/gains in a Company security) or other monetization transactions or similar arrangements with respect to the Company’s securities.

•	Engaging in transactions in publicly-traded options on Company securities (such as puts, calls, and other derivative securities).

•	Entering into pledging arrangements with respect to Company securities.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee as of January 28, 2023 were Frances P. Philip, Edward M. Schmults, and Carrie M. Tharp. None of the members of the Compensation Committee are now serving or previously have served as employees or officers of the Company or any subsidiary, nor has any member of the Compensation Committee engaged in any related party transaction with the Company. None of the Company’s executive officers serve as directors of, or in any compensation-related capacity for, companies with which members of the Compensation Committee are affiliated.

POLICY ON RELATED PARTY TRANSACTIONS

In accordance with the rules of The NASDAQ Stock Market and our Audit Committee Charter, our Audit Committee reviews and, prior to consummation, approves any transaction, arrangement, or relationship in which the Company is a participant; the amount involved exceeds $120,000; and one of our executive officers, directors, director nominees, or 5% or greater shareholders (or their immediate family members) (each, a “related party”) has a direct or indirect material interest. Based on its consideration of all relevant facts and circumstances, the Audit Committee decides whether or not to approve the particular transaction and will generally approve only those transactions that are on terms no less favorable to us than those that we could obtain from unaffiliated third parties and have terms and conditions that are reasonable and customary.

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Corporate Governance

RELATED PARTY TRANSACTIONS FOR FISCAL 2023

Certain Employees of the Company. Doug Wallstrom, the brother of Robert Wallstrom, is employed by us as our Photography Studio Director. In fiscal 2023, he earned compensation of $161,195 and received a restricted stock grant in the amount of $7,500 in connection with his employment.

Vera Bradley Foundation for Breast Cancer. The Company routinely makes charitable contributions to the Vera Bradley Foundation for Breast Cancer (the “Foundation”) and also provides employees and office space to the Foundation. The Foundation was founded by the co-founders of the Company, Barbara Bradley Baekgaard and Patricia R. Miller. Ms. Baekgaard is an employee and director of the Company, and Ms. Miller was a director of the Company until August 2019. Each serves on the board of directors of the Foundation. In addition, P. Michael Miller, a former director of the Company, serves on the board of directors of the Foundation. There were approximately $191,000 of Company contributions made to the Foundation in fiscal 2023.

FAMILY RELATIONSHIPS

Barbara Bradley Baekgaard and Patricia Miller founded the Company in 1982 in Fort Wayne, Indiana. Ms. Baekgaard is an employee and director of the Company. Robert J. Hall, our Chair, is the son-in-law of Ms. Baekgaard.

COPIES OF GOVERNANCE DOCUMENTS

You may view the following documents at http://investors.verabradley.com/corporate-governance (please note that our website is not a part of this proxy statement):

•	Corporate Governance Guidelines

•	Conflicts of Interest and Business Ethics Policy

•	Code of Ethics for Senior Financial Officers

•	Insider Trading Policy

•	Stock Ownership Guidelines

•	Disclosure Policy

8 ● 2023 Proxy Statement	VERA BRADLEY, INC.

The Board and its Committees

THE BOARD AND ITS COMMITTEES

BOARD RESPONSIBILITIES

Being elected to serve on the Board of Directors is a high honor and privilege, and one that carries with it a serious responsibility to serve the interests of the Company and its shareholders. It is our desire that all Board members conduct themselves and perform their duties in an exemplary fashion, commensurate with the position of leadership that has been bestowed upon them by the shareholders.

Each Board member has the following basic responsibilities:

•	To support the mission and purpose of the Company, and to abide by its Articles of Incorporation, Bylaws, and policies.

•	To be diligent in preparation for, attendance at, and participation in Board meetings and related activities on behalf of the Company.

•	To ensure that the financial and business affairs of the Company are, to the best of the Board member’s awareness, managed in a responsible manner.

•	To act always in good faith and in the best interest of the Company, above any personal interest.

•	To maintain the confidentiality of sensitive or proprietary information obtained as a result of Board service.

The primary duties of the Board include maximizing long-term shareholder value, by:

•	Ensuring that the Company operates in a legal, ethical, and socially responsible manner.

•

Selecting, evaluating, and offering substantive advice and counsel to the CEO and working with the CEO to develop effective measurement systems that will evaluate and determine the Company’s degree of success in creating long-term economic value for its shareholders.

•	Reviewing, approving, and monitoring fundamental financial and business strategies and major corporate actions.

•	Overseeing the Company’s capital structure and financial policies and practices.
•	Assessing major risks facing the Company and reviewing options for their mitigation.

•	Providing counsel and oversight on the selection, evaluation, development, and compensation of executive officers and providing critical and candid feedback on their performance.

BOARD INDEPENDENCE

A majority of our directors are independent of the Company and management. The Board (with the input of the Nominating, Corporate Governance and Sustainability Committee) has evaluated all business and charitable relationships between the Company and the Company’s current non-employee directors and nominees for election at the May 2023 Annual Meeting and all other relevant facts and circumstances. As a result of the evaluation, the Board determined, as required by the Company’s Corporate Governance Guidelines, that the following non-employee directors or nominees are “independent” as defined by the standards for director independence established and described below: Kristina Cashman, Mary Lou Kelley, Frances P. Philip, and Carrie M. Tharp. Under these same standards, the Board of Directors has determined that Jacqueline Ardrey, Barbara Bradley Baekgaard, and Robert J. Hall are not independent. Current directors Edward Schmults and Nancy R. Twine, who are not standing for re-election at the May Annual Meeting, were also determined to be independent.

Under the corporate governance requirements of The NASDAQ Stock Market (“NASDAQ”) our Board of Directors has a responsibility to make an affirmative determination that our directors serving as independent directors have no relationships with the Company that would impair their independence. Subject to some exceptions, the standards for independent directors established by NASDAQ and the Securities and Exchange Commission (“SEC”) generally provide that a non-employee director will not be independent if (a) the director is, or in the past three years has been, an employee of the Company; (b) the director or a member of the director’s immediate family is, or in the past three years has been, an executive officer of the Company; (c) the director or a member of the director’s immediate family has, in the past three years, received more than $120,000 per year in direct compensation from the Company (other than for service as a director or, for the

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The Board and its Committees

immediate family member, as a non-executive employee); (d) the director is an employee, or the director or a member of the director’s immediate family is employed as a partner, of Deloitte & Touche LLP, the Company’s independent registered public accountants, or the director has an immediate family member who is a current employee of such firm and works in any capacity on the Company’s audit, or the director or an immediate family member was within the last three years a partner or employee of such firm and personally worked on the Company’s audit within that time; (e) the director or a member of the director’s immediate family is, or in the past three years has been, employed as an executive officer of a company where a Vera Bradley executive officer at the same time serves or served on the compensation committee; or (f) the director is an employee, or a member of the director’s immediate family is an executive officer, of a company that makes payments to, or receives payments from, Vera Bradley in an amount which, in any twelve-month period during the past three years, exceeds the greater of $200,000 or five percent of the consolidated gross revenues of the company receiving the payment.

The Company’s Corporate Governance Guidelines require that the independent directors meet in executive session at each regular meeting of the Board and, in fiscal 2023, they met in executive session during each regular meeting for a total of four times. These executive sessions are chaired by the Lead Independent Director, Ms. Philip.

BOARD LEADERSHIP STRUCTURE AND LEAD INDEPENDENT DIRECTOR

Our Board of Directors believes that one of its most important functions is to protect shareholders’ interests through independent oversight of management, including the CEO; however, the Board of Directors does not believe that effective management oversight necessarily mandates a particular management structure, such as a separation of the role and identities of the Chair of the Board of Directors and CEO. The Board considers it important to retain flexibility to exercise its judgment as to the most appropriate management structure for us, based on the particular circumstances facing us from time to time. Currently, the positions of Chair of the Board of Directors and CEO are held by separate persons.

John E. Kyees served as the Lead Independent Director from 2011 until his retirement from the Board in May 2022. Upon his retirement, Frances P. Philip assumed the role as Lead Independent Director. Pursuant to the Company’s Corporate Governance Guidelines, the lead director is an independent director who is elected from time to time, but not less frequently than annually, by the affirmative vote of a majority of the independent directors. The Lead Independent Director, among other things, chairs executive sessions of the independent directors, reviews the meeting agenda with our CEO, leads the discussion with our CEO following the independent directors’ executive sessions, ensures that the Board’s individual group and committee self-assessments are done annually and leads periodic discussions with other Board members and management concerning the Board’s information needs. The Board believes this structure allows all of the independent directors to participate in the full range of the Board’s responsibilities with respect to its oversight of the Company’s management. The Board of Directors has determined that this leadership structure is appropriate given the size and complexity of the Company, the number of directors overseeing the Company, and the Board of Directors’ oversight responsibilities. Further, the Board of Directors believes that these responsibilities appropriately and effectively complement the roles of our Chair of the Board and CEO.

STANDING COMMITTEES AND MEETINGS OF THE BOARD

Our Board of Directors has established an Audit Committee; a Compensation Committee; and a Nominating, Corporate Governance and Sustainability Committee. Only independent directors are members of these three committees.

Our Board of Directors held seven meetings during fiscal 2023, and each of our directors attended at least 75% of the total number of meetings of the Board and at least 75% of the committees of the Board of which such director was a member held during the period in which such director served. Directors are encouraged to attend our annual meetings of shareholders, and all directors serving at that time attended the annual shareholders meeting held on May 26, 2022.

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The Board and its Committees

CURRENT COMMITTEE MEMBERSHIP

COMMITTEE	INDEPENDENT MEMBERS	CHAIR

Audit	Kristina Cashman	●
Mary Lou Kelley
Edward M. Schmults*
Nancy R. Twine*

Compensation	Edward M. Schmults*	●

Frances P. Philip

Carrie M. Tharp

Nominating, Corporate Governance and Sustainability	Frances P. Philip Mary Lou Kelley Nancy R. Twine*	●

*	Not standing for re-election at the Annual Meeting

Audit Committee. Our Audit Committee reviews and recommends to the Board of Directors internal accounting and financial controls, accounting principles and auditing practices to be employed in the preparation and review of our financial statements. In addition, our Audit Committee has the authority to engage, oversee and dismiss public accountants to audit our annual financial statements and determine the scope of the audit to be undertaken by such accountants. Our Audit Committee also reviews the fairness of related party transactions and assists the Board in managing enterprise risk and capital spending. The Board of Directors has determined that both Kristina Cashman, the Chair of the Audit Committee, and John E. Kyees, former chair and former member of the Audit Committee are both “audit committee financial experts” (as defined by Item 407(d)(5)(ii) of Regulation S-K) and are “independent” (under the definitions and interpretations of NASDAQ Stock Market), in accordance with the rules of The NASDAQ Stock Market. The Audit Committee met ten times in fiscal 2023.

Compensation Committee. Our Compensation Committee reviews and determines policies, practices and procedures relating to the compensation of executive officers, including the CEO, and the establishment and administration of certain employee benefit plans for executive officers. The Compensation Committee has the authority to administer our 2020 Equity and Incentive Plan (“2020 Plan”) and to advise and consult with our officers regarding managerial personnel policies. Our 2010 Equity and Incentive Plan expired in October 2020 but is maintained for grants awarded prior to the effectiveness of the 2020 Plan. The Compensation Committee met four times in fiscal 2023.

Nominating, Corporate Governance and Sustainability Committee. Our Nominating, Corporate Governance and Sustainability Committee assists the Board of Directors with its responsibilities regarding the identification of individuals qualified to become directors, the selection of the director nominees for the next annual meeting of shareholders and the selection of director candidates to fill any vacancies on the Board of Directors. It also has responsibility for the company’s ESG (Environmental, Social, and Governance) efforts, including reviewing and making recommendations to the Board regarding the Company’s ESG strategy and compliance with corporate governance, environmental sustainability, and social responsibility. The Nominating, Corporate Governance and Sustainability Committee also reviews our efforts to audit our suppliers to ensure compliance with our vendor code of conduct. It reviews and makes recommendations to the Board regarding the preparation, review of and compliance with corporate governance policies, succession planning for the CEO, and tenure and retirement policies for directors. The Nominating, Corporate Governance and Sustainability Committee and management are responsible for director continuing education programs to assist directors in maintaining skills and knowledge necessary or appropriate for the performance of their responsibilities. Continuing education programs for directors may include a combination of internally developed materials and presentations, programs presented by third parties, and financial and administrative support for attendance at qualifying academic or other independent programs. The Nominating, Corporate Governance and Sustainability Committee met four times in fiscal 2023.

ANNUAL BOARD AND COMMITTEE EVALUATIONS

Our Board and each of our standing committees annually conduct self-evaluations to identify opportunities to improve Board and committee performance.

COMMITTEE CHARTERS

The charters of the three standing committees of the Board of Directors describe the governance framework for each Committee. The charters, along with the Corporate Governance Guidelines, are intended to ensure our Board has the necessary authority and practices in place to review and evaluate our business operations and to make decisions that are independent of management. These charters are reviewed by each Committee on an annual basis and any recommended changes are made and approved by the Board.

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The Board and its Committees

You may view the charters at http://investors.verabradley.com/corporate-governance

COMMUNICATIONS WITH DIRECTORS

Shareholders may communicate with our directors by transmitting correspondence to our investor relations desk via the internet at http://investors.verabradley.com/corporate-governance/contact-the-board or to our Secretary at:

Corporate Secretary

c/o Vera Bradley, Inc.

12420 Stonebridge Road

Roanoke, Indiana 46783

The Secretary will, as appropriate, forward communications to the Board of Directors or to any individual director, directors, or committee to whom the communication is directed.

12 ● 2023 Proxy Statement	VERA BRADLEY, INC.

Director Compensation

DIRECTOR COMPENSATION

The Compensation Committee annually reviews the compensation for our Board of Directors and looks at director compensation relative to the Company’s Peer Group. The tables below reflect the cash and equity compensation provided for service on our Board. All directors other than Ms. Ardrey and Ms. Baekgaard participate in our non-employee director compensation program. Mr. Wallstrom also did not participate in our non-employee director compensation program.

CASH COMPENSATION FOR NON-EMPLOYEE DIRECTORS

The fee for our non-employee directors under the cash compensation element of the program during fiscal 2023 was $49,500. We pay the Chair of our Board of Directors an additional $27,000 retainer and the Lead Independent Director an additional retainer of $9,000. In addition, we pay the following annual retainers for committee service:

FISCAL 2023 ANNUAL BOARD RETAINERS

Audit Committee Chair	$13,500

Audit Committee Members	9,000

Compensation Committee Chair	9,000

Compensation Committee Members	6,300

Nominating, Corporate Governance and Sustainability Committee Chair	7,875

Nominating, Corporate Governance and Sustainability Committee Members	5,400

All of our directors are reimbursed for reasonable travel and other expenses incurred in connection with attending meetings of the Board of Directors and its committees.

RESTRICTED STOCK UNITS FOR NON-EMPLOYEE DIRECTORS

We also provide each of our non-employee directors with an annual equity grant with a grant date value of approximately $85,000. These restricted stock units vest and settle in our common shares, on a one-for-one basis, on the first anniversary of the grant date. The applicable award agreement also provides that the units shall vest immediately upon the death or disability of the director and upon the occurrence of a change in control of the Company, as defined in the agreement.

FISCAL 2023 DIRECTOR COMPENSATION

The following table summarizes compensation that our non-employee directors earned during fiscal 2023 for services as members of our Board of Directors.

FISCAL 2023 DIRECTOR COMPENSATION

NAME(1)	FEES EARNED OR PAID IN CASH	STOCK AWARDS(2)	TOTAL

Kristina Cashman	$63,000	$85,001	$148,001

Robert J. Hall	76,500	85,001	161,501

Mary Lou Kelley	62,100	85,001	147,101

John E. Kyees(3)	22,500	85,001	107,501

Frances P. Philip	69,675	85,001	154,676

Edward M. Schmults	66,300	85,001	151,301

Carrie M. Tharp	55,800	85,001	140,801

Nancy Twine	60,900	85,001	145,901
(1)	We did not pay our employee directors, Ms. Ardrey, Mr. Wallstrom, and Ms. Baekgaard, any compensation for their services on our Board of Directors in fiscal 2023.
(2)

Represents the aggregate grant date fair value of restricted stock awarded during the fiscal year computed in accordance with FASB ASC Topic 718. Additional information regarding the calculation of these values is included in Notes 2 and 8 to our consolidated financial statements.

(3)	Mr. Kyees retired from the Board of Directors at the 2022 Annual Meeting.

VERA BRADLEY, INC.	2023 Proxy Statement ● 13

PROPOSAL NO. 2 Ratification of independent Auditor

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT AUDITOR

PROPOSAL

The Audit Committee has selected Deloitte & Touche LLP, or Deloitte, as our independent registered public accounting firm to audit the consolidated financial statements of Vera Bradley for the fiscal year ending February 3, 2024. The Audit Committee and the Board of Directors seek to have the shareholders ratify the Audit Committee’s appointment of Deloitte. Representatives of Deloitte will be present at the Annual Meeting and will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions. Deloitte also served as our independent registered public accounting firm for fiscal 2023.

PRINCIPAL ACCOUNTING FEES AND SERVICES

The following table sets forth the aggregate fees billed by Deloitte to Vera Bradley for fiscal years 2023 and 2022:

FEES PAID TO DELOITTE

	FISCAL 2023	FISCAL 2022

Audit Fees(1)	$1,229,369	$1,041,343

Audit-Related Fees	—	—

Tax Fees(2)	98,357	66,726

All Other Fees(3)	1,895	1,895

Total	$1,329,621	$1,109,964
(1)

Audit Fees for fiscal years 2023 and 2022 consist of fees for professional services rendered by Deloitte in connection with the integrated audit of the consolidated financial statements and the effectiveness of the Company’s controls over financial reporting and reviews of our interim consolidated financial statements.

(2)	Tax Fees consist primarily of fees associated with tax compliance, advice, and planning services.
(3)	All Other Fees consist of fees for products and services other than the above-described services. In fiscal years 2023 and 2022, these fees related to an online research database subscription.

The Audit Committee’s written charter requires the Audit Committee to pre-approve, prior to engagement, all audit and permissible non-audit services provided by the independent registered public accounting firm on an individual basis. All of the services described in the table above were pre-approved by the Audit Committee. The Audit Committee considered the services listed above to be compatible with maintaining Deloitte’s independence.

VOTE REQUIRED AND BOARD RECOMMENDATION

This proposal will be approved if a quorum is present, in person or by proxy, at the Annual Meeting and the votes properly cast favoring the proposal exceed the votes properly cast opposing the proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.

VERA BRADLEY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2024

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Audit Committee Report

AUDIT COMMITTEE REPORT

Management is responsible for the preparation, presentation and integrity of Vera Bradley’s consolidated financial statements and the Company’s internal control over financial reporting. The independent registered public accounting firm of Deloitte & Touche LLP, or Deloitte, was responsible in fiscal 2023 for performing an integrated audit of the Company’s consolidated financial statements and the effectiveness of the Company’s controls over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes. The Audit Committee is also responsible for selecting and evaluating the independence of the Company’s independent registered public accounting firm and for pre-approving the services rendered by that firm.

In this context, the Audit Committee reports as follows:

1.	The Audit Committee has reviewed and discussed with management Vera Bradley’s audited consolidated financial statements for the fiscal year ended January 28, 2023;

2.	The Audit Committee has discussed with Deloitte the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the Commission;

3.

The Audit Committee has received and reviewed the written disclosures and the letter from Deloitte required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte’s communications with the Audit Committee concerning independence and has discussed with Deloitte its independence; and

4.	The Audit Committee has considered whether the provision by Deloitte of non-audit services to Vera Bradley is compatible with maintaining Deloitte’s independence.

Based on these procedures and discussions, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements referred to above be included in Vera Bradley’s Annual Report on Form 10-K for the fiscal year ended January 28, 2023, for filing with the Securities and Exchange Commission.

SUBMITTED BY THE AUDIT COMMITTEE

Kristina Cashman, Chair

Mary Lou Kelley

Edward M. Schmults

Nancy Twine

VERA BRADLEY, INC.	2023 Proxy Statement ● 15

PROPOSAL NO. 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

PROPOSAL

The guiding principles of our compensation policies and decisions include aligning each executive’s compensation with our business strategy and the interests of our shareholders and providing incentives needed to attract, motivate, and retain key executives who are important to our long-term success. Consistent with this philosophy, a significant portion of the total incentive compensation for each of our executives is directly related to our earnings and to other performance factors that measure our progress against the goals of our strategic and operating plans.

Shareholders are urged to read the “Executive Compensation Discussion and Analysis” section of this proxy statement, which discusses how our compensation design and practices reflect our compensation philosophy. The Compensation Committee and the Board of Directors believe that our compensation design and practices are effective in implementing our guiding principles.

We are required to submit a proposal to shareholders for a (non-binding) advisory vote to approve the compensation of our named executive officers (“NEOs”) pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, or the Exchange Act. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on the compensation of our NEOs. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the principles, policies, and practices described in this proxy statement. Accordingly, the following resolution is submitted for shareholder vote at the Annual Meeting:

“RESOLVED, that the shareholders of Vera Bradley, Inc. approve, on an advisory basis, the compensation of its NEOs as disclosed in the proxy statement for the Annual Meeting, including the Summary Compensation Table, the Executive Compensation Discussion and Analysis, and other related tables and disclosures set forth in such proxy statement.”

Because this vote is advisory, the result will not be binding on us, our Board of Directors, or our Compensation Committee, although our Compensation Committee will consider the outcome of the vote when evaluating our compensation principles, design, and practices. Proxies submitted without direction pursuant to this solicitation will be voted “FOR” the approval of the compensation of our NEOs, as disclosed in this proxy statement, except with respect to shares held in street name, for which you must direct your broker to vote such shares. A say-on-pay vote will take place every year as determined by the Board of Directors and based on the advice provided by the shareholders.

VOTE REQUIRED AND BOARD RECOMMENDATION

This proposal will be approved if a quorum is present, in person or by proxy, at the Annual Meeting and the votes properly cast favoring the proposal exceed the votes cast opposing the proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.

VERA BRADLEY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT INCLUDING RELATED TABLES AND DISCLOSURES.

16 ● 2023 Proxy Statement	VERA BRADLEY, INC.

PROPOSAL NO. 4

FREQUENCY OF ADVISORY VOTE ON EXECUTIVE COMPENSATION

PROPOSAL

Pursuant to Section 14A of the Exchange Act, we are required to submit to shareholders an advisory vote regarding whether future shareholder advisory votes to approve the compensation of our named executive officers — similar to Proposal No. 3 above — should occur every one, two, or three years. You may cast your vote by choosing yearly, every two years, or every three years, or you may abstain from voting when you vote for the resolution set forth below. The Dodd-Frank Act requires us to hold the advisory vote on the frequency of the say-on-pay vote at least once every six years.

The Board of Directors believes that the optimal frequency for the say-on-pay vote is every year. A say-on-pay vote every year provides shareholders and advisory firms the opportunity to evaluate our executive compensation program on an annual basis and provide feedback and advice on a timely basis. The Board of Directors has found that receiving feedback only once every three years does not provide a timely enough opportunity for shareholders to provide advice on compensation.

Accordingly, the following resolution is submitted for shareholder vote at the Annual Meeting:

“RESOLVED, that the shareholders advise the Board of Directors that the option set forth below that receives the highest number of votes cast by the shareholders of Vera Bradley at this meeting shall be the preferred frequency with which the Company is to hold an advisory vote on the approval of the compensation of its named executive officers included in the proxy statement:

•	every year; or

•	every two years; or

•	every three years.

VOTE REQUIRED AND BOARD RECOMMENDATION

The option of every year, every two years, or every three years that receives the highest number of votes cast by shareholders will be deemed the frequency for future advisory votes on executive compensation that has been selected by our shareholders. Because this vote is advisory, however, the result will not be binding on us, our board of directors, or our compensation committee. Our compensation committee will consider the outcome of the vote when determining how often we should submit to our shareholders an advisory vote to approve the compensation of our named executive officers included in our proxy statement. Proxies submitted without direction pursuant to this solicitation will be voted for the option of “every year,” except with respect to shares held in street name, a broker must be so directed to vote such shares.

VERA BRADLEY’S BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE OPTION OF “EVERY YEAR” AS THE FREQUENCY WITH WHICH SHAREHOLDERS ARE PROVIDED AN ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS INCLUDED IN OUR PROXY STATEMENT.

VERA BRADLEY, INC.	2023 Proxy Statement ● 17

PROPOSAL NO. 5

2020 EQUITY AND INCENTIVE PLAN AMENDMENT

PROPOSAL

At the 2020 Annual Shareholder Meeting, the shareholders approved and the Company adopted a new Vera Bradley, Inc. 2020 Equity and Incentive Plan (the “2020 Plan”) to take effect upon expiration of the 2010 Plan on October 21, 2020.

As further described below, the 2020 Plan provides for grants of equity awards to our directors, advisors, and employees in order to align their interests with long-term shareholder interests, motivate and reward them for achieving long-term results, and help us retain key executives and employees in a competitive market for talent. The availability of an adequate number of shares available for issuance under the 2020 Plan is a critical factor in fulfilling these purposes. In FY23, the Company’s CEO Robert Wallstrom retired and the Company hired a new CEO, Jacqueline Ardrey. As part of Ms. Ardrey’s hiring the Company provided an initial hire grant of 579,270 shares that will vest over a three-year period depending on Company performance and Ms. Ardrey’s continued employment with the Company. In addition, Mr. Wallstrom also received an annual equity grant in FY23, a portion of which vested under the terms of his employment agreement due to his retirement from the Company. As such, the Company issued significantly more shares in FY23 than has typically been issued and that the Company plans on issuing on an annual basis in the future.

Under the terms of the 2020 Plan, as described below, 3,000,000 shares of Common Stock were made available for future issuances. Through April 21, 2023, the Company had utilized approximately 1,971,484, shares under the 2020 Plan. In order to ensure that sufficient shares are available for grant under the Plan, the Board has approved, and is requesting shareholder approval for, an amendment to the 2020 Plan to add an additional 3,000,000 shares of common stock to be available for future issuances (the “2020 Plan Amendment”). The Board believes that this number of Shares represents a reasonable amount of potential equity dilution to current shareholders and allows the Company to continue awarding equity incentives, which are an important component of our overall compensation program.

The Board of Directors believes Vera Bradley’s future success depends on our ability to attract and retain talented team members, and the ability to grant awards under the 2020 Plan is a critical recruiting and retention tool to obtain the quality employees we need to move our business forward. We ask our shareholders to approve the 2020 Plan Amendment to increase the shares authorized thereunder so that Vera Bradley can continue to attract and retain outstanding and highly skilled employees, including key executive officers, and independent directors that add value to our Board of Directors. The Board of Directors considers the impact of dilution on the shareholders in making this recommendation, which has typically been less than 2% per year, other than in FY23 due to the retirement of its CEO and hiring of a new CEO. The Board believes it is in the best interest of Shareholders to approve the 2020 Plan Amendment to add additional shares in order to continue to attract and retain high caliber employees, officers, and members of the Board of Directors. If shareholders do not approve the 2020 Plan Amendment, we may not be able to continue our equity incentive program in the future. This could preclude us from successfully attracting and retaining highly skilled employees, advisors, executive officers, and independent directors for our Board of Directors.

Plan Highlights

The 2020 Plan includes a number of specific terms and limitations that the Compensation Committee believes reflect our pay for performance philosophy and are consistent with the long-term interests of our shareholders. These features include:

1.	Minimum Vesting Period. The 2020 Plan includes at least a one-year vesting period for all awards under the plan, other than those clearly identified.

2.	Recoupment Policy. All grants made under the 2020 Plan shall be subject to the Company’s Compensation Recoupment Policy that provides for repayment of compensation in the event of certain misconduct.

3.	No stock option repricing. The 2020 Plan includes an express prohibition on repricing of stock options, including stock appreciation rights (SARs).

18 ● 2023 Proxy Statement	VERA BRADLEY, INC.

PROPOSAL NO. 5 2020 Equity and incentive Plan Amendment

4.	No discounted awards. The 2020 Plan requires the exercise price of incentive stock options and SARs to be not less than the fair market value of our Common Stock on the date of grant.

5.	No “evergreen” provision. The 2020 Plan provides for a limited number of shares for grant and does not provide for any automatic annual increase of available shares for future issuance.

6.	Nontransferable Awards. The 2020 Plan explicitly prohibits the transfer of equity awards other than to an employee’s immediate family for no consideration.

7.	Ten-Year Plan Term. The 2020 Plan prohibits the making of awards after October 21, 2030, and limits the exercise term of stock options and stock appreciation rights to ten years from the grant date.

8.	Independent Committee Administration. The 2020 Plan is administered by our Compensation Committee, which is comprised solely of independent, outside, non-employee Directors.

Dilution and Burn Rate

The following information summarizes, as of April 21, 2023, the equity awards outstanding under the 2020 Plan were as follows:

•	Number of restricted share units unvested: 878,872

•	Number of performance share units unvested: 649,831

•	Shares available for grant under the 2020 Plan: 1,028,516

Under the proposal, the 2020 Plan Amendment will increase the number of shares of our Common Stock available for issuance under the 2020 Plan by 3,000,000 shares. The number of shares available for grant under the 2020 Plan may increase in connection with the cancellation or forfeiture of awards outstanding under the 2020 Plan, but not by shares tendered to pay the exercise price of awards or tax withholding obligations.

Under the 2020 Plan the potential shareholder dilution is approximately 15% if the 2020 Plan Amendment is approved and all shares available for grant are granted under the plan. This would be roughly 2% per year over the remaining term of the 2020 Plan (assuming awards are made ratably over the remaining years of the 2020 Plan). However, it should be noted that all shares will not necessarily be granted under the 2020 Plan and future amendments to the 2020 Plan could add additional shares.

In addition to assessing dilution to shareholders, the Compensation Committee reviews our “burn rate” to measure how much equity we are granting to employees as compared to the total number of shares outstanding. The burn rate is measured as the (i) total number of equity-related awards granted in any given fiscal year divided by (ii) the number of common shares outstanding at the end of that fiscal year. Our FY24 burn rate is 1.8%. The FY23 burn rate was 5.4%. The FY22 burn rate was 2.0%. Equity grants are typically made in April of each fiscal year, which means most of the grants for FY24 should have already been made. Fiscal 23 contains a grant for then CEO Robert Wallstrom, as well as a new hire grant for new CEO Jacqueline Ardrey.

Based on the number of equity awards underlying shares granted in each of the last three fiscal years, we estimate that the requested increase in shares would be sufficient for approximately four to five years of grants based on historical granting practice, although there is no guarantee as to the number of equity awards that will be granted each year.

Summary of 2020 Plan

Is the following summary of the 2020 Plan complete?

No. The following pages summarize the principal features of the 2020 Plan, but this summary is not intended to be exhaustive and is qualified in its entirety by reference to the 2020 Plan itself, a copy of which is attached to this proxy statement as Appendix A.

What is the term of the 2020 Plan?

Unless the 2020 Plan is earlier terminated in accordance with its provisions, no awards will be made thereunder after October 21, 2030, but awards granted on or prior to such date will continue to be governed by the terms and conditions of the 2020 Plan and the applicable award agreement.

Who administers the 2020 Plan, and who is eligible for awards under the 2020 Plan?

The 2020 Plan is administered by the Compensation Committee. Employees, Advisors, and Directors of the Company and its subsidiaries are eligible to participate (“Participants”) in the 2020 Plan.

The Compensation Committee has the exclusive discretion to select the Participants and to determine the type, size, and terms of each award, to modify the terms of awards, to determine when awards will be granted and paid, and to make all other determinations which it deems necessary or desirable in the interpretation and administration of the 2020 Plan. The 2020 Plan remains in effect until all awards under the 2020 Plan either have been satisfied by the issuance of shares of the Company’s Common Stock or the payment of cash or have expired or otherwise terminated; provided, however, that no awards may be granted after

VERA BRADLEY, INC.	2023 Proxy Statement ● 19

PROPOSAL NO. 5 2020 Equity and incentive Plan Amendment

October 21, 2030. Generally, a Participant’s rights and interest under the 2020 Plan will not be transferable except by will or by the laws of descent and distribution.

What are the details of the types of awards authorized under the 2020 Plan?

The 2020 Plan provides for the grant of the following types of incentive awards: stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units and performance awards.

Stock Options. Options, which include non-qualified stock options and incentive stock options, are rights to purchase a specified number of shares of the Company’s Common Stock at a price fixed by the Compensation Committee. The exercise price for stock options issued under the 2020 Plan that qualify as incentive stock options within the meaning of Section 422(b) of the Code shall not be less than 100% of the fair market value as of the date of grant. The Compensation Committee has broad discretion as to the terms and conditions upon which options granted shall be exercised. Options have a maximum term of ten years from the date of grant.

Stock Appreciation Rights. Stock Appreciation Rights (“SAR”) are rights to receive cash or shares, or a combination thereof, as the Compensation Committee may determine, in an amount equal to the excess of (i) the fair market value of the shares with respect to which the SAR is exercised over (ii) a specified price which must not be less than 100% of the fair market value of the shares at the time the SAR is granted.

Restricted Shares and Restricted Share Units. Awards of restricted shares or restricted share units under the 2020 Plan may be made at the discretion of the Compensation Committee and consist of shares of stock granted to a participant and subject to a stock restriction agreement or a right to receive shares of stock once certain conditions are satisfied or certain restrictions are lifted. At the time of an award, the Committee in its discretion may prescribe in award agreements that a Participant may have the benefits of ownership in respect of such shares, including the right to vote such shares and receive dividends thereon and other distributions subject to the restrictions set forth in the 2020 Plan and in the stock restriction agreement. Any shares of the Company’s common stock issued shall be held by the Company until all conditions and/or restricts have been satisfied. The Compensation Committee has broad discretion as to the specific terms and conditions of each award, including applicable rights upon certain terminations of employment.

Performance Shares, Performance Units and Performance Awards. Performance shares, performance units, and performance awards shall be earned in whole or in part based upon the achievement of pre-established performance criteria. The Compensation Committee shall set the performance criteria of any grant no later than the 90th day after the performance period begins. The Compensation Committee has discretion to determine the Participants to whom performance unit awards are to be made, the times in which such awards are to be made, the size of such awards, and all other conditions of such awards, including any restriction, deferral periods, or performance criteria.

How are withholding taxes on awards handled?

The Company has the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount (either in cash or Shares, at the Company’s discretion) sufficient to satisfy any federal, state, local and/or other taxes, domestic or foreign, required by law or regulation.

What is the effect of a change in control or occurrence of certain unusual or nonrecurring events that happen to change the nature of the Company’s Common Stock?

If there occurs a “Change in Control” of the Company, as defined in the 2020 Plan, the Committee may provide in the applicable Award Agreement that an Award will vest on an accelerated basis upon a Participant’s termination of service in connection with a Change in Control or upon the occurrence of any other event the Compensation Committee may set forth in the Award Agreement.

If the Company’s Common Stock Shares are changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation (whether because of merger, consolidation, recapitalization, reclassification, split, reverse split, combination of shares, or otherwise, but not including a public offering or other capital infusion from any source) or if the number of Shares is increased through the payment of a stock dividend, provision shall be made so that the Participants shall be entitled to receive, upon vesting of such Shares, the number of Shares to which a Participant would have been entitled on such merger, consolidation, recapitalization, reclassification, split, reverse split, combination of shares, or payment of stock dividend.

20 ● 2023 Proxy Statement	VERA BRADLEY, INC.

PROPOSAL NO. 5 2020 Equity and incentive Plan Amendment

Can the 2020 Plan be amended or terminated?

The Board of Directors or Compensation Committee may alter, amend, modify, or terminate the 2020 Plan in whole or in part at any time, except that neither the Board of Directors nor the Compensation Committee may, without the approval of the Company’s shareholders, increase the number of shares that may be issued or transferred to Participants under the 2020 Plan. No modification of an Award will, without the prior consent of the Participant, materially impair any rights or obligations under any Award already granted. The Compensation Committee will not modify or replace any outstanding Option or SAR so as to lower the exercise price without approval of the Company’s shareholders.

A copy of the Amended and Restated 2020 Plan is attached to this Proxy Statement as Appendix A.

Federal Income Tax Consequences

The following discussion is limited to a summary of the U.S. federal income tax consequences of the grant, exercise, and vesting of awards under the 2020 Plan. The tax consequences of the grant, exercise, or vesting of awards may vary depending upon the particular circumstances, and it should be noted that income tax laws, regulations, and interpretations change frequently. Participants should rely upon their own tax advisors for advice concerning the specific tax consequences applicable to them, including the applicability and effect of state, local, and foreign tax laws.

Non-Qualified Stock Options. In general, the Company anticipates that (i) a Participant will not recognize income at the time a non-qualified option is granted, (ii) a Participant will recognize ordinary income at the time of exercise in an amount equal to the excess of the fair market value of the shares on the date of exercise over the option exercise price paid for the shares and (iii) at the time of sale of shares acquired pursuant to the exercise of the non-qualified option, appreciation (or depreciation) in value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

Incentive Stock Options. The Company anticipates that a Participant will not recognize income at the time an incentive option is granted or exercised. However, the excess of the fair market value of the shares on the date of exercise over the option exercise price paid may constitute a preference item for the alternative minimum tax. If shares are issued to the optionee pursuant to the exercise of an incentive option, and if no disqualifying disposition of such shares is made by such optionee within two years after the date of the grant or within one year after the issuance of such shares to the optionee, then upon the sale of such shares, any amount realized in excess of the option price will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss. If shares acquired upon the exercise of an incentive option are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares as of the time of exercise (or, if less, the amount realized on the disposition of such shares if a sale or exchange) over the option price paid for such shares. Any further gain (or loss) realized by the participant generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.

Stock Appreciation Rights. In general, the Company anticipates that a Participant will not recognize income upon the grant of stock appreciation rights. The Participant generally will recognize ordinary income when the stock appreciation rights are exercised in an amount equal to the cash and the fair market value of any unrestricted shares received on the exercise.

Restricted Stock. In general, the Company anticipates that a Participant will not be subject to tax until the shares of restricted stock are no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Code. At that time, the participant will be subject to tax at ordinary income rates on the fair market value of the restricted shares (reduced by any amount paid by the Participant for such restricted shares). However, a Participant who so elects under Section 83(b) of the Code within 30 days of the date of award of the shares will have taxable ordinary income on the date of award of the restricted shares equal to the excess of the fair market value of such shares (determined without regard to the restrictions) over the purchase price, if any, of such restricted shares. Any appreciation (or depreciation) realized upon a later disposition of such shares will be treated as long-term or short-term capital gain depending upon how long the shares have been held. If a Section 83(b) election has not been made, any dividends received with respect to restricted shares that are subject to forfeiture and transfer restrictions generally will be treated as compensation that is taxable as ordinary income to the Participant.

Restricted Stock Units and Performance Shares or Units. In general, the Company anticipates a Participant will not recognize income upon the grant of a restricted stock

VERA BRADLEY, INC.	2023 Proxy Statement ● 21

unit award or a performance share or unit award. Upon settlement of the awards, the Participant generally will recognize ordinary income in an amount equal to the cash and the fair market value of any unrestricted shares received.

Dividends or Dividend Equivalents. Any dividend or dividend equivalents awarded with respect to awards granted under the 2020 Plan and paid in cash or unrestricted shares will be taxed to the Participant at ordinary income rates when such cash or unrestricted shares are received by the Participant.

Section 409A. The 2020 Plan permits the grant of various types of awards that may or may not be exempt from Section 409A of the Internal Revenue Code. In general, if an award is subject to Section 409A, and if the requirements of Section 409A are not met, the award could be subject to tax at an earlier time than described above and could be subject to additional taxes and penalties. All awards granted under the 2020 Plan will be designed either to be exempt from, or to comply with the requirements of, Section 409A.

Tax Consequences to the Company. To the extent that a Participant recognizes ordinary income in the circumstances described above, the Company will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, and is not an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code.

SEC Registration

We intend to file with the SEC a registration statement on Form S-8 covering the additional common stock reserved for issuance under the 2020 Plan if the 2020 Plan Amendment is approved.

VOTE REQUIRED AND BOARD RECOMMENDATION

This proposal will be approved if a quorum is present, in person or by proxy, at the Annual Meeting and the votes properly cast favoring the proposal exceed the votes cast opposing the proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.

VERA BRADLEY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE VERA BRADLEY, INC. 2020 EQUITY & INCENTIVE PLAN AMENDMENT TO ADD AN ADDITIONAL 3,000,000 SHARES OF COMMON STOCK TO THE PLAN.

22 ● 2023 Proxy Statement	VERA BRADLEY, INC.

Executive Compensation

EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed the following Executive Compensation Discussion and Analysis with management and, based on such review and discussion, has recommended to the Board of Directors that the Executive Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended January 28, 2023.

SUBMITTED BY THE COMPENSATION COMMITTEE

Edward M. Schmults, Chair

Frances P. Philip

Carrie M. Tharp

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)

This CD&A provides a summary of the material elements of our compensation philosophy and practices, with a particular focus on our named executive officers or “NEOs.” As used in this CD&A, the “Committee” refers to the Compensation Committee of the Board of Directors.

The following is a list of our NEOs who served during fiscal 2023:

NAME	TITLE

Jacqueline Ardrey	President and CEO, Vera Bradley, Inc.

John Enwright	Chief Financial Officer, Vera Bradley, Inc.

Mark C. Dely	Chief Administrative & Legal Officer, Vera Bradley, Inc.

Robert Wallstrom(1)	Former President and CEO, Vera Bradley, Inc.

Daren Hull(1)	Former Brand President, Vera Bradley

Kevin Korney(1)	Former Chief Merchandising Officer, Vera Bradley
(1)	Mr. Wallstrom left the Company on December 31, 2022, Mr. Hull left the Company on January 23, 2023, and Mr. Korney left the Company on August 2, 2022.

VERA BRADLEY, INC.	2023 Proxy Statement ● 23

Executive Compensation

To assist in understanding our NEO compensation program, we have included a discussion of our compensation policies and decisions for periods before and after fiscal 2023, where relevant. Our compensation program is designed to provide some common standards throughout the Company. Therefore, much of what is disclosed below applies to executives in general and is not limited to our NEOs. The Committee constantly evaluates industry and corporate governance best practices in its compensation programs. Below is a summary of what the Company does and does not do with respect to its compensation programs:

CORPORATE GOVERNANCE BEST PRACTICES

WHAT WE DO

Pay for Performance: In fiscal 2023, 50% of CEO compensation and an average of 36% of other NEO compensation was tied to performance.

Double-Trigger Change of Control: Following a change in control, severance payments will only be triggered upon an involuntary termination of employment or where employee terminates for good reason.

Use of Third-Party Consultants: We utilize compensation consultants and third-party benchmarking to evaluate and compare our compensation programs.

Share Ownership Guidelines: Executive officers are expected to hold Company common stock between 2 and 4 times their annual base salary, and non-employee directors are expected to hold common stock of 4 times their annual cash retainer.

Compensation Recoupment Policy: All cash incentive awards or performance-based equity awards are subject to recoupment in the event of earnings restatements resulting from unlawful activity, or other unlawful activity, fraud, or intentional misconduct.

Limited use of Employment Agreements: Only our CEO has an employment agreement.

WHAT WE DON’T DO

No Hedging or Pledging: Under the Company’s Insider Trading Policy, executives are not allowed to enter into hedging/pledging or other monetization transactions with Company securities.

No Grants of Stock and Options Below Fair Market Value: All restricted stock units and options are priced and granted at the fair market value at the time of grant. Stock or options are not granted below fair market value.

No Repricing of Underwater Options/RSUs: The Committee has not repriced any underwater options or otherwise changed the value of RSUs granted despite change in the value of the stock.

No Short-Term Vesting of Equity Awards: The Company utilizes a three-year time horizon to vest equity granted as part of its Long-Term Incentive Program.

No Tax Gross-Ups: The Company does not utilize tax gross-ups for executives.

OUR COMPENSATION PHILOSOPHY AND OBJECTIVES

We believe that the Company’s compensation philosophy should act as the “blueprint” for the total compensation design and targeted value to be delivered to the executive officers. Our compensation philosophy is intended to ensure that the framework for the Company’s compensation program supports the strategic needs of the business, that the components of the pay system work in concert to influence executive behavior in support of organization imperatives, and that the mechanics of the executive reward structure reinforce the corporate culture and management style of the organization.

Our compensation philosophy includes two identifiable components: compensation objectives and pay goals.

24 ● 2023 Proxy Statement	VERA BRADLEY, INC.

Executive Compensation

Compensation Objectives. These objectives serve as a set of “guiding principles” that provide an overview of the intended purpose of our compensation program. Our compensation objectives are:

•	To attract and retain key personnel and drive effective results.

•	To encourage our NEOs to focus on:

•	Building shareholder value.

•	Maximizing growth and profitability.

•	Leadership to drive change while exemplifying Company values.

•	Building a strong brand and focusing on long-term strategic objectives.

•	To provide our NEOs with a compensation package that is competitive within our industry.

Pay Goals. The Committee has determined that it is beneficial to establish ranges of compensation, both in total and with respect to each of the Company’s main compensation components, around the 50th percentile of peer group compensation. A primary focus of the Committee in setting executive compensation is to target total compensation within the established ranges noted below, although competitiveness of the other pay components is also strongly considered. For the CEO and the other NEOs, the Compensation Committee considers the following ranges when assessing the competitiveness of each pay component:

COMPENSATION ELEMENT	PAY GOAL RELATIVE TO PEER GROUP

Annual base salary rate:	50th percentile, +/- 10%

Target annual incentive:	50th percentile, +/- 10%

Target long-term incentive:	50th percentile, +/- 15%

Target total compensation:	50th percentile, +/- 15%

COMPENSATION MIX AND PAY FOR PERFORMANCE

Annually, the Committee considers the total compensation opportunities for each NEO and determines how total potential compensation should be allocated across the different elements of compensation. The Committee does not follow a definitive policy when determining the mix of and structure for total compensation. Instead, it considers factors such as achievement of corporate and individual goals, level of experience, responsibilities, demonstrated performance, time with the corporation, risk associated with any payout, and retention considerations.

Generally, the Committee considers market practices as reflected in the peer group data for the peer group identified below and more generally for the Company’s industry to obtain a baseline of total potential compensation for each NEO. Using this analysis as a starting point, the Committee engages in discussions with the objective of ensuring that a material portion of each NEO’s total compensation is at-risk and dependent on performance. Care is taken to balance incentives to drive performance in the short-term and the long-term. In this way, we encourage NEOs to vigorously pursue financial and other performance while discouraging incentives to take excessive risks that may be beneficial in the short term, but harmful in the long run. We believe that these practices align the interests of the NEOs with those of the shareholders year-over-year, as well as over the long term.

VERA BRADLEY, INC.	2023 Proxy Statement ● 25

Executive Compensation

The Committee seeks to ensure that a substantial portion of the total compensation awarded to the NEOs is performance-based and is comprised of both annual and long-term incentives. The fiscal 2023 mix of target compensation for the CEO and other NEOs is set forth below:

FISCAL 2023 TARGET COMPENSATION FOR CEO AS PERCENTAGE OF TOTAL COMPENSATION(1):	FISCAL 2023 AVERAGE TARGET COMPENSATION FOR NEOs AS PERCENTAGE OF TOTAL COMPENSATION:

(1)

Represents our former CEO’s, Mr. Wallstrom, target compensation. Excluding Ms. Ardrey’s sign-on award and sign-on bonus, her target compensation for fiscal 2023 was 57% fixed and 43% performance-based.

HOW WE MAKE EXECUTIVE COMPENSATION DECISIONS

Role of the Compensation Committee. The Committee is responsible to the Board for overseeing the development and administration of our compensation programs. The Committee is comprised of three independent directors and is responsible for the review and approval of all aspects of executive compensation, including the approval of compensation packages of newly hired executive officers. The Committee is supported in its work by the CEO, the Chief Administrative & Legal Officer, the Vice President of Human Resources, their staff, and independent executive compensation consultants, as needed.

Role of Management. The Committee generally seeks input from our CEO when discussing the performance and compensation levels of the other NEOs. The Committee also works with our CEO, our Chief Financial Officer, our Chief Administrative & Legal Officer, and our Vice President of Human Resources in evaluating the financial, accounting, tax, and retention implications of our various compensation programs. Neither Ms. Ardrey, Mr. Wallstrom, nor any of our other executives participates in deliberations relating directly to her or his own compensation.

Role of Compensation Consultants. The Committee has utilized compensation consultants in assisting with benchmarking, regulatory changes and updates, and analysis and design of the Company’s compensation program. The Committee also used consultants to help review the Company’s compensation peer group. The Committee has utilized Pearl Meyer & Partners, LLC (“Pearl Meyer”) and Equilar, Inc. (“Equilar”) as executive compensation consultants. Both Pearl Meyer and Equilar were retained by the Committee, and the Committee may replace them or hire additional consultants at any time. Our Committee makes all final decisions regarding the compensation of our NEOs.

Role of Shareholders: Response to Advisory Vote on Executive Compensation. At the 2022 Annual Meeting of Shareholders, approximately 98% of the votes cast on the advisory vote on our executive compensation program were in support of the compensation paid to the NEOs. The Committee took these results into account in formulating its executive compensation plans moving forward for fiscal 2023. In light of the strong support from shareholders, in setting fiscal 2023 compensation the Committee materially maintained the compensation program currently in place.

26 ● 2023 Proxy Statement	VERA BRADLEY, INC.

Executive Compensation

Peer Group and Benchmarking. At least annually, the Committee utilizes peer group and industry third-party benchmarking data to ensure that the NEO’s and other officers are appropriately compensated. As part of analyzing peer group data the Committee conducts a review of its identified peer group used for executive compensation comparisons to ensure all peer companies remain an appropriate basis for comparison. In selecting peer companies, the Committee aims to identify companies with similar characteristics to our Company. Specifically, we look for peer group companies that are in the retail industry or another related industry, have a strong consumer brand, are profitable, and are of a comparable size (based principally on revenue and market capitalization). In fiscal 2023, the Committee removed Francesca’s Holding Corp. from the Peer Group due to its bankruptcy reorganization and subsequent sale of assets.

FISCAL 2023 COMPENSATION PEER GROUP

The Buckle, Inc.	Boot Barn, Inc.	J. Jill. Inc.

Duluth Holdings	Land’s End, Inc.	Delta Apparel Group

Vince Holding Corp.	Build-a-Bear Workshop, Inc.	Zumiez Inc.

Movado Group, Inc.	Oxford Industries, Inc.	YETI, Holdings, Inc.

Destination XL Group, Inc.	Tilly’s Inc.	Crocs, Inc.

ELEMENTS OF OUR EXECUTIVE COMPENSATION PROGRAM IN FISCAL 2023

HIGHLIGHTS

Recent highlights of our executive compensation program include:

•

In addition to financial goals, the annual incentive for fiscal 2023 included key strategic objectives each with its own objective metric tied to our long-term strategic plan and intended to focus the team on making progress towards the Company’s long-term strategic plan.

•

The Company achieved below threshold levels for Vera Bradley Brand, Pura Vida Brand, and Enterprise net revenue metrics. Vera Bradley Brand, Pura Vida Brand, and Enterprise net operating income threshold levels similarly were not achieved. Therefore, there were no payouts for any of these elements of the Company’s short-term incentive plans.

•	The actual achievement for individual tranches associated with the fiscal 2023 performance year for the performance-based units of the Company’s Long-Term Incentive Plan was 0%.

•	All stock equity grants under our long-term incentive program vest over a three-year period in order to incentivize retention and long-range performance.

BASE SALARY

Purposes of Base Salary. We utilize base salary as the primary means of providing compensation for performing the essential elements of an executive’s job. Base salaries are intended to provide a certain level of fixed compensation commensurate with an executive’s position, responsibilities, tenure, historical compensation, retention risk, and current and expected future contributions to the Company. In particular, we set base salaries keeping in mind that we are often recruiting from a fashion and retail marketplace that is not typically found in the Company’s hometown of Fort Wayne, Indiana. With these principles in mind, base salaries are reviewed at least annually by our Committee and may be adjusted from time to time based on the results of this review.

Setting Fiscal 2023 Base Salary. In fiscal 2023, the Compensation Committee provided for base salary increases for the NEOs ranging from 2.0% to 4.5%. Ms. Ardrey’s base salary was established in accordance with her Employment Agreement. Mr. Wallstrom, the Company’s former CEO did not receive a base salary increase during the fiscal year.

The Committee approved base salary increases based on analysis of the median peer group and industry benchmarking base salary information, performance and/or changes in NEO responsibilities, and to align with the market and the Company’s compensation philosophy.

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Executive Compensation

The following table shows annual base salary rates for each of our NEOs at the end of fiscal 2022 and fiscal 2023. Amounts represent a base rate of pay; actual earnings during a fiscal year may vary based upon a variety of factors, including the number of weeks in the fiscal year.

FISCAL 2023 BASE SALARY CHANGES

	FISCAL 2022 BASE SALARY RATE	FISCAL 2023 BASE SALARY RATE

Jacqueline Ardrey	$—	$850,000

John Enwright	416,000	428,480

Mark C. Dely	400,000	418,000

Robert Wallstrom	871,250	871,250

Daren Hull	565,000	581,950

Kevin Korney	385,400	393,108

ANNUAL INCENTIVE COMPENSATION

Purposes of Annual Incentive. Our annual incentive compensation, in the form of an annual cash payment, is intended to compensate our NEOs for meeting our short-term corporate financial and strategic objectives and to incentivize our NEOs to meet these objectives. Our financial and strategic objectives are intended to build shareholder value, maximize growth and profitability, build a strong brand, and execute against the annual milestones of the long-term strategic plan.

Setting Annual Incentive Compensation Levels. Our objective is generally to be within the competitive range of the peer group median, on average, for annual incentive opportunities of our executive officers, including our NEOs. We consider a range of +/-10% around the market median (50th percentile) to be competitive but still capable of recognizing differences among executives.

Fiscal 2023 Annual Incentive Performance Metrics. For fiscal 2023, the Committee largely left the compensation program unchanged from fiscal 2022. The Company utilizes a Brand program and an Enterprise program to reflect the different objectives of the Company and its multiple brands, and to incentivize each NEO on the areas each have the greatest ability to impact for both financial metrics and strategic objectives. The strategic objectives tie back to either the individual Brand or Enterprise objectives, which are updated annually as appropriate. The program applicable to each NEO for fiscal 2023 was as follows:

FISCAL 2023 ANNUAL INCENTIVE PROGRAM

PROGRAM

Jacqueline Ardrey	Enterprise

John Enwright	Enterprise

Mark C. Dely	Enterprise

Robert Wallstrom	Enterprise

Daren Hull	Vera Bradley Brand

Kevin Korney	Vera Bradley Brand

Selecting the Financial Metrics. Consistent with fiscal 2022, revenue and operating income were the financial metrics used for fiscal 2023. The Committee selected net revenue because we believe it is important to our shareholders and to the ultimate performance of the Company. Top line performance, however, must be accompanied by operating performance as well, so operating income was selected as a second performance metric. In the future, the Committee will review the application of other financial performance measures. The Committee typically sets a target level of performance at which the full target bonus can be earned. The Committee also sets a threshold level of performance below which no bonus is earned and a maximum level of performance that results in a maximum bonus.

For the Brand program, 80% of the financial metrics are related to Brand performance with 20% related to Enterprise operating income. For the Enterprise program, 100% of the financial metrics are based upon Enterprise results.

28 ● 2023 Proxy Statement	VERA BRADLEY, INC.

Executive Compensation

ENTERPRISE ANNUAL INCENTIVE PLAN STRUCTURE

FINANCIAL METRICS	Weight	Payout by Performance Level as a Percentage of Target Incentive

		Threshold		Target	Maximum

Enterprise Operating Income	25%	25%		100%	200%

Enterprise Net Revenue	25%	25%		100%	200%

Total	50%

STRATEGIC METRICS	Weight	Payout by Performance Level as a Percentage of Target Incentive

		Met Most	Met All	Exceed	Significantly Exceed

Enterprise Strategic Objectives(1)	25%	25%	100%	125%	200%

Individual Financial Objectives	25%	50%	100%	125%	200%

Total	50%

TOTAL					200%	(2)
(1)	The payout for strategic objectives is capped at 100% in the event that either or both of the operating income or net revenue metrics are not achieved at the threshold performance level or higher.
(2)	Ms. Ardrey and Mr. Wallstrom’s total annual incentive payout is capped at 200% of their base salary.

BRAND ANNUAL INCENTIVE PLAN STRUCTURE

FINANCIAL METRICS	Weight	Payout by Performance Level as a Percentage of Target Incentive

		Threshold		Target	Maximum

Brand Operating Income	20%	25%		100%	200%

Enterprise Operating Income	10%	25%		100%	200%

Brand Net Revenue	20%	25%		100%	200%

Total	50%

STRATEGIC METRICS	Weight	Payout by Performance Level as a Percentage of Target Incentive

		Met Most	Met All	Exceed	Significantly Exceed

Brand Strategic Objectives(1)	25%	25%	100%	125%	200%

Individual Financial Objectives	25%	50%	100%	125%	200%

Total	50%

TOTAL					200%
(1)	The payout for strategic objectives is capped at 100% in the event that either or both of the operating income or net revenue metrics are not achieved at the threshold performance level or higher.

VERA BRADLEY, INC.	2023 Proxy Statement ● 29

Executive Compensation

Selecting the Strategic Metrics. In fiscal 2023, the Committee once again included corporate-level strategic objectives as a component of the annual incentive compensation program. The Committee believes that this metric is appropriate to incentivize the management team to meet significant strategic objectives key to achieving the Company’s long-term strategic plan. Each strategic objective measure is tied to an objective metric where performance is based on the level of achievement against the metric.

In fiscal 2023 the Vera Bradley Brand corporate strategic goals were as follows:

•	Product Innovation and Product Margin Management

•	Direct Customer Traffic Growth of +1.2%

•	Improvement of Omnichannel Cross-Channel Shopping

•	Achieving a Balanced Footprint Across Channels for Revenue

•	Management of Expenses/SG&A

In fiscal 2023 the Pura Vida Brand corporate strategic goals were as follows:

•	Improvement in Performance Marketing Management, including Marketing Expense Ratio and Return on Ad Spend (“ROAS”)

•	Build and Expand Retail Presence

•	Improve Product Margin

•	Optimization of Brand Marketing

•	Growth in the 25-44 Consumer Demographic

•	Management of Expenses/SG&A

In fiscal 2023 the Enterprise corporate strategic goals were as follows:

•	Management of Supply Chain and Gross Margin

•	Drive Shareholder Return

•	Improve Associate Engagement

•	Drive Execution of Company’s ESG Strategy

•	Management of Expenses/SG&A

In addition to these corporate-level strategic goals, the Committee also continued to include a metric for the measurement of personal objectives for each of the NEOs. The Committee believes it is important to provide individual incentive against defined goals at the level of each major business function in order to ensure that the management team is focused equally on execution in each of their areas in order to meet the long-term strategic objectives of the Company. The individual financial objectives varied by individual and department, but all had clear metrics and measurements and in general were designed to be challenging but achievable.

In the future, the Committee will continue to evaluate both payout levels and performance levels in accordance with business conditions and prevailing market practices.

Fiscal 2023 Annual Incentive Payout. In fiscal 2023, the Vera Bradley Brand adjusted operating income and net revenue were below the threshold performance levels of $15.9 million and $413.2 million, respectively, resulting in no payouts for these metrics. Vera Bradley Brand operating income was adjusted to exclude inventory adjustments related to excess mask products, the exit of certain technology products and the goodMRKT brand, and discounted inventory; PO cancellation fees; severance charges; consulting fees associated with cost savings and strategic initiatives, CEO search, as well as certain professional fees related to leadership changes and certain fixture obsolescence; CEO sign-on bonus and relocation expenses; store and right-of-use asset impairment charges; and former CEO November and December salary payments and stock-based compensation associated with retirement.

In fiscal 2023, the Pura Vida Brand adjusted operating income and net revenue were below the threshold performance levels of $16.2 million and $116.1 million, respectfully, resulting in no payout for these metrics. Operating income was adjusted to exclude goodwill and intangible asset impairment charges; inventory adjustments related to excess inventory (including mask products), the exit of certain technology products, and discounted inventory; intangible asset amortization; severance charges; and certain professional fees related to leadership changes.

In fiscal 2023, the Enterprise adjusted operating income and net revenue were below the threshold performance levels of $32.1 million and $529.3 million, respectfully, resulting in no payout for these metrics. Enterprise operating income was adjusted as previously stated for the Vera Bradley and Pura Vida Brands.

For financial performance metrics, payout levels are determined using linear interpolation for results falling between the three performance levels.

The Committee determined that the Vera Bradley Brand performance to its strategic goals were achieved at 75%, the Pura Vida Brand strategic objectives were achieved at 75% and the Enterprise strategic objectives were achieved at 100%. These percentages were determined based on metrics identified at the beginning of fiscal 2023 and how the Company performed with respect to each of these metrics.

30 ● 2023 Proxy Statement	VERA BRADLEY, INC.

Executive Compensation

For the NEOs, the payout for individual objectives was determined based upon achievement of the goals as rated by Ms. Ardrey and the Compensation Committee. Mr. Enwright, Mr. Korney, and Mr. Hull met most of their objectives. Mr. Dely exceeded with respect to his individual objectives. The Committee determined that Mr. Wallstrom performed at expectations for his individual objectives.

The following table sets forth the payout opportunities at each performance level, as well as actual bonus earned as a percentage of base salary:

FISCAL 2023 ANNUAL INCENTIVE PAYOUT AS A PERCENTAGE OF BASE SALARY

	OPPORTUNITY

	Threshold	Target	Max	ACTUAL(1)

Jacqueline Ardrey	—	—	—	—

John Enwright	15.6%	50%	100%	18.8%

Mark C. Dely	15.6%	50%	100%	28.1%

Robert Wallstrom	31.3%	100%	200%	50.0%

Daren Hull	21.9%	70%	140%	21.9%

Kevin Korney	12.5%	40%	80%	12.5%
(1)

Actual reflected as a percentage of eligible earnings during fiscal 2023. Represents totals for each category; however, for fiscal 2023 some metric thresholds were not met for revenue and operating income categories and so no payouts were made for these categories.

LONG-TERM INCENTIVE COMPENSATION

Purposes of Long-Term Incentive Compensation. We grant long-term equity awards under our executive compensation program in order to compete for executive talent and align the interests of our employees, including our NEOs, with those of the Company’s shareholders. These awards are intended to motivate executives by tying a portion of their incentive compensation to the performance of our common stock over the long term and, in turn, also motivate employees to remain with the Company as the value of these awards is intended to increase over time. We believe these awards also serve as motivation for executives to continue to improve the long-term performance of the Company.

Fiscal 2023 Long-Term Incentive Vehicles, Mix, and Grant Size. The fiscal 2023, fiscal 2022, and fiscal 2021 grants to each NEO were made up of 50% performance-based restricted stock units and 50% time-based restricted stock units. The terms of the fiscal 2023, fiscal 2022, and fiscal 2021 grants were similar.

Based on the Compensation Committee’s assessment the following reflect the fiscal 2023 long-term grant values for the NEOs.

FISCAL 2023 LONG-TERM INCENTIVE GRANTS

	TARGET GRANT VALUE	AS A % OF BASE SALARY RATE	% OF GRANT PERFORMANCE- BASED	% OF GRANT TIME- BASED

Jacqueline Ardrey	$1,900,006	224%	50%	50%

John Enwright(1)	320,000	75%	50%	50%

Mark C. Dely(1)	310,006	74%	50%	50%

Robert Wallstrom	1,399,998	161%	50%	50%

Daren Hull	565,000	97%	50%	50%

Kevin Korney	224,996	57%	50%	50%
(1)	Excludes time-based retention grant of $250,000 for Mr. Enwright and Mr. Dely.

Terms of the Fiscal 2023 Time-Based RSU Grant. The time-based restricted stock units vest and settle in our common shares, on a one-for-one basis in three equal annual installments on the first, second, and third anniversaries of the date of grant. The applicable award agreement provides that the units vest immediately upon the NEO’s disability (as defined in the Incentive Plan) or death or, provided the NEO remains employed through the effective date, upon a change in control (which is more specifically defined in the award agreement). The units will also vest upon the NEO’s retirement (as defined in the Incentive Plan) on a prorated basis based on service through the retirement date.

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Executive Compensation

Terms of the Fiscal 2023 Performance-Based RSU Grant. The performance-based restricted stock unit grant is structured to be earned over three annual performance periods (fiscal 2023, fiscal 2024, and fiscal 2025) and for any earned units to vest and settle in our common shares, on a one-for-one basis in a single tranche on the third anniversary of the date of grant.

The performance-based restricted stock units granted in fiscal 2023 are divided into three equal tranches of one-third each of the total award and allocated to each of the three fiscal years of the Company ending with fiscal 2025, with each such fiscal year being considered a performance year. Each tranche of performance-based restricted stock units must be both “earned” and “vested” before it will be settled in the form of the Company’s common shares. Each tranche of performance-based restricted stock units will be deemed earned only if the earnings per share threshold is met in the applicable fiscal year, and each will be deemed vested only if the executive is continuously employed with the Company through the third anniversary of the grant date. For fiscal 2023, threshold and maximum performance levels for the performance-based restricted stock units were set at 88% and 112%, respectively, of target earnings per share performance and payout levels range from 25% for threshold performance up to 200% for maximum performance.

FISCAL 2023 PERFORMANCE-BASED RSU GRANT – TRANCHE ONE PERFORMANCE MEASURES

PERFORMANCE LEVEL	EPS GOAL FOR FISCAL 2023	SHARES VESTING AS A PERCENTAGE OF TARGET GRANT

Threshold	$0.61 per share	25%

Target	$0.69 per share	100%

Maximum	$0.77 per share	200%

For the second and third tranches of the performance-based restricted stock unit grant, target earnings per share goals will be based on a pre-determined percentage increase in earnings per share over the prior year, and threshold and maximum performance levels will again be set at 88% and 112%, respectively, of target earnings per share. In each year, shares vesting as a percentage of the NEO’s target grant will be as set forth in the table above. The Compensation Committee will continue to evaluate both payout levels and performance levels in accordance with business conditions and prevailing market practices.

Results of Fiscal 2021 through Fiscal 2023 Performance-Based RSU Cycle. The Company’s Long-Term Incentive

Plan Performance-based restricted stock units are earned over a three year period and therefore the discussion below includes discussion over the last three fiscal years. Performance-based restricted stock units granted on April 7, 2020 were subject to a three-year performance period established by the Committee that ended on January 28, 2023, which represents performance periods covered by fiscal 2021, fiscal 2022, and fiscal 2023. The following table shows the target number of restricted stock units granted to each NEO for this period.

FISCAL 2021 PERFORMANCE-BASED RSU GRANTS

TARGET GRANT (NUMBER OF RSUs)

Jacqueline Ardrey	—

John Enwright	33,701

Mark C. Dely	30,637

Robert Wallstrom	171,569

Daren Hull	49,020

Kevin Korney	30,637

The target number of performance-based restricted stock units was equally divided into three tranches with the first tranche earned based on fiscal 2021 Q2 to Q4 performance (“FY21 Tranche”), the second tranche earned based on fiscal 2022 performance (“FY22 Tranche”), and the third tranche earned based on fiscal 2023 performance (“FY23 Tranche”). As a result of the COVID-19 pandemic, the Committee determined to remeasure the FY21 tranche target to be actual Q2 to Q4 fiscal 2021 earnings per share.

In order to earn shares under the FY21 Tranche, the Committee set a diluted earnings per share target for Q2 to Q4 of $1.10 per share, with maximum performance at $1.23 per share and threshold performance of $0.97 per share. Actual fiscal 2021 adjusted diluted earnings per share for Q2 to Q4 was $0.93 per share, resulting in no payout of the FY21 Tranche. GAAP diluted EPS for Q2 to Q4 was adjusted in accordance with the requirements of the incentive plan, for intangible asset amortization, store impairment charges, COVID-19-related charges, and an adjustment to the earn-out liability related to the Pura Vida acquisition.

At the time of grant, it was determined that target performance for the FY22 Tranche was 110% of actual fiscal 2021 diluted earnings per share and for the FY23 Tranche was 110% of actual fiscal 2022 adjusted diluted earnings per share.

32 ● 2023 Proxy Statement	VERA BRADLEY, INC.

Executive Compensation

Adjusted diluted earnings per share for fiscal 2022 of $0.66 exceeded the threshold earnings per share of $0.61, but fell below the target performance level, resulting in a payout of 73% for the FY22 Tranche. GAAP diluted EPS of $0.52 was adjusted in accordance with the requirements of the incentive plan, for incremental expense associated with the expiration of the GSP tariff relief, intangible asset amortization, and store impairment charges.

Adjusted diluted earnings per share for fiscal 2023 of $0.24 fell below the threshold performance level, resulting in no payout for the FY23 Tranche. GAAP diluted loss per share of $(1.90) was adjusted in accordance with the requirements of the incentive plan, for goodwill and intangible asset impairment charges; inventory adjustments (associated with Pura Vida excess inventory and excess mask products, the exit of certain technology products and the goodMRKT brand, and discounted inventory); PO cancellation fees; expenditures associated with leadership changes and cost saving initiatives (severance charges; consulting fees associated with cost savings and strategic initiatives; CEO search fees, sign-on bonus, and relocation fees; certain professional fees associated with leadership changes; former CEO November and December salary expense, and stock-based compensation associated with retirement); intangible asset amortization; and store and right-of-use asset impairment charges.

Therefore, in total, Mr. Enwright, Mr. Dely, and Mr. Wallstrom, earned 8,200 shares, 7,454 shares, and 41,748 shares pursuant to the FY21, FY22, and FY23 Tranches of the fiscal 2021 grant, respectively. Mr. Hull and Mr. Korney’s shares were forfeited upon their separation from the Company in January 2023 and August 2022, respectively. Mr. Wallstrom’s shares were earned in accordance with his retirement under his Employment Agreement.

BENEFITS

The NEOs are eligible for the same level and offering of benefits available to other employees. Our benefits, such as our basic health benefits, 401(k) plan, life insurance, paid time off, matching charitable gifts program, and discounts on certain Company products, are intended to provide a stable array of support to our employees and their families throughout various stages of their careers, and these core benefits are provided to all full-time employees. The 401(k) plan allows participants to defer amounts of their annual compensation before taxes, up to the cap set by the Internal Revenue Code, which was

$20,500 per person for calendar year 2022 (or $27,000 for employees over age 50). Employees’ elective deferrals are immediately vested and non-forfeitable upon contribution to the 401(k) plan. For fiscal 2023, we provided matching contributions equal to 100% for the first 3% of an employee’s individual contribution and 50% for the next 2% of individual contributions, for a maximum employer match of 4% of individual contributions, subject to certain other limits, including vesting requirements.

AGREEMENTS WITH NAMED EXECUTIVE OFFICERS

Ms. Ardrey’s Employment Agreement. Ms. Ardrey’s employment agreement with the Company was effective November 1, 2022 (the “Employment Agreement”). The Employment Agreement will renew automatically for successive one-year periods unless either the Company or Ms. Ardrey gives notice to the other of its or her intention not to renew.

Ms. Ardrey’s annual base salary rate during fiscal 2023 was $850,000. Under her employment agreement, Ms. Ardrey has a target annual fiscal bonus of 100% of her annual base salary rate, with a maximum annual cash bonus of up to 200% of her annual base salary rate and she is also eligible for long-term incentive grants.

Ms. Ardrey’s Employment Agreement contains non-compete restrictions. During the period of his employment and for a period of two years following her termination, Ms. Ardrey may not engage in, manage, join or work for (as an employee, consultant or independent contractor) or permit the use of her name by, or provide financial or other assistance to, any competitor that engages in the design, production, marketing and retailing of (i) handbags and other bags and related accessories or (ii) accessories such as jewelry, travel and leisure items, and baby clothes and accessories. In order to be treated as a competitor pursuant to Ms. Ardrey’s Employment Agreement, an enterprise would have to have received in the prior fiscal year at least 25% of its revenues from the design, production, marketing and/or retailing of handbags, other bags and related accessories or more than 50% of its revenues from the combination of the design, production, marketing and/or retailing of handbags, other bags and related accessories, accessories such as jewelry, travel and leisure items and baby clothes and accessories. Ms. Ardrey’s Employment Agreement also contains customary confidentiality provisions.

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Executive Compensation

For a description of severance benefits that Ms. Ardrey would be entitled to receive under certain circumstances, please see “Potential Payments Upon Termination or Change in Control – CEO.”

Mr. Wallstrom’s Employment Agreement. Mr. Wallstrom’s employment agreement with the Company was effective November 11, 2013 (the “Employment Agreement”) and was automatically renewed for fiscal 2023. The Employment Agreement was terminated upon Mr. Wallstrom’s retirement on December 31, 2022.

Mr. Wallstrom’s annual base salary rate during fiscal 2023 was $871,250. Under his employment agreement, Mr. Wallstrom had a target annual fiscal bonus of 100% of his annual base salary rate, with a maximum annual cash bonus of up to 200% of his annual base salary rate and he was also eligible for long-term incentive grants.

Mr. Wallstrom’s Employment Agreement contained non-compete restrictions. During the period of his employment and for a period of two years following his termination, Mr. Wallstrom may not engage in, manage, join or work for (as an employee, consultant or independent contractor) or permit the use of his name by, or provide financial or other assistance to, any competitor that engages in the design, production, marketing and retailing of (i) handbags and other bags and related accessories or (ii) accessories such as jewelry, travel and leisure items, and baby clothes and accessories. In order to be treated as a competitor pursuant to Mr. Wallstrom’s Employment Agreement, an enterprise would have to have received in the prior fiscal year at least 25% of its revenues from the design, production, marketing and/or retailing of handbags, other bags and related accessories or more than 50% of its revenues from the combination of the design, production, marketing and/or retailing of handbags, other bags and related accessories, accessories such as jewelry, travel and leisure items and baby clothes and accessories. Mr. Wallstrom’s Employment Agreement also contains customary confidentiality provisions.

For a description of severance benefits that Mr. Wallstrom received upon his retirement, please see “Potential Payments Upon Termination or Change in Control – CEO.”

COMPENSATION AND RISK

The Committee has evaluated the risk profile of our compensation policies and practices and concluded that they do not motivate imprudent risk taking. In its evaluation, the Committee reviewed our employee compensation structures and noted numerous factors and design elements that manage and mitigate risk without diminishing the incentive nature of the compensation, including a unique and strong corporate culture that attracts passionate and motivated employees who are excited about our products and our brand (as opposed to being motivated by purely financial considerations); a balanced mix between cash and equity and annual and longer-term incentives under our executive compensation program; ownership of our shares by senior management, which aligns their interests with the long-term interests of the Company and our shareholders; reasonable limits on annual incentive awards (as determined by a review of our current business plan); with respect to annual incentive awards, a balanced mix of performance measures, linear payouts between target levels and maximum payouts capped in fiscal 2023 at 200% of target for the CEO and other NEOs; and subjective considerations (including a review of individual performance) and discretion in compensation decisions, which limit the influence of formulae or objective factors on excessive risk taking.

The Committee also reviewed our compensation programs for certain design features that may have the potential to encourage excessive risk-taking, including over-weighting towards annual incentives, highly-leveraged payout curves, unreasonable thresholds, and steep payout cliffs at certain performance levels that may encourage short-term business decisions to meet payout thresholds. The Committee concluded that our compensation programs do not include such elements. In addition, the Committee analyzed our overall enterprise risks and how compensation programs may impact individual behavior in a manner that could exacerbate these enterprise risks. In view of these analyses, the Committee concluded that we have a balanced pay and performance program that does not encourage excessive risk-taking that is reasonably likely to have a material adverse effect on the Company.

34 ● 2023 Proxy Statement	VERA BRADLEY, INC.

Executive Compensation

EFFECT OF ACCOUNTING AND TAX TREATMENT ON COMPENSATION DECISIONS

In the review, establishment, and operation of our compensation programs, the Committee considers, among other factors, the anticipated accounting and tax implications to us and our executives. Section 162(m) of the Internal Revenue Code limits the amount of compensation that we may deduct in any one year with respect to our NEOs. The Tax Cuts and Jobs Act (the “Tax Act”) generally eliminated the exception that allowed for the deductibility of certain performance-based compensation for covered employees (as defined in the Tax Act). The Committee seeks to maintain flexibility in compensating our executives in a manner designed to promote our corporate goals and therefore we have not adopted a policy requiring all compensation to be deductible. The Committee will continue to evaluate what, if any, changes should be made to the Company’s compensation programs regarding the deductibility of compensation.

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Executive Compensation

COMPENSATION TABLES

Summary Compensation Table

The table below shows information concerning the annual compensation for services to the Company in all capacities of the Company’s NEOs, and certain former NEOs, during the last three completed fiscal years, each of which contained 52 weeks. The salary figures include a 75% reduction to base compensation for Mr. Wallstrom and a 30% reduction to base compensation for the other NEOs during a portion of fiscal 2021 to conserve cash as a result of the COVID-19 pandemic. Information regarding fiscal years 2022 and 2021 is omitted for Ms. Ardrey, Mr. Dely, and Mr. Korney because they were not NEOs during the relevant years.

NAME AND PRINCIPAL POSITION	FISCAL YEAR	SALARY	BONUS	STOCK AWARDS(2)	NON-EQUITY INCENTIVE PLAN COMPEN- SATION(3)	ALL OTHER COMPEN- SATION		TOTAL COMPEN- SATION

Jacqueline Ardrey	2023	$209,231	$860,000	$1,900,006	—	$163,400	(1)	$3,132,637
President and CEO, Vera Bradley, Inc.

John Enwright	2023	427,520	—	570,000	80,160	11,638	(4)	1,089,318
Chief Financial Officer, Vera Bradley, Inc.	2022	413,846	—	324,998	141,742	11,729	(4)	892,315
	2021	343,677	—	275,000	117,564	11,251	(4)	747,492

Mark C. Dely	2023	416,616	—	560,006	117,173	11,648	(4)	1,105,443
Chief Administrative & Legal Officer, Vera Bradley, Inc.

Robert Wallstrom	2023	804,231	—	1,399,998	402,116	3,530,829	(5)	6,137,174
Former President and CEO, Vera Bradley, Inc.	2022	869,616	—	1,649,992	541,336	11,600	(4)	3,072,544
	2021	646,500	—	1,400,004	654,500	7,761	(4)	2,708,765

Daren Hull	2023	571,693	—	565,000	125,058	23,403	(6)	1,285,154
Former Brand President, Vera Bradley	2022	565,000	—	549,990	266,172	11,882	(4)	1,393,044
	2021	446,476	—	400,004	173,813	11,265	(4)	1,031,558

Kevin Korney	2023	198,985	—	224,996	24,873	731,694	(7)	1,180,548
Former Chief Merchandising Officer, Vera Bradley
(1)	Represents relocation expenses.
(2)

Represents the aggregate grant date fair value of restricted stock units awarded during the fiscal year computed in accordance with FASB ASC Topic 718. The grant date fair value of each individual award of restricted stock units for fiscal 2023 is set forth in the Fiscal 2022 Grants of Plan-Based Awards table below. Additional information regarding the calculation of these values is included in Notes 2 and 8 to our consolidated financial statements. Performance-based awards are reflected at target. If the maximum level of performance-based awards were to be achieved for the awards granted in fiscal 2023, the aggregate grant date fair value would be $2,850,009 for Ms. Ardrey; $730,000 for Mr. Enwright; $715,009 for Mr. Dely; $2,099,997 for Mr. Wallstrom; $847,500 for Mr. Hull; and $337,494 for Mr. Korney.

(3)	Represents annual incentive compensation paid under the Company’s Annual Incentive Bonus Program.
(4)	Represents 401(k) matching contributions made by the Company.
(5)	Includes $3,485,000 for severance; $33,510 for accrued vacation time; and $12,319 for 401(k) matching contributions made by the Company.
(6)	Includes $11,751 for accrued vacation time and $11,652 for 401(k) matching contributions made by the Company.
(7)	Includes $688,939 for severance; $28,727 for accrued vacation time; $10,414 for 401(k) matching contributions made by the Company; and $3,614 for other taxable fringe benefits.

36 ● 2023 Proxy Statement	VERA BRADLEY, INC.

Executive Compensation

Fiscal 2023 Grants of Plan-Based Awards

The following table sets forth information regarding grants of plan-based awards in fiscal 2023. In this table “TRSU” stands for time-based restricted stock unit and “PRSU” stands for performance-based restricted stock unit.

			ESTIMATED POSSIBLE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS(1)			ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS(2)

	TYPE OF AWARD	GRANT DATE	THRESHOLD	TARGET	MAXIMUM	THRESHOLD	TARGET	MAXIMUM	ALL OTHER STOCK AWARDS	GRANT DATE FAIR VALUE OF STOCK AWARDS(3)

Jacqueline Ardrey	Annual Incentive		$—	$—	$—
	TRSUs	November 1, 2022							289,635	$950,003
	PRSUs	November 1, 2022				72,409	289,635	579,270		950,003

John Enwright	Annual Incentive		$66,800	$213,760	$427,520
	TRSUs	April 1, 2022							21,419	160,000
	TRSUs	December 9, 2022							53,305	250,000
	PRSUs	April 1, 2022				5,355	21,419	42,838		160,000

Mark C. Dely	Annual Incentive		$65,096	$208,308	$416,616
	TRSUs	April 1, 2022							20,750	155,003
	TRSUs	December 9, 2022							53,305	250,000
	PRSUs	April 1, 2022				5,188	20,750	41,500		155,003

Robert Wallstrom	Annual Incentive		$272,266	$871,250	$1,742,500
	TRSUs	April 1, 2022							93,708	699,999
	PRSUs	April 1, 2022				23,427	93,708	187,416		699,999

Daren Hull	Annual Incentive		$127,016	$406,452	$812,904
	TRSUs	April 1, 2022							37,818	282,500
	PRSUs	April 1, 2022				9,455	37,818	75,636		282,500

Kevin Korney	Annual Incentive		$49,064	$157,006	$314,012
	TRSUs	April 1, 2022							15,060	112,498
	PRSUs	April 1, 2022				3.765	15,060	30,120		112,498
(1)

Awards available under the Company’s fiscal 2023 Annual Incentive Bonus Program. For Mr. Enwright and Mr. Dely, the amounts shown above are based upon fiscal 2023 eligible earnings. Mr. Wallstrom, Mr. Hull, and Mr. Korney’s target possible payout is based on fiscal 2023 eligible earnings had they not left the Company.

(2)

Awards made under the Incentive Plan to certain employees and directors, including our NEOs. TRSUs vest in three equal annual installments on the first, second, and third anniversaries of the grant date. PRSUs have a three-year cliff-vesting schedule based on continued employment and performance. The performance feature is based on earnings per share growth over the three-year performance period. Vesting would be accelerated in the event of death, disability, or a change in control. See “— Potential Payments on Termination or Change in Control.” If the Company were to declare any cash dividend on its common shares, an equivalent amount per RSU would be credited to an account for each holder and paid to the holder in cash (or forfeited) at the time the shares underlying the RSU are delivered to the holder (or forfeited). Amounts in this account would bear interest at the prime rate reported in the Midwest Edition of The Wall Street Journal from the date of deposit until paid to the holder or forfeited in accordance with the Incentive Plan.

(3)	Represents the grant date fair value of each award computed in accordance with FASB Topic 718.

VERA BRADLEY, INC.	2023 Proxy Statement ● 37

Executive Compensation

Outstanding Equity Awards at 2023 Fiscal Year-End

The following table sets forth information regarding outstanding equity awards as of January 28, 2023.

	STOCK AWARDS

	RESTRICTED STOCK UNIT GRANT DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)(1)		MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED ($)(2)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (#)(1)		EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED ($)(2)
Jacqueline Ardrey	November 1, 2022	289,635	(3)	$1,607,474	289,635	(5)	$1,607,474

John Enwright	April 7, 2020	19,434	(7)	107,859	—	(4)	—
	April 2, 2021	10,580	(8)	58,719	1,322	(6)	7,337
	April 1, 2022	21,419	(9)	118,875	3,570	(6)	19,814
	December 9, 2022	53,305	(10)	295,843	—	(4)	—

Mark C. Dely	April 7, 2020	17,667	(11)	98,052	—	(4)	—
	April 2, 2021	9,766	(12)	54,201	1,220	(6)	6,771
	April 1, 2022	20,750	(13)	115,163	3,458	(6)	19,192
	December 9, 2022	53,305	(10)	295,843	—	(4)	—

Robert Wallstrom	April 7, 2020	94,172	(14)	522,655	—	(4)	—
	April 2, 2021	39,164	(15)	217,360	—	(4)	—
	April 1, 2022	42,949	(16)	238,367	—	(4)	—
Daren Hull(17)	April 7, 2020	—		—	—		—
	April 2, 2021	—		—	—		—
	April 1, 2022	—		—	—		—

Kevin Korney(17)	April 7, 2020	—		—	—		—
	April 2, 2021	—		—	—		—
	April 1, 2022	—		—	—		—
(1)

Time-based restricted stock units (TRSUs) vest in three equal annual installments on the first, second, and third anniversaries of the grant date. Performance-based restricted stock units (PRSUs) have a three-year cliff-vesting schedule based on continued employment and performance. The performance feature is based on earnings per share growth over the three-year performance period. See “—Potential Payments on Termination or Change in Control” for details of outstanding awards where vesting would be accelerated in the event of death, disability, retirement, or upon a change in control.

(2)	Based on the closing price of $5.55 of the Company’s common shares on January 27, 2023 (the last trading day prior to the end of the fiscal year) as reported by The NASDAQ Stock Market.
(3)	Includes 289,635 TRSUs granted under the Incentive Plan.
(4)	There are no unearned PRSUs for this award.
(5)	Includes the number of PRSUs subject to incomplete performance years. The shares are reflected at the target payout level.
(6)	Includes the number of PRSUs subject to incomplete performance years. The shares are reflected at the threshold payout level, or 25% of target.
(7)

Includes 11,234 TRSUs and 8,200 PRSUs granted under the Incentive Plan. The first, second, and third installments of the TRSUs vested on April 7, 2021, April 7, 2022, and April 7, 2023, respectively. The PRSUs vested on April 7, 2023.

(8)	Includes 10,580 TRSUs granted under the Incentive Plan. The first and second installments of the TRSUs vested on April 2, 2022 and April 2, 2023, respectively.
(9)	Includes 21,419 TRSUs granted under the Incentive Plan. The first installment of the TRSUs vested on April 1, 2023.
(10)	Includes 53,305 TRSUs granted under the Incentive Plan.
(11)

Includes 10,213 TRSUs and 7,454 PRSUs granted under the Incentive Plan. The first, second, and third installments of the TRSUs vested on April 7, 2021, April 7, 2022, and April 7, 2023, respectively. The PRSUs vested on April 7, 2023.

(12)	Includes 9,766 TRSUs granted under the Incentive Plan. The first and second installments of the TRSUs vested on April 2, 2022 and April 2, 2023, respectively.
(13)	Includes 20,750 TRSUs granted under the Incentive Plan. The first installment of the TRSUs vested on April 1, 2023.

38 ● 2023 Proxy Statement	VERA BRADLEY, INC.

Executive Compensation

(14)

Includes 52,424 TRSUs and 41,748 PRSUs granted under the Incentive Plan. Due to Mr. Wallstrom’s retirement as defined in his Third Amended and Restated Employment Agreement, the TRSUs were prorated based on the number of full fiscal months service was provided during the restricted period and the PRSUs were earned to the extent of actual performance in the performance year. The TRSUs and PRSUs vested on April 7, 2023.

(15)

Includes 39,164 TRSUs granted under the Incentive Plan. Due to Mr. Wallstrom’s retirement as defined in his Third Amended and Restated Employment Agreement, the TRSUs were prorated based on the number of full fiscal months service was provided during the restricted period. The TRSUs vested on April 7, 2023.

(16)

Includes 42,949 TRSUs granted under the Incentive Plan. Due to Mr. Wallstrom’s retirement as defined in his Third Amended and Restated Employment Agreement, the TRSUs were prorated based on the number of full fiscal months service was provided during the restricted period. The TRSUs vested on April 7, 2023.

(17)	Mr. Hull and Mr. Korney left the Company in January 2023 and August 2022, respectively; therefore, all unvested TRSUs and PRSUs were forfeited.

Option Exercises and Shares Vested

We have no outstanding stock options.

The following table shows the number of restricted stock units which vested for each NEO in fiscal 2023:

	NUMBER OF SHARES OR UNITS ACQUIRED ON VESTING (#)	NET VALUE REALIZED ON VESTING(1)

Jacqueline Ardrey	—	$—

John Enwright	29,468	213,842

Mark C. Dely	26,743	194,050

Robert Wallstrom	141,003	1,020,678

Daren Hull	46,001	334,620

Kevin Korney	26,337	191,017
(1)	Computed by multiplying the number of shares vested by the Company’s closing stock price the day prior to the scheduled vesting date(s).

Pension Benefits

Aside from our 401(k) plan, we do not maintain any pension plan or arrangement under which our NEOs are entitled to participate or receive post-retirement benefits.

Nonqualified Deferred Compensation

We do not maintain any nonqualified deferred compensation plan or arrangements under which our NEOs are entitled to participate.

VERA BRADLEY, INC.	2023 Proxy Statement ● 39

Executive Compensation

Potential Payments Upon Termination or Change in Control

Severance Benefits. With the exception of Mr. Wallstrom, Mr. Hull, and Mr. Korney, the following table shows the value of cash severance benefits that would have been payable to each of our NEOs under arrangements or contracts described below, as well as the value of equity awards that would vest, assuming a termination of employment as of January 28, 2023. For Mr. Wallstrom, Mr. Hull, and Mr. Korney, the table reflects actual severance benefits earned based on separation from the Company. In this table “TRSU” stands for time-based restricted stock units and “PRSU” stands for performance-based restricted stock units.

	TERMINATION BY COMPANY WITHOUT CAUSE/ BY EXECUTIVE FOR GOOD REASON		TERMINATION BY COMPANY FOR CAUSE/ BY EXECUTIVE WITHOUT GOOD REASON	CHANGE IN CONTROL TERMINATION		TERMINATION FOLLOWING DEATH OR DISABILITY(12)

Jacqueline Ardrey
Cash	$4,260,000	(1)	—	$5,960,000	(2)	$860,000	(3)
COBRA(4)	—		—	—		—
Value of unvested shares that would be accelerated(5)
—TRSU	—		—	1,607,474	(6)	1,607,474	(6)
—PRSU	—		—	1,607,474	(7)	—	(7)
Other(11)	817		817	50,817		817

John Enwright(16)
Cash	1,133,560	(8)	—	1,589,000	(9)	330,160	(10)
COBRA(4)	20,259		—	20,259		20,259
Value of unvested shares that would be accelerated (5)
—TRSU	—		—	535,786	(6)	535,786	(6)
—PRSU	—		—	154,124	(7)	45,510	(7)
Other(11)	18,952		18,952	48,952		18,952

Mark C. Dely(16)
Cash	1,150,923	(8)	—	1,556,250	(9)	367,173	(10)
COBRA(4)	13,904		—	13,904		13,904
Value of unvested shares that would be accelerated (5)
—TRSU	—		—	521,889	(6)	521,889	(6)
—PRSU	—		—	145,249	(7)	41,370	(7)
Other(11)	10,048		10,048	40,048		10,048

Robert Wallstrom(13)
Cash	3,887,116		—	—		—
COBRA	30,389		—	—		—
Value of unvested shares that would be accelerated (5)
—TRSU	746,680		—	—		—
—PRSU	231,701		—	—		—
Other	33,510		—	—		—

Daren Hull(14)
Cash	1,361,722		—	—		—
COBRA	24,368		—	—		—
Value of unvested shares that would be accelerated
TRSU	—		—	—		—
PRSU	—		—	—		—
Other	11,751		—	—		—

Kevin Korney(15)
Cash	713,812	(8)	—	—		—
COBRA	8,222		—	—		—
Value of unvested shares that would be accelerated
—TRSU	—		—	—		—
—PRSU	—		—	—		—
Other	28,727		—	—		—
(1)

Pursuant to her employment agreement, upon a termination by the Company without cause or by Ms. Ardrey for good reason, she is entitled to a cash payment equal to any bonus for the prior fiscal year which has been earned but is unpaid, a lump sum payment equal to two times the sum of her annual base salary rate plus her target bonus in the year of termination, a pro rata portion of the amount of bonus that she would have received for the year in which her employment terminated, and payment of her sign-on bonus.

40 ● 2023 Proxy Statement	VERA BRADLEY, INC.

Executive Compensation

(2)

Pursuant to her employment agreement, upon a termination in anticipation of, upon or within 24 months following a change in control, Ms. Ardrey is entitled to a cash payment equal to any bonus for the prior fiscal year which has been earned but is unpaid, a lump sum payment equal to three times the sum of her annual base salary rate plus her target bonus in the year of termination, a pro rata portion of the amount of bonus that she would have received for the year in which her employment terminated, and payment of her sign-on bonus.

(3)

Pursuant to her employment agreement, upon a termination for death or disability, Ms. Ardrey is entitled to a cash payment equal to any bonus for the current fiscal year which has been earned but is unpaid. For purposes of this table, the current year bonus has been assumed at the actual fiscal 2023 sign-on bonus payout.

(4)

COBRA continuation coverage reflects monthly payments made by the Company for a period of 18 months in the case of Ms. Ardrey and 12 months in the case of the other NEOs and is based upon coverage elections in place as of January 28, 2023. This amount assumes the NEO elects COBRA coverage and is eligible to participate in COBRA for the payment period.

(5)	Based on the closing price of $5.55 of the Company’s common shares on January 27, 2023 (the last trading day prior to the end of the fiscal year) as reported by The NASDAQ Stock Market.
(6)	Figure includes grants of TRSUs which would vest in the event of death, disability, or upon a change in control.
(7)

Figure includes grants of PRSUs which would vest in the event of death, disability, or upon a change in control. For completed performance years, the number of shares reflects earned shares based on actual performance to goal. For incomplete performance years, upon a change in control, the shares above are reflected at target. In the event of death or disability, the grants would be prorated based on the number of full fiscal months in which the executive provided service during the performance period.

(8)

Pursuant to the Severance Plan (as described below), upon a termination by the Company without cause or by the executive for good reason, he or she is entitled to a cash payment equal to a pro rata portion of the amount of bonus that he or she would have received for the year in which his or her employment terminated, and a lump sum payment equal to one and one-quarter times the sum of his or her annual base salary rate plus target bonus in the year of termination. For purposes of this table, the pro rata bonus has been assumed at the actual fiscal 2023 bonus payout.

(9)

Pursuant to the severance plan, upon a termination in anticipation of, upon or within 24 months following a change in control, the executive is entitled to a cash payment equal to any bonus for the prior fiscal year which has been earned but is unpaid, a lump sum payment equal to one and three-quarters times the sum of his or her annual base salary rate plus target bonus in the year of termination, and a payment equal to his or her target bonus in the year of termination prorated for the number of weeks the executive was employed for the fiscal year.

(10)

Pursuant to the severance plan, upon a termination for death or disability, the executive or his or her estate is entitled to a cash payment equal to a pro rata portion of the amount of bonus that he or she would have received for the year in which his or her employment terminated. For purposes of this table, the current year bonus has been assumed at the actual fiscal 2023 bonus payout.

(11)

Figure includes accrued vacation of 2 hours for Ms. Ardrey, 92 hours for Mr. Enwright, and 50 hours for Mr. Dely. In the event of a change in control, this amount also includes a maximum of $50,000 of outplacement services for Ms. Ardrey and $30,000 for all other NEOs.

(12)

As none of the NEOs met or exceeded the age of 65, the normal retirement age of the Company, as of January 28, 2023, severance benefits due to retirement were excluded. Mr. Wallstrom’s retirement benefits were in accordance with his Third Amended and Restated Employment Agreement.

(13)

Mr. Wallstrom retired from the Company on December 31, 2022 and the figures presented represent actual benefits received. His cash severance payment was $3,485,000, a pro rata portion of the amount of the annual bonus, as a result of Mr. Wallstrom’s termination date occurring after the last day of the first fiscal quarter, was $402,116, and his accrued vacation payment was $33,510. The value of Mr. Wallstrom’s COBRA benefit was $30,389 for 18 months, although no specific COBRA payments have been made on his behalf. Refer to Outstanding Equity Awards at 2023 Fiscal -End for an explanation of equity awards vested on April 7, 2023 as a result of Mr. Wallstrom’s retirement.

(14)

Mr. Hull’s employment from the Company was terminated on January 23, 2023 and the figures presented represent actual benefits received. His cash severance payment was $1,236,664, a pro rata portion of the amount of the annual bonus, as a result of Mr. Hull’s termination date occurring after the last day of the first fiscal quarter, was $125,058, and his accrued vacation payment was $11,751. The value of Mr. Hull’s COBRA benefit was $24,368 for 12 months, although no specific COBRA payments have been made on his behalf.

(15)

Mr. Korney’s employment from the Company was terminated on August 2, 2022 and the figures presented represent actual benefits received. His cash severance payment was $688,939, a pro rata portion of the amount of the annual bonus, as a result of Mr. Korney’s termination date occurring after the last day of the first fiscal quarter, was $24,873, and his accrued vacation payment was $28,727. The value of Mr. Korney’s COBRA benefit was $8,222 for 12 months from his termination date, although no specific COBRA payments have been made on his behalf.

(16)

Includes a $250,000 cash retention bonus to be paid December 1, 2023. In accordance with the Letter Agreement dated December 1, 2022, the payment of the bonus will be received only if employed by a Vera Bradley entity on the retention date or employment is terminated before the retention date (a) by a Vera Bradley entity without Cause, or (b) as a result of resignation for Good Reason, or (c) due to death or Disability.

VERA BRADLEY, INC.	2023 Proxy Statement ● 41

Executive Compensation

SEVERANCE AGREEMENTS AND ARRANGEMENTS

Chief Executive Officer. Under her Employment Agreement, if the Company terminates Ms. Ardrey’s employment without cause or Ms. Ardrey terminates her employment for good reason (each as defined in the Employment Agreement), Ms. Ardrey will be entitled to (i) any bonus earned in the fiscal year prior to the employment termination that has not yet been paid, (ii) a pro rata portion of the amount of bonus, if any, that he would have received for the year in which his employment terminated; (iii) a lump sum payment equal to two times the sum of her (a) annual base salary rate and (b) target bonus for the fiscal year of termination; (iv) immediate accelerated full vesting of the time-based restricted stock units under the Sign-On Award and immediate accelerated vesting of the time-based vesting applicable to the performance-based portion of the restricted stock units under the Sign-On Award pending satisfaction of the performance vesting criteria, as well as full payment of the Sign-On Bonus; and (vi) monthly cash reimbursement of COBRA premiums for a period of eighteen months. If the Company terminates Ms. Ardrey’s employment without cause or Ms. Ardrey terminates her employment for good reason and such termination is within 24 months after a change in control of the Company, Ms. Ardrey will receive, in addition to the payments and benefits described in the preceding sentence, an additional lump sum payment equal to the sum of her (a) annual base salary rate and (b) target bonus for the fiscal year of termination, in exchange for her continued compliance with the restrictive covenants set forth in the Employment Agreement after the change in control and reimbursement for outplacement assistance up to a maximum amount of $50,000. If the payments and benefits to Ms. Ardrey under the Employment Agreement, together with all other amounts payable to her following a change in control (the “Total Payments”), would be subject to an excise tax under the provisions of Code Section 4999 (the “Excise Tax”), then Ms. Ardrey will receive either (i) the Total Payments or (ii) the Total Payments as reduced so that the amount of the Total Payments (after reduction) is $1.00 less than the amount that would cause the payments to be subject to the Excise Tax; whichever of the two would provide her with a greater after-tax value of amounts received.

If Ms. Ardrey’s employment is terminated by death or disability, Ms. Ardrey or her estate will be entitled to: (i) any bonus that has been earned but not paid; (ii) a prorated bonus, if any, Ms. Ardrey would have received for the year in which her employment terminated;

(iii) the Sign-On Bonus and the Sign-On Award; and (iv) in the case of termination due to disability, reimbursements of COBRA premiums. Mr. Wallstrom’s Employment Agreement terminated as a result of his retirement on December 31, 2022.

Former Chief Executive Officer. Under his Employment Agreement, if the Company terminates Mr. Wallstrom’s employment without cause or Mr. Wallstrom terminates his employment for good reason or either Party terminates due to retirement (each as defined in the Employment Agreement), Mr. Wallstrom will be entitled to (i) any bonus earned in the fiscal year prior to the employment termination that has not yet been paid, (ii) a pro rata portion of the amount of bonus, if any, that he would have received for the year in which his employment terminated; (iii) a lump sum payment equal to two times the sum of his (a) annual base salary rate and (b) target bonus for the fiscal year of termination; and (iv) monthly cash reimbursement of COBRA premiums for a period of eighteen months. If the Company terminates Mr. Wallstrom’s employment without cause or Mr. Wallstrom terminates his employment for good reason and such termination is within 24 months after a change in control of the Company, Mr. Wallstrom will receive, in addition to the payments and benefits described in the preceding sentence, an additional lump sum payment equal to the sum of his (a) annual base salary rate and (b) target bonus for the fiscal year of termination, in exchange for his continued compliance with the restrictive covenants set forth in the Employment Agreement after the change in control and reimbursement for outplacement assistance up to a maximum amount of $50,000. If either Party terminates Mr. Wallstrom’s employment due to retirement, as defined in the Agreement, Mr. Wallstrom would also be entitled to receive retirement benefits as have been or may be adopted and modified by the Company, including any retirement provisions outlined in award agreements made pursuant to the Company’s Equity Plan. If the payments and benefits to Mr. Wallstrom under the Employment Agreement, together with all other amounts payable to him following a change in control (the “Total Payments”), would be subject to an excise tax under the provisions of Code Section 4999 (the “Excise Tax”), then Mr. Wallstrom will receive either (i) the Total Payments or (ii) the Total Payments as reduced so that the amount of the Total Payments (after reduction) is $1.00 less than the amount that would cause the payments to be subject to the Excise Tax; whichever of the two would provide him with a greater after-tax value of amounts received.

42 ● 2023 Proxy Statement	VERA BRADLEY, INC.

Executive Compensation

If Mr. Wallstrom’s employment is terminated by death or disability, Mr. Wallstrom or his estate will be entitled to: (i) any bonus that has been earned but not paid; (ii) a pro-rated bonus, if any, Mr. Wallstrom would have received for the year in which his employment terminated; and (iii) in the case of termination due to disability, reimbursements of COBRA premiums.

Severance Plan. On May 21, 2014, the Compensation Committee adopted the Vera Bradley, Inc. 2014 Executive Severance Plan (the “Severance Plan”). The Severance Plan was amended on May 30, 2018 to remove the reference to Executive Vice President and Senior Vice President position levels and replacing it with an executive officer level only. With the exception of Ms. Ardrey and Mr. Wallstrom, all NEOs are participants in the Severance Plan, in addition to other officers of the Company.

Under the Severance Plan, if the Company terminates a participant’s employment without cause or the participant terminates his or her employment for good reason (each as defined in the Severance Plan), the participant will be entitled to (i) any bonus earned in the fiscal year prior to the employment termination that has not yet been paid; (ii) a pro rata portion of the amount of the target bonus (as defined in the Severance Plan), if any, that he or she would have received for the year in which his or her employment terminated; (iii) a lump sum payment equal to one and one-quarter times the sum of his or her (a) annual base salary rate and (b) target bonus for the fiscal year of termination; and (v) monthly cash reimbursement of COBRA premiums for a period of twelve months.

If the Company terminates a participant’s employment without cause or a participant terminates his or her employment for good reason and such termination is within 24 months after a change in control (as defined in the Severance Plan) of the Company, the participant will receive, (i) any bonus earned in the fiscal year prior to the employment termination that has not yet been paid; (ii) a pro rata portion of the target bonus for the year in which his or her employment terminated; (iii) a lump sum payment equal to one and three-quarter times the sum of his or her (a) annual base salary rate and (b) target bonus for the fiscal year of termination; and (v) monthly cash reimbursement of COBRA premiums for a period of twelve months.

If a participant’s employment is terminated by death or disability, the participant or his or her estate will be entitled to receive (i) any bonus earned in the fiscal year prior to the employment termination that has not yet been paid; (ii) a pro rata portion of the amount of bonus

(as defined in the Severance Plan), if any, that he or she would have received for the year in which his or her employment terminated; and (iii) in the case of termination due to disability, monthly cash reimbursement of COBRA premiums for a period of twelve months.

The Severance Plan contains customary non-competition and confidentiality provisions. During the period of each participant’s employment and for a period of one year following termination of employment for any reason, the participants may not associate, directly or indirectly, as an employee, officer, director, agent, partner, owner, stockholder, representative, consultant, or vendor with, for or on behalf of any competitor (as defined below), unless the Compensation Committee has approved such an association. For purposes of the Severance Plan, the term “competitor” means any entity, company, enterprise, or group which engages in the sale of duffel bags, backpacks, totes, or handbags and whose annual sales revenue is less than three hundred million dollars or those added to a list which the Compensation Committee reviews biannually. In addition, participants may not solicit or accept if offered the services of any person who is a then-current employee of the Company (or was an employee of the Company during the year preceding such solicitation) to terminate employment or an engagement with the Company, not including any general, non-targeted advertising or agree to hire any then-current employee (or an individual who was an employee of the Company during the year preceding such hire) of the Company into employment with the participant or any company, individual or other entity.

Treatment of Equity Awards

Grants under the 2010 and 2020 Equity and Incentive Plans

Generally. Except in the case of a change in control or the executive’s death, disability, or retirement, upon an executive’s termination in service from the Company all unearned and unvested grants of both time-based and performance-based restricted stock units will be forfeited.

Change in Control. Under the terms of the grant agreements, all unvested performance-based restricted stock units will vest in the event of a change in control. With respect to performance years that have been completed at the time of a change in control, unvested performance-based restricted stock units will be earned and vested to the extent of actual performance for such performance year. With respect to performance years that have not been completed at the time of a change in

VERA BRADLEY, INC.	2023 Proxy Statement ● 43

Executive Compensation

control, performance-based restricted stock units will be deemed to be earned at the target level, with any such earned units becoming fully vested.

With respect to time-based restricted stock units, upon a change in control that portion of any outstanding award that is not yet vested as of the date of the change in control will become immediately and fully vested and paid immediately prior to the change in control.

The Incentive Plan defines a “change in control” to mean the occurrence of any one or more of the following: (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the Securities and Exchange Commission as in effect on the date of the award), other than: (i) Barbara Baekgaard, Patricia Miller, Michael Ray and Kim Colby and their respective heirs and descendants and any trust established for their benefit; (ii) the Company or a corporation owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company; or (iii) any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its affiliates, of securities of the Company representing more than twenty-five percent (25%) of the combined voting power of the Company’s then outstanding securities; (b) the occupation of a majority of the seats (other than vacant seats) on the board of directors by persons who were neither (i) nominated by the board nor (ii) appointed by directors so nominated; or (c) the consummation of (i) an agreement for the sale or disposition of all or substantially all of the Company’s assets or (ii) a merger, consolidation, or reorganization of the Company with or involving any other corporation, other than a merger, consolidation or reorganization that results in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation or reorganization.

Death or Disability. Under the terms of the grant agreements, all unvested performance-based restricted stock units will vest in the event that an executive’s service with the Company terminates as a result of death or disability during the performance period, (i) with respect to performance years that have been completed at the time of death or disability, each tranche will be earned only to the extent of actual performance in the performance year; and (ii) with respect to performance years that have not been completed at the time of death or disability, each tranche will be deemed to be earned based on the “target” level of performance for such performance year, but prorated based on the number of full fiscal months in which the executive provided service during the performance period.

With respect to time-based restricted stock units, in the event of the executive’s death or disability, any portion of any outstanding award that is not yet vested as of the date of death or disability shall become immediately and fully vested.

The Incentive Plan states that “disability” may be defined in any employment, consulting, or other agreement between the Company and the executive or, in the absence of such an agreement, “disability” will mean (i) any permanent physical or mental incapacity or disability rendering the Participant unable or unfit to perform effectively the duties and obligations of the executive’s service or (ii) any illness, accident, injury, physical or mental incapacity or other disability, which condition is expected to be permanent or long-lasting and has rendered the executive unable or unfit to perform effectively the duties and obligations of the Participant’s service for a period of at least 180 days in any twelve-consecutive month period (in either case, as determined in the good faith judgment of the Compensation Committee). There are no outstanding employment, consulting or other agreements between the Company and any executive which otherwise define the term “disability.”

Retirement. Under the terms of the grant agreements, all unvested performance-based restricted stock units will vest in the event that an executive’s service with the Company terminates as a result of retirement during the performance period, (i) with respect to performance years that have been completed at the time of retirement, each tranche will be earned only to the extent of actual performance in the performance year; and (ii) with respect to performance years that have not been completed at the time of retirement, each tranche will be deemed to be earned based on the “target” level of performance for such performance year, but prorated based on the number of full fiscal months in which the executive provided service during the performance period.

With respect to time-based restricted stock units, in the event of the executive’s retirement, any portion of any outstanding award that is not yet vested as of the date of retirement shall become immediately and fully vested but prorated based on the number of full fiscal months in which the executive provided service.

44 ● 2023 Proxy Statement	VERA BRADLEY, INC.

Executive Compensation

The Incentive Plan states that “retirement” means a termination of service on or after reaching the age established by the Company as the normal retirement age in any unexpired employment, consulting or other agreement between the executive and the Company, or, if different, a qualified retirement plan sponsored by the Company. There are no outstanding employment, consulting or other agreements between the Company and any executive which otherwise define the term “retirement.”

VERA BRADLEY, INC.	2023 Proxy Statement ● 45

Pay Ratio Disclosure

PAY RATIO DISCLOSURE

In August 2015, the SEC adopted a rule mandated by section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act that requires most registrants to disclose the ratio of the total annual compensation of their principal executive officer (“PEO”) to the total annual compensation of their median employee. Due to there being more than one PEO who served during the fiscal year, we calculated the annualized compensation for Mr. Wallstrom, the PEO who served on the date we selected to identify the median employee. For Mr. Wallstrom’s compensation, we annualized his salary and incentive compensation for fiscal 2023 as if he had not left the Company and added the stock awards and all other compensation disclosed in the summary compensation table.

In determining the median employee, we included employees other than the PEO who were employed as of December 31, 2021, which is within three months of the Company’s fiscal 2022 year end. There were no changes in the employee population or overall compensation arrangements that we believe would significantly impact the pay ratio disclosure.

In calculating the median employee, we:

•	Used gross compensation as reported on each employee’s Form W-2 for calendar year 2021;

•	Annualized salaries for part-time and full-time employees who were not employed for the entire 2021 calendar year (but did not annualize temporary and seasonal employees);

•	Excluded health care benefits; and

•	Excluded employees at non-U.S. locations, which consisted of approximately 25 employees as of the end of calendar year 2021 and represented only approximately 1% of total employees.

Based on our calculations, the median employee was a part-time retail store associate with total annual compensation of $17,836 (calculated under Item 402(c)(2)(x) of Regulation S-K) during fiscal 2023. The total annualized compensation during fiscal 2023 for Mr. Wallstrom was $6,237,703 which resulted in a ratio of the PEO compensation to the median employee compensation of 350 to 1.

As an alternative to the SEC required pay ratio, and to provide a look at a pay ratio of PEO compensation based on full-time employment, we annualized the median employee’s compensation and calculated another pay ratio. We did this by determining an effective hourly rate based on the total annual compensation and divided by the hours worked. We then multiplied the hourly rate by 2,080 hours and added any incentive compensation to approximate what the median employee would have earned if they worked full-time for the year. This annualized amount was $36,919. This resulted in a pay ratio of PEO compensation to the median employee compensation of 169 to 1. In addition, we removed the severance-related compensation (including the $3,485,000 lump sum payment and $33,510 accrued vacation time payment) from Mr. Wallstrom’s annualized compensation figure and calculated another pay ratio using the same assumptions for the aforementioned annualized median employee compensation. This resulted in a pay ratio of PEO compensation to the median employee compensation of 74 to 1. These ratios are supplemental and voluntarily provided. These ratios should not be used as a substitute for, or in isolation from, the pay ratio calculated in accordance with the rule adopted by the SEC.

The pay ratio reported by other companies may not be comparable to the pay ratio reported by us, as the method,

assumptions, adjustments, or estimates used to calculate the median employee may be different from the method used by us. In addition, other companies may have different employment and compensation practices than we do.

46 ● 2023 Proxy Statement	VERA BRADLEY, INC.

Pay Versus Performance Disclosure

PAY VERSUS PERFORMANCE DISCLOSURE
Under rules adopted pursuant to the Dodd-Frank Act, we are required to disclose certain information about the relationship between
the compensation actually paid to our named executive officers and certain measures of company performance. The material that follows is provided in compliance with these rules; however, additional information regarding our compensation philosophy, the structure of our performance-based compensation programs, and compensation decisions made this year is described above in our “Executive Compensation Discussion and Analysis.”
The following table contains information pertaining to executive compensation actually paid and certain financial performance of the Company for our Principal Executive Officers (PEOs) and other NEOs
(Non-PEO
NEOs) who served during the relevant fiscal years calculated in accordance with Item 402(v) of SEC Regulation
S-K.
The pay versus performance information herein was not considered in making compensation decisions for the years presented.

							Value of Initial Fixed $100 investment based on:

Fiscal Year	Summary Compensation Table Total for PEO, Ms. Ardrey	Compensation Actually Paid (“CAP”) to PEO, Ms. Ardrey	Summary Compensation Table Total for PEO, Mr. Wallstrom	Compensation Actually Paid (“CAP”) to PEO, Mr. Wallstrom	Average Summary Compensation Table Total for Non-PEO NEOs (1)	Average Compensation Actually Paid (“CAP”) to Non-PEO NEOs (1)	Total Shareholder Return (“TSR”)	Peer Group Total Shareholder Return (2)	GAAP Net (Loss) Income ($ in millions) (3)	Adjusted EPS ($)

2023	$3,132,637	$4,447,579	$6,137,174	$3,394,118	$1,165,116	$561,342	$57.93	$70.25	$(59.7)	$0.24 (4)

2022	N/A	N/A	3,072,544	1,973,870	1,006,028	789,228	82.57	96.33	17.8	0.66 (5)

2021	N/A	N/A	2,708,765	3,280,195	823,565	919,605	88.20	97.80	8.7	0.63 (6)
(1)
The
non-PEO
NEOs include the following for each of the fiscal years presented: fiscal 2023: Mr. Enwright, Mr. Dely, Mr. Hull, and Mr. Korney; fiscal years 2022 and 2021: Mr. Enwright, Mr. Hull, Beatrice Mac Cabe, and Mary Beth Trypus.

(2)	Represents the S&P 500 Apparel, Accessories, and Luxury Goods Index.
(3)	Refer to the Financial Results within the Proxy Summary of this document for an explanation of items impacting comparability of the GAAP net (loss) income for each of the years presented.
(4)
During fiscal 2023, the GAAP loss per share of $(1.90) was negatively impacted by $67.4 million of after-tax charges, or approximately $2.14 per share, including $40.6 million of goodwill and intangible asset impairment charges; $12.2 million of inventory adjustments associated with Pura Vida excess inventory and mask products, the exit of certain technology products, and discounted inventory, as well as PO cancellation fees; $7.4 million of severance, retention, and former CEO stock-based compensation charges associated with retirement; $3.3 million of consulting and professional fees primarily associated with cost savings initiatives, the CEO search, and strategic initiatives; $1.8 million for the amortization of definite-lived intangible assets; $1.0 million of store and right-of-use asset impairment charges; $0.8 million related to the new CEO sign-on bonus and relocation expenses; and $0.3 million of goodMRKT brand exit costs.

(5)
During fiscal 2022, GAAP diluted EPS of $0.52 was negatively impacted by $4.8 million of after-tax charges, or approximately $0.14 per share, including $3.0 million for incremental expense associated with the delayed renewal of GSP (Generalized System of Preferences) tariff relief and $1.8 million of charges related to the amortization of definite-lived intangible assets and store impairment charges.

(6)
Represents the annual EPS. For adjusted EPS associated with the fiscal 2021 tranche of the Company’s performance-based restricted stock units, Q2 to Q4 results were utilized as a result of the
COVID-19
pandemic. During fiscal 2021, GAAP diluted EPS of $0.26 was negatively impacted by $12.7 million of after-tax charges, or approximately $0.38 per share, including $4.8 million for amortization of definite-lived intangible assets; $4.5 million of store impairment charges; $2.1 million of technology-related re-platforming charges (“Project Novus”); $1.1 million of COVID-19-related charges including the cancellation of certain purchase orders and certain department store exit costs; and $0.2 million for an adjustment upon payment of the earn-out liability associated with the Pura Vida transaction.

CAP in the table above is calculated by adjusting the Summary
Compensation
Table (“SCT”) totals for the following items:
For PEO, Ms. Ardrey:

Fiscal Year	SCT Total for PEO, Ms. Ardrey	Less: Grant Date Fair Value of Equity Awards in SCT	Plus: Year-End Fair Value of Outstanding and Unvested Equity Awards Granted in Fiscal Year	Plus: Fair Value of Equity Awards Vested and Granted During the Year	Plus (Less): Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Years	Plus (Less): Change in Fair Value from the Prior Year for Equity Awards Granted in Prior Year that Vested	Less: Fair Value from the Prior Year for Equity Awards Forfeited	Total—CAP

2023	$3,132,637	$(1,900,006)	$3,214,948	$—	$—	$—	$—	$4,447,579

VERA BRADLEY, INC.	2023 Proxy Statement ● 47

Pay Versus Performance Disclosure

For PEO, Mr. Wallstrom:

Fiscal Year	SCT Total for PEO, Mr. Wallstrom	Less: Grant Date Fair Value of Equity Awards in SCT	Plus: Year-End Fair Value of Outstanding and Unvested Equity Awards Granted in Fiscal Year	Plus: Fair Value of Equity Awards Vested and Granted During the Year	Plus (Less): Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Years	Plus (Less): Change in Fair Value from the Prior Year for Equity Awards Granted in Prior Year that Vested	Less: Fair Value from the Prior Year for Equity Awards Forfeited	Total—CAP

2023	$6,137,174	$(1,399,998)	$238,367	$—	$(1,131,539)	$(84,689)	$(365,197)	$3,394,118

2022	3,072,544	(1,649,992)	1,123,726	—	(829,372)	256,964	—	1,973,870

2021	2,708,765	(1,400,004)	2,899,525	—	(381,521)	(546,570)	—	3,280,195
For the average of
non-PEO
NEOs:

Fiscal Year	SCT Total for NEOs	Less: Grant Date Fair Value of Equity Awards in SCT	Plus: Year-End Fair Value of Outstanding and Unvested Equity Awards Granted in Fiscal Year	Plus: Fair Value of Equity Awards Vested and Granted During the Year	Plus (Less): Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Years	Plus (Less): Change in Fair Value from the Prior Year for Equity Awards Granted in Prior Year that Vested	Less: Fair Value from the Prior Year for Equity Awards Forfeited	Total—CAP

2023	$1,165,116	$(480,001)	$264,943	$—	$(204,610)	$(18,334)	$(165,772)	$561,342

2022	1,006,028	(374,995)	255,396	—	(197,453)	100,252	—	789,228

2021	823,565	(318,750)	660,160	—	(132,393)	(112,977)	—	919,605
The following charts illustrate the relationship between CAP, the Company’s cumulative TSR, and peer group TSR over the three most recently completed fiscal years; CAP and GAAP net (loss) income; and CAP and adjusted EPS. Fiscal 2023 includes significant items impacting comparability, as further detailed above and in the Financial Results section within the Proxy Summary of this document. For fiscal 2023, CAP for Mr. Wallstrom includes severance-related compensation and CAP for Ms. Ardrey includes a sign-on award and sign-on bonus. Refer to the Summary Compensation Table within our “Executive Compensation Discussion and Analysis” of this document for additional information.

48 ● 2023 Proxy Statement	VERA BRADLEY, INC.

Pay Versus Performance Disclosure

The following details an unranked list of the financial measures we believe
to be the most important
measures
used to link executive compensation actually paid to Company performance for fiscal 2023:

Net Revenue
Adjusted Operating Income
Adjusted EPS

VERA BRADLEY, INC.	2023 Proxy Statement ● 49

Questions and Answers About the Proxy Materials and the 2023 Annual Meeting of Shareholders

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE 2023 ANNUAL MEETING OF SHAREHOLDERS

Why am I receiving these materials?

We are providing these proxy materials to you in connection with the solicitation, by the Board of Directors of Vera Bradley, Inc. (we, us, the “Company,” or “Vera Bradley”), of proxies to be voted at the Company’s 2023 Annual Meeting of Shareholders and at any adjournments or postponements of the meeting. The Annual Meeting is scheduled to be held on Thursday, May 25, 2023 beginning at 8:00 a.m., Eastern Time, at the Company’s corporate headquarters, 12420 Stonebridge Road, Roanoke, Indiana 46783. As a shareholder, you are invited to attend the Annual Meeting and are entitled and requested to vote on the proposals described in this Proxy Statement. This Proxy Statement and the accompanying proxy card are being mailed to shareholders starting on or about April 21, 2023. The mailing address of the Company’s principal executive offices is 12420 Stonebridge Road, Roanoke, Indiana 46783.

What proposals will be voted on at the Annual Meeting?

Five proposals are scheduled to be voted on at the Annual Meeting:

•	The election of seven directors to the Board of Directors for a one-year term

•	The ratification of the appointment of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for fiscal 2024

•	The approval, on an advisory basis, of the compensation of our named executive officers (“NEOs”)

•	The approval, on an advisory basis, of the frequency of future advisory votes on the compensation of the Company’s NEOs

•	The approval of an amendment to the Company’s 2020 Equity Incentive Plan for an additional authorization of shares

Our Board of Directors is not aware of any other matter that will be presented at the Annual Meeting. If any other matter is properly presented at the Annual Meeting, the persons named on your proxy will, in the absence of your instructions to the contrary, vote the shares for which such persons have voting authority in accordance with their discretion on the matter.

What are the Board of Directors’ voting recommendations?

The Company’s Board of Directors recommends that you vote your shares:

•	“FOR” the election of each of the director nominees to the Board of Directors

•	“FOR” the ratification of the appointment of Deloitte as our independent registered public accounting firm for fiscal 2024

•	“FOR” approval of the compensation of the NEOs

•	“Every Year” on frequency of future advisory votes on compensation of the NEO’s

•	“FOR” the approval of the 2020 Equity Plan Amendment

Who is entitled to vote?

Only holders of record of our common shares at the close of business on March 31, 2023 (the “Record Date”), will be entitled to notice of and to vote at the Annual Meeting or at any postponements or adjournments thereof. If you hold your shares in “street name” and wish to vote your shares in person at the Annual Meeting, you must obtain a legal proxy from your broker, bank or other nominee (who is the shareholder of record), giving you the right to vote the shares; otherwise, your broker, bank or other nominee will vote for you pursuant to voting instructions provided by you, if any, and may vote only on routine matters. On the Record Date, 30,674,824 common shares were issued and outstanding. Each common share is entitled to one vote on each matter presented at the Annual Meeting.

What do I need to do now?

Please carefully consider the information in this Proxy Statement and respond as soon as possible so that your shares will be represented at the meeting. You can respond by following the instructions for granting a proxy to vote on the proxy card or, for shares held by your broker, bank, or other nominee on the voting instruction card that your broker, bank, or other nominee provides to you. Alternatively, you may attend the Annual Meeting and vote your shares in person, in which case, only your in-person votes will count. Remember that you will need to obtain a legal proxy from your bank, broker, or nominee if your shares are held in “street name” and you wish to vote in person at the Annual Meeting.

50 ● 2023 Proxy Statement	VERA BRADLEY, INC.

Questions and Answers About the Proxy Materials and the 2023 Annual Meeting of Shareholders

Do I need to attend the meeting?

No. You may authorize your shares to be voted by following the instructions on the proxy card or, for shares held by your broker, bank, or other nominee on the voting instruction card that your broker or other nominee provides to you.

If I wish to attend the meeting, what identification must I show to attend?

All shareholders should bring a driver’s license, passport, or other form of government-issued identification to verify their identities. In addition:

•

If your shares are held through a broker, bank, or other nominee (known as holding your shares in “street name”), you will need to bring either (1) a letter from your broker, bank, or other nominee stating that you held the Company’s shares through that institution as of the Record Date or (2) a copy of the notice of Annual Meeting document you received in the mail.

If you are a registered shareholder (meaning, your shares are held directly with the Company’s transfer agent), you do not need anything additional because we can check your name against the list of registered shareholders at the door, however, it is a good idea to bring this notice of Annual Meeting document you received in the mail. Shareholders whose shares are held jointly or through a company, group, or other institution may bring one other person with them to attend the meeting. Please understand that, for security reasons, we cannot admit to the meeting people who lack the proper identification.

How do I vote shares that are held by my broker, bank, or other nominee?

If you have shares held by a broker, bank, or other nominee, you may instruct your broker, bank, or other nominee to vote your shares by following the instructions that your broker, bank, or other nominee provides to you. Most brokers offer voting by mail, telephone, and the Internet. Shares held in street name may be voted in person by you at the Annual Meeting only if you obtain a signed proxy from the record holder giving you the right to vote the shares.

What is the quorum requirement for the Annual Meeting?

A quorum is necessary for the Company’s shareholders to conduct business at the Annual Meeting. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares entitled to vote on the Record Date will constitute a quorum, permitting us to conduct the business of the meeting. Proxies received but marked as abstentions, if any, and broker non-votes, described below, will be included in the calculation of the number of shares considered to be present at the meeting for quorum purposes.

What is the voting requirement to approve each of the proposals?

Seven directors have been nominated for election at the Annual Meeting. Directors will be elected by a plurality of the votes properly cast in the election of directors at the Annual Meeting. This means that the seven nominees who receive the largest number of “FOR” votes cast will be elected as directors. Shareholders cannot cumulate votes in the election of directors.

The proposals to (i) ratify the appointment of Deloitte as our independent registered public accounting firm, (ii) approve, on an advisory basis, the compensation of our NEOs, (iii) approve, on an advisory basis, the frequency of future votes on the compensation of our NEOs, and (iv) to approve the 2020 Plan Amendment will be approved if the votes properly cast favoring the proposal exceed the votes properly cast opposing the proposal.

The proposal for an advisory vote on the compensation of the NEOs will be approved if the votes properly cast favoring the proposal exceed the votes properly cast opposing the proposal. The votes on the compensation of our NEOs and on the frequency of future votes on the compensation of our NEOs are advisory, and the results thereof will not be binding on us, the Board of Directors, or the Compensation Committee.

What does it mean if I receive more than one proxy or voting instruction card?

It means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Who will count the vote?

A representative of Broadridge Financial Solutions, Inc., the Company’s mailing agent, will tabulate the votes. Mark C. Dely, the Company’s Secretary, will act as the inspector of election.

How are broker non-votes counted? What if I abstain?

When a proposal is not a routine matter and a brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on

VERA BRADLEY, INC.	2023 Proxy Statement ● 51

Questions and Answers About the Proxy Materials and the 2023 Annual Meeting of Shareholders

that proposal. This is called a broker non-vote. Absent instructions, your broker will NOT be able to vote your shares with respect to the election of directors, the approval of NEO compensation, the frequency of future votes on NEO compensation, or on the 2020 Plan Amendment, because these matters are considered to be “non-routine” matters. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present, but will generally have no effect on these proposals because they are not considered votes cast.

We strongly encourage you to vote your shares and exercise your right to vote as a shareholder. We also encourage all shareholders to take advantage of Internet and telephone voting in advance even if planning on attending the Annual Meeting since this will make the tabulation process easier and ensures your vote is counted if for some reason you are unable to attend.

Can I revoke my proxy or change my vote?

Yes. You may revoke your proxy or change your voting instructions at any time prior to the vote at the Annual Meeting by:

•	providing written notice to the Secretary of the Company;

•	delivering a valid, later-dated proxy or a later-dated vote on the Internet or by telephone; or

•	attending the Annual Meeting and voting in person.

Please note that your attendance in person at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request. Shares held in street name may be voted in person by you at the Annual Meeting only if you obtain a signed proxy from the record holder giving you the right to vote the shares. If your shares are held in street name, you must contact your brokerage firm, bank, or other nominee to change your vote or obtain a proxy to vote your shares if you wish to cast your votes in person at the meeting.

Who will bear the cost of soliciting votes for the Annual Meeting?

The Company is soliciting your proxy and will pay the entire cost of preparing, assembling, printing, mailing, and distributing these proxy materials. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic and facsimile transmission by our directors, officers, and employees, who will not receive any additional compensation for such solicitation activities. We may reimburse brokerage firms and other persons representing beneficial owners of our common shares for their expenses in forwarding solicitation material to such beneficial owners.

I share an address with another shareholder and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

The Company has adopted a procedure called “householding,” which the Securities and Exchange Commission (the “SEC”) has approved. Under this procedure, the Company is delivering a single copy of this Proxy Statement to multiple shareholders who share the same address unless the Company has received contrary instructions from one or more of the shareholders. This procedure is environmentally responsible and reduces the Company’s printing costs, mailing costs and fees. Shareholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, a separate copy of this Proxy Statement will be promptly delivered to any shareholder at a shared address to which the Company delivered a single copy. To receive a separate copy of this Proxy Statement, or a separate copy of future proxy statements, shareholders may write or call Broadridge Financial Solutions, Inc. at the following address and telephone number: Householding Department, 51 Mercedes Way, Edgewood, New York 11717 or 1-800-542-1061. Shareholders who hold shares in street name may contact their brokerage firm, bank, broker-dealer, or other similar organization to request information about householding.

Can I access the Company’s proxy materials and Annual Report electronically?

This Proxy Statement and copies of the Company’s Annual Report on Form 10-K for the fiscal year ended January 28, 2023, as filed with the SEC, are available to shareholders free of charge in the “Investor Relations” section of the Company’s website at www.verabradley.com or by writing to Vera Bradley, Inc., 12420 Stonebridge Road, Roanoke, Indiana 46783.

Where can I find the voting results of the Annual Meeting?

The Company will announce preliminary voting results at the Annual Meeting and publish results in a Current Report on Form 8-K within four business days of the Annual Meeting.

52 ● 2023 Proxy Statement	VERA BRADLEY, INC.

Share Ownership of Certain Beneficial Owners and Management

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding ownership of our common shares as of March 31, 2023 for the following individuals:

•	each person known to us to own beneficially more than 5% of our outstanding common shares;

•	each of our executive officers named in the summary compensation table;

•	each of our directors; and

•	all of our executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally means the power to vote or to direct disposition. Except as described below, in computing the number of shares beneficially owned by a person and the percentage ownership of that person, common shares subject to options or warrants held by that person that were currently exercisable or exercisable within 60 days of March 31, 2023, are deemed outstanding but are not deemed outstanding for computing the percentage ownership of any other person. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities. All of the shares reflected in the table are common shares.

Percentage of beneficial ownership is based on 30,674,824 common shares outstanding as of March 31, 2023. Unless otherwise indicated, the address of each beneficial owner listed below is c/o Vera Bradley, Inc., 12420 Stonebridge Road, Roanoke, Indiana 46783.

	COMMON SHARES BENEFICIALLY OWNED

NAME OF BENEFICIAL OWNER	SHARES	%
5% Beneficial Owners

Patricia R. Miller(1)	3,042,590	9.9%

P. Michael Miller(1)	3,042,590	9.9%

Joan B. Hall(2)(7)	2,675,044	8.7%

Michael C. Ray(2)(3)	2,680,477	8.7%

Anne-Marie Ray(2)(4)	2,680,477	8.7%

James B. Byrne(2)(5)	2,675,347	8.7%

Thomas F. Byrne II(2)(6)	2,675,347	8.7%

Dimensional Fund Advisors LP(8)	1,741,414	5.7%

Fund 1 Investments, LLC(9)	1,671,080	5.4%

Directors and Executive Officers

Jacqueline Ardrey	—	*

Barbara Bradley Baekgaard	28,636	*

Robert J. Hall(2)(10)	2,793,650	9.1%

Frances P. Philip	55,597	*

Edward M. Schmults	44,443	*

Mary Lou Kelley	68,445	*

Kristina Cashman	19,680	*

Carrie M. Tharp	19,680	*

Nancy R. Twine	11,379	*

John Enwright	68,384	*

Mark C. Dely	54,687	*

Robert Wallstrom(11)	346,531	1.1%

Daren Hull(11)	70,278	*

Kevin Korney(11)	45,429	*

Directors and Executive Officers as a Group (15 persons)	3,626,819	11.8%

VERA BRADLEY, INC.	2023 Proxy Statement ● 53

Share Ownership of Certain Beneficial Owners and Management

*	Represents beneficial ownership of less than one percent of the outstanding common shares.
(1)

P. Michael Miller and Patricia R. Miller are husband and wife. Collectively, they beneficially owned an aggregate of 3,042,590 common shares as of March 31, 2023. Of these shares 1,500,000 shares were held by the Miller Marital Trust of which Mrs. Miller is the trustee; 1,421,811 shares were held by Patricia R. Miller; and 120,779 shares were held by P. Michael Miller.

(2)

Michael C. Ray, Anne-Marie Ray, James B. Byrne, Thomas F. Byrne II, Robert J. Hall, and Joan B. Hall, each of whom is related by blood or marriage to Barbara Bradley Baekgaard, share voting and investment power with regard to 2,276,867 shares held by the Barbara B. Baekgaard 2009 Grantor Retained Annuity Trust (the “Baekgaard Trust”) and 31,358 shares held by the Barbara Bradley Baekgaard Family Foundation, a trust from which distributions are made exclusively to charitable organizations (the “Foundation”). In the aggregate, Michael C. Ray, Anne-Marie Ray, James B. Byrne, Thomas F. Byrne II, Robert J. Hall, and Joan B. Hall beneficially owned 3,900,146 shares as of March 31, 2023.

(3)

Represents 2,276,867 shares held by the Baekgaard Trust; 34,065 and 338,187 shares held by the Anne-Marie Ray 2017 Grantor Retained Annuity Trust #1 and the Anne-Marie Ray Revocable Trust, respectively (collectively the “Anne-Marie Trusts”), of which Mr. Ray’s spouse is the sole trustee; and 31,358 shares held by the Foundation, of which Mr. Ray’s spouse is a trustee.

(4)

Represents 2,276,867 shares held by the Baekgaard Trust; 372,252 shares held by the Anne-Marie Trusts, of which Mrs. Ray is the sole trustee; and 31,358 shares held by the Foundation, of which Mrs. Ray is a trustee.

(5)

Represents 2,276,867 shares held by the Baekgaard Trust; 31,358 shares held by the Foundation, of which Mr. Byrne is a trustee; and 34,065 and 333,057 shares held by the James B. Byrne 2017 Grantor Retained Annuity Trust #1 and James Bradley Byrne Revocable Trust, respectively, of which Mr. Byrne is the sole trustee.

(6)

Represents 2,276,867 shares held by the Baekgaard Trust; 31,358 shares held by the Foundation, of which Mr. Byrne is a trustee; and 34,065 and 333,057 shares held by the Thomas F. Byrne II 2017 Grantor Retained Annuity Trust #1 and Thomas F. Byrne II Revocable Trust, respectively, of which Mr. Byrne is the sole trustee.

(7)

Represents 2,276,867 shares held by the Baekgaard Trust; 31,358 shares held by the Foundation, of which Mrs. Hall is a trustee; and 34,065 and 332,754 shares held by the Joan Byrne Hall 2017 Grantor Retained Annuity Trust #1 and Joan Byrne Hall Revocable Trust, respectively (collectively the “Joan Byrne Hall Trusts”) of which Mrs. Hall is the sole trustee.

(8)

Information contained in the columns above and this footnote is based on a report on Schedule 13G/A filed with the SEC on February 10, 2023 by Dimensional Fund Advisors LP. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, these shares. The principal place of business for Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(9)

Information contained in the columns above and this footnote is based on a report on Schedule 13G filed with the SEC on January 10, 2023 by Fund 1 Investments, LLC. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, these shares. The principal place of business for Fund 1 Investments, LLC is 100 Carr 115 Unit 1900 Rincon, Puerto Rico 00677.

(10)

Represents 118,606 shares held by Robert J. Hall; 2,276,867 shares held by the Baekgaard Trust; 366,819 shares held by the Joan Byrne Hall Trusts, of which Mr. Hall’s spouse is the sole trustee; and 31,358 shares held by the Foundation, of which Mr. Hall’s spouse is a trustee.

(11)

Shares beneficially owned are reported based on amounts known by the Company as of December 31, 2022, January 23, 2023, and August 2, 2022, the last day of employment with the Company for Mr. Wallstrom, Mr. Hull, and Mr. Korney, respectively.

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Other Business and Additional Information

OTHER BUSINESS AND ADDITIONAL INFORMATION

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires Vera Bradley’s executive officers, directors, and persons who beneficially own more than 10% of our common shares to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Such persons are required by Commission regulations to furnish Vera Bradley with copies of all Section 16(a) forms filed by such persons. Based solely on Vera Bradley’s review of such forms furnished to it and written representations from certain reporting persons, Vera Bradley believes that all filing requirements applicable to its executive officers, directors and more than 10% shareholders were complied with during fiscal 2023, provided that, one Form 4 for director Carrie Tharp was filed untimely with respect to one transaction reported therein.

REQUIREMENTS, INCLUDING DEADLINES, FOR SUBMISSION OF PROXY PROPOSALS, NOMINATION OF DIRECTORS AND OTHER BUSINESS OF SHAREHOLDERS

In order to submit shareholder proposals for the 2024 annual meeting of shareholders for inclusion in the Company’s Proxy Statement pursuant to SEC Rule 14a-8, materials must be received by the Secretary at the Company’s principal office in Roanoke, Indiana, no later than December 23, 2023.

The proposals must comply with all of the requirements of SEC Rule 14a-8. Proposals should be addressed to: Mark C. Dely, Corporate Secretary, Vera Bradley, Inc., 12420 Stonebridge Road, Roanoke, Indiana 46783. As the rules of the SEC make clear, simply submitting a proposal does not guarantee its inclusion.

The Company’s amended and restated bylaws also establish an advance notice procedure with regard to director nominations and shareholder proposals that are not submitted for inclusion in the Proxy Statement, but that a shareholder instead wishes to present directly at an annual meeting. To properly bring before the 2024 annual meeting, a nomination or other matter the shareholder wishes to present at the meeting, the shareholder must have given written notification thereof, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Company no earlier than 120 days and not later than 90 days in advance of the date of the Company’s Proxy Statement released to shareholders in connection with the previous year’s annual meeting of shareholders. As a result, any notice given by or on behalf of a shareholder pursuant to these provisions of the Company’s amended and restated bylaws (and not pursuant to SEC Rule 14a-8) must be received no earlier than December 23, 2023, and no later than January 22, 2024. All director nominations and shareholder proposals must comply with the requirements of the Company’s amended and restated bylaws, a copy of which may be obtained at no cost from the Secretary of the Company.

Other than the five proposals described in this Proxy Statement, Vera Bradley does not expect any matters to be presented for a vote at the Annual Meeting. If you grant a proxy, the persons named as proxy holders on the proxy card will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting. If for any unforeseen reason, any one or more of Vera Bradley’s nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board of Directors.

The chair of the meeting may refuse to allow the transaction of any business not presented beforehand or to require acknowledgment of the nomination of any person not made in compliance with the foregoing procedures.

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APPENDIX A

AMENDED AND RESTATED

VERA BRADLEY, INC.

2020 EQUITY AND INCENTIVE PLAN

1.	Establishment, Objectives, and Duration

1.1.        Establishment of the Plan.    Vera Bradley, Inc., an Indiana corporation, has adopted this “Vera Bradley, Inc. 2020 Equity and Incentive Plan.” Capitalized terms will have the meanings given to them in Article 2. The Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Performance Awards, and other stock or cash-based awards.

1.2.        Objectives of the Plan.    The Plan’s purposes are to optimize the profitability and growth of the Company through short-term and long-term incentives that are consistent with the Company’s objectives and that link Participants’ interests to those of the Company’s stockholders; to give Participants an incentive for excellence in individual performance; to promote teamwork among Participants; and to give the Company a significant advantage in attracting and retaining key employees, directors, and consultants.

1.3.        Effective Date.    The Plan will be effective October 21, 2020. The Plan must be approved by the Company’s stockholders within twelve (12) months before or after the date the Plan is adopted. The Committee may make Awards and issue Shares under the Plan at any time after the Plan’s Effective Date. The Plan will remain in effect, subject to the right of the Board or the Committee to amend or terminate the Plan at any time pursuant to Article 14, until all Shares subject to the Plan have been issued or transferred according to the Plan’s provisions. In no event may an Award be granted under the Plan on or after the ten year anniversary of the Effective Date.

2.	Definitions

Whenever used in the Plan, the following terms have the meanings set forth below, and when the meaning is intended, the initial letter of the word will be capitalized.

“Advisor” means a consultant, advisor, or other independent service provider to any of the Company Parties.

“Affiliate” means any corporation that is a parent or subsidiary corporation (as Code Sections 424(e) and (f) define those terms) with respect to the Company.

“Award” means, individually or collectively, a grant under this Plan to a Participant of Nonqualified Stock Options, Incentive Stock Options, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Performance Awards, or other stock or cash-based awards.

“Award Agreement” means an agreement entered into between the Company and a Participant setting forth the terms and provisions applicable to an Award or Awards granted to the Participant.

“Board” or “Board of Directors” means the Board of Directors of the Company.

“Cause” shall have the meaning set forth in any employment, consulting, or other agreement between the Company and the Participant. If there is no employment, consulting, or other agreement between the Company and the Participant, or if such agreement does not define “Cause,” then “Cause” will mean: (i) theft or embezzlement, or attempted theft or embezzlement, of money or property of the Company or Company Parties, perpetration or attempted perpetration of fraud, or participation in a fraud or attempted fraud, on the Company or Company Parties, or unauthorized appropriation of, or attempt to misappropriate, any tangible or intangible assets or property of the Company or Company Parties; (ii) act of disloyalty, moral turpitude, or material misconduct that is injurious to the interest, property, value, operations, business or reputation of the Company or Company Parties, or conviction of a crime that results in injury to the Company or Company Parties; or (iii) repeated refusal (other than by reason of Disability) of a Participant to carry out reasonable instructions from his or her superiors or the Board. In addition, the Participant’s Service will be deemed to have terminated for Cause if, after the Participant’s Service has terminated, facts and circumstances are discovered that would have justified a termination for Cause.

“Change in Control” means a change in control of the Company as defined in the applicable Award Agreement. Notwithstanding the foregoing, if an Award, or amount payable with respect to an Award, is “deferred compensation” for purposes of Code Section 409A, and if a payment of such Award or amount would be accelerated or otherwise triggered upon a “Change in Control,” then the foregoing definition (in the applicable

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APPENDIX A

Award Agreement) is modified, only to the extent necessary to prevent the imposition of an additional tax under Code Section 409A, to mean a “change in control event” as such term is defined for purposes of Code Section 409A. For purposes of clarity, if an Award would, for example, vest and be paid on a “Change in Control” as defined herein but payment of such Award would violate the provisions of Code Section 409A, then the Award shall vest but will be paid only in compliance with its terms and Code Section 409A (i.e., upon a permissible payment event).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” means, as specified in Article 3, a Committee appointed by the Board to administer the Plan. The Committee shall consist of at least two directors who are “independent directors” within the meaning of the stock exchange or market on which the shares of Common Stock are then listed and “non-employee directors” within the meaning of Exchange Act Rule 16b-3.

“Common Stock” means the Company’s common stock, no par value per share.

“Company” means Vera Bradley, Inc., an Indiana corporation, and any successor thereto as provided in Article 16.

“Company Parties” means, collectively and without duplication, the Company and any of its Affiliates.

“Covered Employee” means a “covered employee” as that term is defined in Code Section 162(m)(3) or any successor provision.

“Designated Beneficiary” means the Person or Persons the Participant designates in a signed writing, filed with the Company, as the beneficiary of any amounts or benefits the Participant owns or is to receive under the Plan. If the Participant has not designated a beneficiary under the Plan, or if the Participant’s Designated Beneficiary is not living on the relevant date hereunder, the Company will treat the Participant’s estate as the Designated Beneficiary.

“Director” means any individual who is a member of the board of directors of the Company.

“Disability” shall have the meaning set forth in any employment, consulting, or other agreement between any of the Company Parties and the Participant which agreement shall be determinative. Only if there is no employment, consulting, or other agreement between any of the Company Parties and the Participant, or if such agreement does not define “Disability,” then “Disability” will mean (i) any permanent physical or mental incapacity or disability rendering the Participant unable or unfit to perform effectively the duties and obligations of the Participant’s Service, or (ii) any illness, accident, injury, physical or mental incapacity or other disability, which condition is expected to be permanent or long-lasting and has rendered the Participant unable or unfit to perform effectively the duties and obligations of the Participant’s Service for a period of at least 180 days in any twelve-consecutive month period (in either case, as determined in the good faith judgment of the Committee).

Notwithstanding the foregoing, if an Award, or amount payable with respect to an Award, is “deferred compensation” for purposes of Code Section 409A, and if a payment of such Award or amount would be accelerated or otherwise triggered upon a “Disability,” then the foregoing definition is modified, to the extent necessary to prevent the imposition of an additional tax under Code Section 409A, to refer to a Participant who is “disabled,” as such term is defined for purposes of Code Section 409A. For purposes of clarity, if an Award would, for example, vest and be paid on a “Disability” as defined herein but payment of such Award would violate the provisions of Code Section 409A, then the Award shall vest but will be paid only in compliance with its terms and Code Section 409A (i.e., upon a permissible payment event).

“Disqualifying Disposition” shall have the meaning set forth in Section 11.3.

“Effective Date” means October 21, 2020.

“Employee” means a person employed by the Company or an Affiliate in a common law employee-employer relationship.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

“Exercise Price” means the price at which a Participant may purchase a Share pursuant to an Option.

“Fair Market Value” means, as it relates to Common Stock, as of the relevant date: (i) the closing price of such Common Stock as reported on the principal national securities exchange on which the shares of Common Stock are then listed or, if there were no sales on such date, on the next preceding day on which there were sales or, if such Common Stock is not listed on a national

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APPENDIX A

securities exchange, the last reported bid price in the over-the-counter market; or (ii) if such Common Stock is not listed on a national securities exchange or traded in the over-the-counter market, the Board or the Committee shall determine Fair Market Value in good faith based on such considerations as the Board or the Committee deems important and consistent with Code Sections 409A and 422 (to the extent applicable).

“Incentive Stock Option” or “ISO” means an option to purchase Shares granted under Article 6 that the Committee designates as an Incentive Stock Option, and that is intended to meet the requirements of Code Section 422.

“Nonqualified Stock Option” or “NQSO” means an option to purchase Shares granted under Article 6 that is not intended to meet the requirements of Code Section 422.

“Option” means an Incentive Stock Option or a Nonqualified Stock Option, as described in Article 6.

“Owned Shares” means Shares that a Participant has acquired through the exercise of an Option or the vesting of Restricted Stock, in accordance with Article 6 or 7, and the terms of any Award Agreement.

“Participant” means a Person whom the Committee has selected to receive an Award under the Plan, pursuant to Section 5.2, or who has an outstanding Award granted under the Plan.

“Performance Award” means a right to receive cash or Shares (as determined by the Committee) upon the achievement, in whole or in part, of the applicable Performance Criteria pursuant to Article 9.

“Performance Criteria” means the objectives established by the Committee for a Performance Period for the purpose of determining the extent to which an Award of Performance Shares, Performance Awards, or Performance Units has been earned.

“Performance Period” means any period as determined by the Committee in its sole discretion. The Committee may establish different Performance Periods for different Participants, and the Committee may establish concurrent or overlapping Performance Periods.

“Performance Share” means an award with an initial value equal to the Fair Market Value on the date of grant, which is based on the Participant’s attainment of performance objectives, as described in Article 9.

“Performance Unit” means an award with an initial value established by the Committee at the time of grant, which is based on the Participant’s attainment of performance objectives, as described in Article 9.

“Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization and any governmental entity or any department, agency or political subdivision thereof.

“Plan” means the Vera Bradley, Inc. 2020 Equity and Incentive Plan, as set forth in this document, as from time to time amended.

“Restricted Period” means the period during which the transfer of Shares of Restricted Stock is limited in some way (based on the passage of time, the achievement of performance objectives, or the occurrence of other events as the Committee determines, in its discretion), and/or the Restricted Stock is not vested.

“Restricted Stock” means a contingent grant of Shares awarded to a Participant pursuant to Article 8.

“Restricted Stock Unit” or “RSU” means an Award granted under Article 8 denominated in units of Common Stock.

“Retirement” means termination of Service on or after reaching the age established by the Company as the normal retirement age in any unexpired employment, consulting or other agreement between the Participant and the Company and/or an Affiliate, or, if different, a qualified retirement plan sponsored by the Company.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Service” means the provision of services in the capacity of (i) an employee of the Company or an Affiliate, (ii) a non-employee member of the Company’s Board or the board of directors of an Affiliate, or (iii) a consultant or other independent advisor to the Company or an Affiliate.

“Shares” means shares of the Company’s Common Stock.

“Stock Appreciation Right” or “SAR” means an Award, granted alone or in connection with a related Option, designated as a SAR pursuant to the terms of Article 7.

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APPENDIX A

3.	Administration

3.1.        Plan Administration.    The Plan will be administered by the Committee that the Board designates for this purpose. If the Committee does not exist, or for any other reason determined by the Board, and to the extent not prohibited by applicable law or the applicable rules of any stock exchange and to the extent that such action does not require approval by “outside directors” to comply with applicable law, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee. The Board will appoint the Committee members, from time to time, and the Committee members will serve at the Board’s discretion. The Committee will act by a majority of its members at the time in office and eligible to vote on any particular matter, and Committee action may be taken either by a vote at a meeting or in writing without a meeting.

3.2.        Authority of the Committee.    Except as limited by law and subject to the provisions of this Plan, the Committee will have full power to: (i) select eligible Persons to participate in the Plan; (ii) determine the sizes and types of Awards; (iii) determine the terms and conditions of Awards in a manner consistent with the Plan; (iv) construe and interpret the Plan and any agreement or instrument entered into under the Plan; (v) establish, amend or waive rules and regulations for the Plan’s administration; and (vi) subject to the provisions of Article 14, amend the Plan or the terms and conditions of any outstanding Award to the extent the terms are within the Committee’s discretion under the Plan. Further, the Committee will make all other determinations that may be necessary or advisable to administer the Plan. As permitted by law and consistent with Section 3.1, the Committee may delegate some or all of its authority under the Plan.

3.3.        Decisions Binding.    All determinations and decisions made by the Committee pursuant to the provisions of the Plan will be final, conclusive and binding on all Persons, including, without limitation, the Company, its shareholders, all Affiliates, employees, Participants, and their estates and beneficiaries.

4.	Shares Subject to the Plan and Maximum Grants

4.1.        Number of Shares Available for Grants.    Subject to adjustment as provided in Section 4.3, the total number of Shares that may be issued or transferred to Participants under the Plan is 6,000,000 Shares. Subject to adjustment as provided in Section 4.3, the maximum number of Shares and Share equivalent units that may be granted during any calendar year to any one Participant under Options, SARs, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Performance Awards or any other Award is 1,000,000 Shares, which limit will apply regardless of whether the compensation is paid in Shares or in cash. The number of Shares delivered in satisfaction of Awards shall for purposes of the preceding sentence be determined to include any Shares withheld by the Company in payment of the exercise price of an Award or in satisfaction of any tax withholding obligations with respect to an Award. The foregoing limit set forth in this Section 4.1 shall be construed to comply with Code Section 422.

4.2.        Lapsed Awards.    If any Award granted under this Plan is canceled, terminates, expires, or lapses for any reason, any Shares subject to the Award will again be available for the grant of an Award under the Plan.

4.3.        Adjustments in Authorized Shares.    If the Shares, as currently constituted, are changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation (whether because of merger, consolidation, recapitalization, reclassification, split, reverse split, combination of shares, or otherwise, but not including a public offering or other capital infusion from any source) or if the number of Shares is increased through the payment of a stock dividend, provision shall be made so that the Participants shall thereafter be entitled to receive, upon vesting of such Shares, the number of Shares to which a Participant would have been entitled on such merger, consolidation, recapitalization, reclassification, split, reverse split, combination of shares or payment of stock dividend. If there is any other change in the number or kind of the outstanding Shares, of any stock or other securities into which the outstanding Shares have been changed, or for which they have been exchanged, the Committee, in its sole discretion, may adjust any Award already granted, having due regard for the qualification of ISOs under Code Section 422 and the requirements of Code Section 409A, where applicable.

Fractional Shares resulting from any adjustment in Awards pursuant to this section may be settled in cash or otherwise as the Committee determines. The Company will give notice of any adjustment to each Participant who holds an Award that has been adjusted and the adjustment (whether or not such notice is given) will be effective and binding for all Plan purposes.

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APPENDIX A

5.	Eligibility and Participation

5.1.        Eligibility.    The following Persons are eligible to receive Awards under this Plan: (i) any Employee; (ii) any Advisor; and (iii) any non-employee Director.

5.2.        Actual Participation.    The Committee will determine, within the limits set forth below, those eligible Persons to whom it will grant Awards. Each eligible Person whom the Committee has selected to receive an Award will become a Participant in the Plan upon execution of an Award Agreement.

6.	Stock Options

6.1.        Grant of Options.    Subject to the terms and provisions of the Plan, the Committee may grant (i) Incentive Stock Options to any Employee and (ii) Nonqualified Stock Options to any Employee, Advisor or non-employee Director, in the number, and upon the terms, and at any time and from time to time, as the Committee determines and sets forth in the Award Agreement.

6.2.        Award Agreement.    Each Option grant will be evidenced by an Award Agreement that specifies the duration of the Option, the number of Shares to which the Option pertains, the manner, time, and rate of exercise and/or vesting of the Option, and such other provisions as the Committee determines and sets forth in the Award Agreement. The Award Agreement will also specify whether the Option is intended to be an ISO or an NQSO.

6.3.        Exercise Price.    Each Option grant and Award Agreement will specify the Exercise Price for each Share subject to an Option, which the Committee will determine and which must be greater than or equal to (and not less than) the Fair Market Value of a Share on the date the Option is granted.

6.4.        Duration of Options.    Each Option will expire at the time determined by the Committee at the time of grant and set forth in the Award Agreement, but no later than 10 years after the date of grant.

6.5.        Exercise of Options.    Options will become vested and exercisable at such times and be subject to such restrictions and conditions as the Committee in each instance approves and sets forth in each Award Agreement.

6.6.        Payment.    The holder of an Option may exercise the Option only by delivering a written notice of exercise to the Company setting forth the number of Shares as to which the Option is to be exercised, together with full payment at the Exercise Price for the Shares as to which the Option is exercised and any withholding tax relating to the exercise of the Option.

The Exercise Price and any related withholding taxes will be payable to the Company in full by one of the following methods: (a) in cash, or its equivalent, in United States dollars; (b) if permitted in the governing Award Agreement, by tendering Shares the Participant owns and duly endorses for transfer to the Company; (c) in any combination of cash, certified or cashier’s check and Shares described in clause (b); or (d) by any other means the Committee determines to be consistent with the Plan’s purposes and applicable law.

6.7.        Restrictions on Share Transferability.    The Committee may impose such restrictions on any Shares acquired through exercise of an Option as it deems necessary or advisable, including, without limitation, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which the Shares are then listed and/or traded, and under any blue sky or state securities laws applicable to the Shares.

6.8.        Termination of Service.    Each Option Award Agreement will set forth the extent to which the Participant has the right to exercise an Option after his or her termination of Service. These terms will be determined by the Committee in its sole discretion and set forth in the Award Agreement, need not be uniform among all Options, and may reflect, without limitation, distinctions based on the reasons for termination of Service.

6.9.        Nontransferability of Options.    Except as otherwise provided in a Participant’s Award Agreement, no Option granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution or to a revocable trust. Further, except as otherwise provided in a Participant’s Award Agreement, all Options will be exercisable during the Participant’s lifetime only by the Participant or his or her guardian or legal representative. The Committee may, in its discretion, require a Participant’s guardian or legal representative to supply it with the evidence the Committee deems necessary to establish the authority of the guardian or legal representative to act on behalf of the Participant.

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APPENDIX A

6.10.        Incentive Stock Options.    Notwithstanding any other provision of this Article 6, the following special provisions shall apply to any award of Incentive Stock Options:

(a)        The Committee may award Incentive Stock Options only to Employees.

(b)        To the extent that the aggregate Fair Market Value of stock with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year (under all plans of the Company and its Affiliates) exceeds $100,000, such options shall be treated as Nonqualified Stock Options.

(c)        If the Employee to whom the Incentive Stock Option is granted is a Ten Percent Owner of the Company, then: (A) the exercise Price for each Share subject to an Option will be at least one hundred ten percent (110%) of the Fair Market Value of the Share on the Award Date; and (B) the Option will expire upon the earlier of (i) the time specified by the Committee in the Award Agreement, or (ii) the fifth anniversary of the date of grant. For this purpose, “Ten Percent Owner” means a person who owns (or is deemed within the meaning of Code Section 422(b)(6) to own) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company (or any parent or subsidiary corporations of the Company, as defined in Code Section 424(e) and (f)), as determined with respect to each Option based on the facts existing immediately prior to the Option grant date.

(d)        Notwithstanding Section 6.8, an Incentive Stock Option, to the extent exercisable, must be exercised, if at all, within three months after the Participant’s Termination of Service for a reason other than death or Disability and within twelve months after the Participant’s termination of Service for death or Disability, but in no event later than the expiration of the original term of such Option.

7.	Stock Appreciation Rights

7.1.        Grant of SARs.    Subject to the terms and conditions of the Plan, the Committee may grant SARs to any Employee, non-employee Director, or Advisor in the number, and upon the terms, and at any time and from time to time, as the Committee determines and sets forth in the Award Agreement.

7.2.        Award Agreement.    Each SAR grant will be evidenced by an Award Agreement that specifies the duration of the SAR, the number of SARs granted, the manner, time, and rate of exercise and/or vesting of the SAR, and such other provisions as the Committee determines and sets forth in the Award Agreement.

7.3.        Grant Price.    Each SAR grant and Award Agreement will specify the grant price for each SAR, which the Committee will determine and which must be greater than or equal to (and not less than) the Fair Market Value of the SAR on the date it is granted.

7.4.    Duration of SARs.    Each SAR will expire at the time determined by the Committee at the time of grant and set forth in the Award Agreement, but no later than 10 years after the date of its grant.

7.5.    Exercise of SARs.    SARs will become vested and exercisable at such times and be subject to such restrictions and conditions as the Committee in each instance approves and sets forth in each Award Agreement.

7.6.        Payment of SAR Amount.    Upon exercise of an SAR, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

(a)        the excess (or some portion of the excess as determined at the time of the grant by the Committee) if any, of the Fair Market Value on the date of exercise of the SAR over the grant price specified in the Award Agreement; by

(b)        the number of Shares as to which the SAR is exercised.

The payment upon SAR exercise may be made in cash, in Shares of equivalent Fair Market Value or in some combination of the two, as specified in the Award Agreement.

7.7.        Termination of Service.    Each Award Agreement will set forth the extent to which the Participant has the right to exercise the SAR after his or her termination of Service. These terms will be determined by the Committee in its sole discretion and set forth in the Award Agreement, need not be uniform among all SAR awards, and may reflect, without limitation, distinctions based on the reasons for termination of Service.

7.8.    Nontransferability of SARs.    Except as otherwise provided in a Participant’s Award Agreement, no SAR granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, by the laws of descent

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APPENDIX A

and distribution or to a revocable trust. Further, except as otherwise provided in a Participant’s Award Agreement, all SARs will be exercisable during the Participant’s lifetime only by the Participant or his or her guardian or legal representative. The Committee may, in its discretion, require a Participant’s guardian or legal representative to supply it with the evidence the Committee deems necessary to establish the authority of the guardian or legal representative to act on behalf of the Participant.

8.	Restricted Stock and Restricted Stock Units

8.1.        Grant of Restricted Stock or Restricted Stock Units.    Subject to the terms and provisions of the Plan, the Committee may, at any time and from time to time, grant Restricted Stock or Restricted Stock Units to Employees, Advisors, and/or non-employee Directors in such amounts as it determines and sets forth in the Award Agreement.

8.2.        Award Agreement.    Each Restricted Stock or Restricted Stock Unit grant will be evidenced by an Award Agreement that specifies the Restricted Periods, the number of Shares or units granted, the purchase price, if any, and such other provisions as the Committee determines and sets forth in the Award Agreement.

8.3.        Nontransferability.    The Restricted Stock and Restricted Stock Units granted herein may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, until the end of the applicable Restricted Period as specified in the Award Agreement, or upon earlier satisfaction of any other conditions specified by the Committee in its sole discretion and set forth in the Award Agreement. All rights with respect to Restricted Stock and Restricted Stock Units will be available during the Participant’s lifetime only to the Participant or the Participant’s guardian or legal representative. The Committee may, in its discretion, require a Participant’s guardian or legal representative to supply it with evidence the Committee deems necessary to establish the authority of the guardian or legal representative to act on behalf of the Participant.

8.4.        Other Restrictions.    The Committee may impose such other conditions and/or restrictions on any Restricted Stock or Restricted Stock Units as it deems advisable and sets forth in the applicable Award Agreement including, without limitation, restrictions based upon the achievement of specific performance objectives (Company-wide, business unit, and/or individual), time-based restrictions on vesting following the attainment of the performance objectives, and/or restrictions under applicable federal or state securities laws. The Committee may provide that restrictions established under this Section as to any given Award will lapse all at once or in installments.

The Company shall retain the certificates representing Shares of Restricted Stock in its possession until all conditions and/or restrictions applicable to the Shares have been satisfied.

8.5.        Payment of Awards.    Except as otherwise provided in this Agreement, Restricted Stock that becomes Owned Shares will be transferable by the Participant after the last day of the applicable Restricted Period.

8.6.        Voting Rights.    The applicable Award Agreement may (but is not required to) specify that Participants holding Shares of Restricted Stock may exercise any voting rights that apply to those Shares during the Restricted Period.

8.7.        Dividends and Other Distributions.    The applicable Award Agreement may specify that Participants awarded Shares of Restricted Stock hereunder will be credited with regular cash dividends, if any, paid on those Shares during the Restricted Period. Dividends may be paid currently, accrued as contingent cash obligations, or converted into additional Shares of Restricted Stock, upon such terms as the Committee establishes. The Committee may apply any restrictions it deems advisable to the crediting and payment of dividends and other distributions.

8.8.        Termination of Service.    Each Award Agreement will set forth the extent to which the Participant has the right to retain Restricted Stock or Share equivalents attributable to Restricted Stock Units after his or her termination of Service with the Company or an Affiliate. These terms will be determined by the Committee in its sole discretion and set forth in the Award Agreement, need not be uniform among all Awards of Restricted Stock or Restricted Stock Units, and may reflect, without limitation, distinctions based on the reasons for termination of Service.

8.9.        Section 83(b) Election.    The Participant will indicate to the Company whether the Participant intends to make a Section 83(b) election with respect to Restricted Stock. No such election is permitted with respect to an Award of Restricted Stock Units.

VERA BRADLEY, INC.	2023 Proxy Statement ● A-7

APPENDIX A

9.	Performance Shares, Performance Units, and Performance Awards

9.1.        Generally.    The Committee shall have the authority to grant to any Employee, Advisor, or non-employee Director Performance Shares, Performance Units, and Performance Awards. The Committee shall have the authority to determine the number of Performance Shares and the number and value of Performance Units each Participant receives for each or any Performance Period, and the Performance Criteria applicable in respect of such Performance Shares, Performance Units, and Performance Awards for each Performance Period. The Committee shall determine the duration of each Performance Period (which may differ from each other), and there may be more than one Performance Period in existence at any one time as to any Participant or all or any class of Participants. Each grant of Performance Shares, Performance Units, and Performance Awards (other than annual Awards) shall be evidenced by an Award Agreement that shall specify the number of Performance Shares and the number and value of Performance Units awarded to the Participant, the Performance Criteria applicable thereto, and such other terms and conditions not inconsistent with the Plan as the Committee shall determine. No Shares will be issued at the time an Award of Performance Shares is made, and the Company shall not be required to set aside a fund for the payment of Performance Shares or Performance Units. Subject to the terms of the Plan, Performance Awards may be granted to Participants in such amounts, subject to such Performance Criteria, and upon such terms, and at any time from time to time, as shall be determined by the Committee.

9.2.        Earned Performance Shares, Performance Units, and Performance Awards.    Performance Shares, Performance Units, and Performance Awards shall become earned, in whole or in part, based upon the attainment of specified Performance Criteria or the occurrence of any event or events, including a Change in Control, as the Committee shall determine, either at or after the grant date. In addition to the achievement of the specified Performance Criteria, the Committee may, at the grant date, condition payment of Performance Shares, Performance Units, and Performance Awards on the Participant completing a minimum period of Service following the grant date or on such other conditions as the Committee shall specify. The Committee may provide, at the time of any grant of Performance Shares or Performance Units, that if performance relative to the Performance Criteria exceeds targeted levels, the number of shares issuable in respect of each

Performance Share or the value payable in respect of each Performance Unit shall be adjusted by such multiple (not to exceed 200%) as the Committee shall specify.

9.3.        Performance Criteria.

(a)        For purposes of this Article 9, the term “Performance Criteria” shall mean any one or more of the following performance criteria, as determined by the Committee: earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; net operating profit after tax; cash flow; revenue; net revenue; sales; same store sales; income; net income; operating income; net operating income, operating margin; earnings; earnings per share; return on equity; return on investment; return on capital; return on assets; return on net assets; total shareholder return; economic profit; market share; appreciation in the fair market value, book value or other measure of value of the Company’s common stock; expense/cost control; working capital; volume/production; new products; customer satisfaction; brand development; employee retention or employee turnover; employee satisfaction or engagement; environmental, health, or other safety goals; individual performance; or strategic objectives milestones.

(b)        When establishing Performance Criteria for a Performance Period, the Committee may specify any reasonable definition of the Performance Criteria it uses. Such definitions may provide for reasonable adjustments and may include or exclude items, including but not limited to: investment gains and losses; extraordinary, unusual or non-recurring items; gains or losses on the sale of assets; effects of changes in accounting principles or the application thereof; asset impairment charges; effects of currency fluctuations; acquisitions, divestitures, or financing activities; recapitalizations, including stock splits and dividends; expenses for restructuring or productivity initiatives; discontinued operations; and other non-operating items. The Committee will have the discretion to adjust targets set for pre-established performance objectives. If applicable law allows the Committee to change the types of Performance Criteria without obtaining shareholder approval, the Committee will have sole discretion to make such changes without obtaining shareholder approval. If the Committee determines it is advisable to grant Awards that are not deductible under applicable tax law, the Committee may grant Awards that do not so qualify.

A-8 ● 2023 Proxy Statement	VERA BRADLEY, INC.

APPENDIX A

9.4.        Special Rule for Performance Criteria.    If, at the time of grant, the Committee intends an Award of Performance Shares, Performance Units, or Performance Awards to qualify as “performance-based compensation” as defined by applicable law, the Committee must establish the Performance Criteria for the applicable Performance Period no later than the 90th day after the Performance Period begins (or by such other date as may be required under applicable law).

9.5.        Certification of Attainment of Performance Criteria.    As soon as practicable after the end of a Performance Period and prior to any payment in respect of such Performance Period, the Committee shall certify in writing the number of Performance Shares, the number and value of Performance Units, or the amount of the Performance Award, that have been earned based on performance in relation to the established Performance Criteria.

9.6.        Payment of Awards.    Earned Performance Shares, Performance Awards, and the value of earned Performance Units shall be distributed to the Participant or, if the Participant has died, to the Participant’s Designated Beneficiary, as soon as practicable after the expiration of the Performance Period and the Committee’s certification under Section 9.5 above, provided that earned Performance Shares, Performance Awards, and the value of earned Performance Units shall not be distributed to a Participant until any other conditions on payment of such Awards established by the Committee have been satisfied. The Committee shall determine whether Performance Shares, Performance Awards, and the value of earned Performance Units are to be distributed in the form of cash, Shares, or a combination thereof, with the value or number of shares of Stock payable to be determined based on the Fair Market Value of the Shares on the date of the Committee’s certification under Section 9.5 above.

9.7.        Newly Eligible Participants.    Notwithstanding anything in this Article 9 to the contrary, the Committee shall be entitled to make such rules, determinations, and adjustments as it deems appropriate with respect to any Participant who becomes eligible to receive Performance Shares, Performance Units, or Performance Awards after the commencement of a Performance Period.

9.8.        Termination of Service.    Each Award Agreement will set forth the extent to which the Participant has the right to his or her Performance Shares, Performance Units, or Performance Awards after his or her termination of Service. The terms will be determined by the Committee in its sole discretion, need not be uniform among all Awards, and may reflect, without limitation, distinctions based on the reason for termination of Service.

10.	Other Stock or Cash-Based Awards

In addition to the Awards described in Articles 6 through 9, and subject to the terms of the Plan (including the limits contained in Section 4.1), the Committee may grant other incentives payable in cash or in Shares under the Plan as it determines to be in the best interests of the Company and subject to such other terms and conditions as it deems appropriate

11.	Miscellaneous

11.1.        Transferability of Award.    Except as permitted by this Article 11 or with the prior written consent of the Company, a Participant may not sell, transfer, pledge, assign or otherwise alienate or hypothecate any Award. If a Participant sells, transfers, pledges, assigns or otherwise alienates or hypothecates the Award in breach of this Section 11.1, the Company will not be required to transfer the Award on its books or to treat any such transferee as owner of the Award.

11.2.        Participant’s Rights Upon Change in Control.    The Committee may provide in the applicable Award Agreement that an Award will vest on an accelerated basis upon the Participant’s termination of Service in connection with a Change in Control or upon the occurrence of any other event that the Committee may set forth in the Award Agreement. If the Company is a party to an agreement that is reasonably likely to result in a Change in Control, such agreement may provide for: (i) the continuation of any vested Options and SARs by the Company, if the Company is the surviving corporation; (ii) the assumption of any vested Options and SARs by the surviving corporation or its parent or subsidiary; (iii) the substitution by the surviving corporation or its parent or subsidiary of equivalent awards for any vested Options and SARs; or (iv) settlement of any vested Options and SARs for the Change in Control Price (less, to the extent applicable, the per share exercise or grant price), or, if the per share exercise or grant price equals or exceeds the Change in Control Price, such vested Options and SARs shall terminate and be canceled. To the extent that Restricted Stock, Restricted Stock Units or other Awards settle in Shares in accordance with their terms upon a Change in Control, such Shares shall be entitled to receive as a result of the Change in Control transaction the same consideration as the Shares held by shareholders of the Company as a result of the Change in Control

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APPENDIX A

transaction. For purposes of this Section 11.2, Change in Control Price shall mean the Fair Market Value of a Share upon a Change in Control. To the extent that the consideration paid in any such Change in Control transaction consists all or in part of securities or other non-cash consideration, the value of such securities or other non-cash consideration shall be determined in good faith by the Committee.

Notwithstanding any of the foregoing, the Company shall not take any action with respect to an Award or portion thereof providing for “nonqualified deferred compensation” subject to Code Section 409A that would constitute an extension, acceleration, or other modification of payment terms if such change would be inconsistent with the applicable requirements of Code Section 409A.

11.3.        Disqualifying Disposition.    The Participant must notify the Company of any disposition of any Shares issued pursuant to the exercise of an ISO under the circumstances described in Code Section 421(b) (relating to certain disqualifying dispositions) (any such circumstance, a “Disqualifying Disposition”), within 10 days of such Disqualifying Disposition.

11.4.        Minimum Vesting Requirement.     Notwithstanding anything in the Plan to the contrary, equity-based Awards granted under the Plan may not become exercisable, vest or be settled, in whole or in part, prior to the one-year anniversary of the date of grant, except that: (A) the Committee may provide that Awards become exercisable, vest or settle prior to such date in the event of the Participant’s death or disability or in the event of a Change of Control (as defined herein); and (B) annual equity grants to non-employee directors that occur in connection with the Company’s annual meeting of shareholders may vest on the date of the Company’s next annual meeting. Notwithstanding the foregoing, up to 5% of the aggregate number of shares authorized for issuance under this Plan (as described in Section 3(a)) may be issued pursuant to Awards subject to any, or no, vesting conditions, as the Board determines appropriate. The Committee may, in its sole and absolute discretion, without amendment to the Plan but subject to the limitations otherwise set forth in the Plan, waive or amend the operation of Plan provisions respecting exercise after termination of Service to the Company and, except as otherwise provided herein, adjust any of the terms of any Award. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Award in the manner and to the extent it shall deem expedient to carry the Plan or any Award into effect, and it shall be the sole and final judge of such expediency. All decisions by the Board shall be final and binding on all interested persons. Neither the Company nor any member of the Board shall be liable for any action or determination relating to the Plan.

11.5.        Recoupment.    The Plan will be administered in compliance with Section 10D of the Securities Exchange Act of 1934, as amended, any applicable rules or regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which the Shares may be traded, and any Company policy adopted with respect to compensation recoupment. This Section 11.4 will not be the Company’s exclusive remedy with respect to such matters.

12.	Beneficiary Designation

Each Participant may, from time to time, name any Designated Beneficiary (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case the Participant should die before receiving any or all of his or her Plan benefits. Each beneficiary designation will revoke all prior designations by the same Participant, must be in a form prescribed by the Company, and must be made during the Participant’s lifetime. If a Designated Beneficiary predeceases the Participant or no beneficiary has been designated, benefits remaining unpaid at the Participant’s death will be paid to the Participant’s estate or other entity described in the Participant’s Award Agreement.

13.	Rights of Participants

13.1.        Service.    Nothing in the Plan will interfere with or limit in any way the right of the Company or any Affiliate to terminate any Participant’s Service at any time, or confer upon any Participant any right to continue in the Service of the Company or any Affiliate or any rights as a stockholder except as to Owned Awards.

13.2.        Participation.    No Employee, Advisor, Director or Participant will have the right to receive an Award under this Plan, or, having received any Award, to receive a future Award.

14.	Amendment, Modification and Termination

14.1.        Amendment, Modification and Termination.    The Board or the Committee may at any time and from time to time, alter, amend, modify or terminate the Plan in whole or in part; provided, however, that neither the Board nor the Committee will, without approval of the Company’s shareholders, increase the number of shares that may be issued or transferred to

A-10 ● 2023 Proxy Statement	VERA BRADLEY, INC.

APPENDIX A

Participants under the Plan as described in Section 4.1 (and subject to adjustment as provided in Section 4.3 and 14.2). Subject to the terms and conditions of the Plan, the Committee may modify, extend or renew outstanding Awards under the Plan, or accept the surrender of outstanding Awards (to the extent not already exercised) and grant new Awards in substitution of them (to the extent not already exercised). Notwithstanding the foregoing, no modification of an Award will, without the prior written consent of the Participant, materially impair any rights or obligations under any Award already granted under the Plan unless the Committee expressly reserved the right to do so at the time of the Award. Notwithstanding the foregoing, except as provided in Sections 4.3 and 14.2, the Committee will not modify any outstanding Option or SAR so as to specify a lower Exercise Price or grant price (and will not cancel an Option or SAR and substitute for it an Option or SAR with a lower Exercise or grant price), without the approval of the Company’s shareholders. In addition, except as provided in Sections 4.3 and 14.2, the Committee may not cancel an outstanding Option or SAR whose Exercise Price or grant price is equal to or greater than the current Fair Market Value of a Share and substitute for it another Award without the prior approval of the Company’s shareholders.

14.2.        Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events.    In recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.3) affecting the Company or its financial statements, or in recognition of changes in applicable laws, regulations, or accounting principles, and, whenever the Committee determines that adjustments are appropriate to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, the Committee may, using reasonable care, adjust the terms and conditions of, and the criteria included in, Awards. Notwithstanding the foregoing, no modification of an Award will, without the prior written consent of the Participant, materially impair any rights or obligations under any Award already granted under the Plan.

15.	Withholding

15.1.        Tax Withholding.    The Company will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount (either in cash or Shares, at the Company’s discretion) sufficient to satisfy any federal, state, local and/or other taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising under this Plan.

15.2.        Share Withholding.    With respect to withholding required upon the exercise of Options, upon the lapse of restrictions on Restricted Stock, or upon any other taxable event arising as a result of Awards granted hereunder, the Company may, but need not, satisfy any applicable taxes, in whole or in part, by withholding Shares having a Fair Market Value (determined on the date the Participant recognizes taxable income on the Award) equal to the amount of withholding tax determined by the Company to be necessary to be collected on the transaction. The Participant may elect, subject to the approval of the Committee, to deliver the necessary funds to satisfy the withholding obligation to the Company, in which case there will be no reduction in the Shares otherwise distributable to the Participant.

If a Participant is subject to Section 16(b) of the Exchange Act, the Company will withhold Shares only to the extent that such withholding method is not problematic under applicable law and does not have materially adverse accounting consequences. If necessary to comply with applicable law and/or to prevent materially adverse accounting consequences, the Committee shall determine which other withholding method(s) shall be used to satisfy the applicable withholding obligations.

16.	Successors

All obligations of the Company under the Plan or any Award Agreement will be binding on any successor to the Company resulting from a Change in Control.

17.	Legal Construction

17.1.        Number.    Except where otherwise indicated by the context, any plural term used in this Plan includes the singular and a singular term includes the plural.

17.2.        Severability.    If any provision of the Plan is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provision had not been included.

17.3.        Requirements of Law.    The granting of Awards and the issuance of Share and/or cash payouts under the Plan will be subject to all applicable laws, rules, and regulations and to any approvals by governmental agencies or national securities exchanges as may be required.

17.4.        Securities Law Compliance.    As to any individual who is, on the relevant date, an officer, director or ten percent beneficial owner of any class of

VERA BRADLEY, INC.	2023 Proxy Statement ● A-11

APPENDIX A

the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, all as defined under Section 16 of the Exchange Act, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 under the Exchange Act, or any successor rule. To the extent any provision of the Plan or action by the Committee fails to so comply, it will be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

17.5.        Unfunded Status of the Plan.    The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments or deliveries of Shares not yet made to a Participant by the Company, the Participant’s rights are no greater than those of a general creditor of the Company. The Committee may authorize the establishment of trusts or other arrangements to meet the obligations created under the Plan, so long as the arrangement does not cause the Plan to lose its legal status as an unfunded plan.

17.6.        Non-U.S. Based Person.    Notwithstanding any other provision of the Plan to the contrary, the Committee may make Awards to Persons who are not citizens or residents of the United States on such terms and conditions different from those specified in the Plan as may, in the Committee’s judgment, be necessary or desirable to foster and promote achievement of the Plan’s purposes. In furtherance of such purposes, the Committee may make such modifications, amendments, procedures and subplans as may be necessary or advisable to comply with provisions of laws in other countries or jurisdictions in which the Company operates or has employees.

17.7.        Other Benefits.    No Award granted under the Plan shall be considered compensation for purposes of computing benefits under any Retirement plan of the Company or an Affiliate, nor affect any benefits or compensation under any other benefit or compensation plan of the Company or an Affiliate, now or subsequently in effect.

17.8.        Compliance with Code Section 409A.    The Plan and Awards, and all amounts payable with respect to Awards, are intended to comply with, or be exempt from, Code Section 409A and the interpretative guidance thereunder and shall be construed, interpreted and administered accordingly. If an unintentional operational failure occurs with respect to Code Section 409A, any affected Participant or beneficiary shall fully cooperate with the Company to correct the failure to the extent possible in accordance with any correction procedure established by the U.S. Department of the Treasury. If a Participant is a “specified employee” (as such term is defined for purposes of Code Section 409A) at the time of his or her termination of employment, no amount that is subject to Code Section 409A and that becomes payable by reason of such termination of employment shall be paid to the Participant before the earlier of (i) the expiration of the six-month period measured from the date of the Participant’s termination of employment, and (ii) the date of the Participant’s death. A termination of employment or Service shall be deemed to occur only if it is a “separation from service” within the meaning of Code Section 409A, and references in the Plan and any Award Agreement to “termination,” “termination of employment,” “termination of Service,” or like terms shall mean a “separation from service.” A separation from service shall be deemed to occur if it is anticipated that the level of services the Participant will perform after a certain date (whether as an employee or as an independent contractor) will permanently decrease to no more than twenty percent (20%) of the average level of services provided by the Participant in the immediately preceding thirty-six (36) months.

17.9.        Governing Law.    To the extent not preempted by federal law, the Plan and all agreements hereunder will be construed and enforced in accordance with, and governed by, the laws of the State of Indiana, without giving effect to its conflict of laws principles. Participants, the Company, and Affiliates each submit and consent to the jurisdiction of the courts in the State of Indiana, County of Allen, including the Federal courts located therein, should Federal jurisdiction requirements exist in any action brought to enforce (or otherwise relating to) this Plan or an Award Agreement.

17.10.        Limitation of Liability.    Notwithstanding anything to the contrary in the Plan, none of the Company, any Affiliate, the Board or the Committee, or any person acting on behalf of the Company, any Affiliate, or the Board or the Committee, shall be liable to any Participant or to the estate or beneficiary of any Participant or to any other holder of an Award by reason of any acceleration of income, or any additional tax, asserted by reason of the failure of an Award to satisfy the requirements of Code Section 422 or Code Section 409A or by reason of Code Section 4999; provided that nothing in this Section 17.10 shall limit the ability of the Board, the Committee or the Company to provide by separate express written agreement with a Participant for a gross-up payment or other payment in connection with any such tax or additional tax.

A-12 ● 2023 Proxy Statement	VERA BRADLEY, INC.

SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above VERA BRADLEY, INC. Use the Internet to transmit your voting instructions and for electronic delivery of 12420 STONEBRIDGE ROAD information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting ROANOKE, IN 46783 date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold For All To withhold authority to vote for any All All Except individual nominee(s), mark “For All Except” and write the number(s) of the The Board of Directors recommends you vote FOR the following: nominee(s) on the line below. 0 0 0 1. To elect seven Directors for a one-year term to expire at the 2024 Annual Meeting of Shareholders. Nominees 01) Jacqueline Ardrey 02) Barbara B. Baekgaard 03) Kristina Cashman 04) Robert J. Hall 05) Mary Lou Kelley 06) Frances P. Philip 07) Carrie M. Tharp The Board of Directors recommends you vote FOR proposals 2 and 3: For Against Abstain The Board of Directors recommends you vote FOR the following proposal: For Against Abstain 2. To ratify the appointment of Deloitte & Touche LLP as our independent 0 0 0 5. To approve an amendment to the Company’s 2020 Equity Incentive Plan 0 0 0 registered public accounting firm for fiscal 2024. for an additional authorization of shares to be available for future issuance. 3. To approve, on an advisory basis, the compensation of the Company’s 0 0 0 named executive officers. The Board of Directors recommends you vote 1 YEAR on the NOTE: To transact any other business as may properly come before the following proposal: 1 year 2 years 3 years Abstain meeting or at any adjournments or postponements thereof. 4. To approve, on an advisory basis, the frequency of future 0 0 0 0 advisory votes on the compensation of the Company’s named executive officers. . 6 Yes No . 0 . 0 Please indicate if you plan to attend this meeting 0 0 R1 1 _ Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or 0000612538 partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, Form 10-K and Shareholder Letter are available at www.proxyvote.com VERA BRADLEY, INC. Annual Meeting of Shareholders Thursday, May 25, 2023 8:00 AM EDT 12420 Stonebridge Road Roanoke, Indiana 46783 This proxy is solicited on behalf of the Board of Directors of Vera Bradley, Inc. The undersigned hereby appoints Mark C. Dely and Jacqueline Ardrey, or any of them, as true and lawful agents and proxies with full power of substitution in each, to attend and represent the undersigned on all matters to come before the Annual Meeting of Shareholders and to vote as designated on the reverse side, all the common shares of Vera Bradley, Inc., held of record by the undersigned on March 31, 2023, during or at any adjournment or postponement of the Annual Meeting of Shareholders to be held at 8:00 A.M., EDT at Vera Bradley’s Corporate Headquarters, 12420 Stonebridge Road, Roanoke, Indiana 46783 on Thursday, May 25, 2023. I hereby acknowledge receipt of the Notice of Annual Meeting of Shareholders and the accompanying Proxy Statement, the terms of which are incorporated by reference, and revoke any proxy previously given by me with respect to such meeting. This proxy will be voted as directed, or if no direction is indicated, the proxy holders will vote the shares represented by this proxy “FOR ALL” director nominees under Proposal 1, “FOR” Proposal 2, “FOR” Proposal 3, every _1 YEAR_ for Proposal 4, and “FOR” Proposal 5 and in the discretion of the proxy holders on any other matter that may properly come before the meeting. R1.0.0.6 0000612538 _2 Continued and to be signed on reverse side